Exhibit 10.1

Execution Version

CLASS D PREFERRED UNIT AND WARRANT

PURCHASE AGREEMENT

DATED SEPTEMBER 25, 2019

BY AND AMONG

NGL ENERGY PARTNERS LP

AND

THE PURCHASERS NAMED ON SCHEDULE A HERETO

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Table of Contents (cont’d)

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Table of Contents (cont’d)

Schedules and Exhibits:

Schedule A	—	List of Purchasers and Commitment Amounts on the Closing Date
Schedule B	—	Allocation of Closing Fee
Exhibit A	—	Form of Amended and Restated Registration Rights Agreement
Exhibit B	—	Form of Seventh Amended and Restated Partnership Agreement
Exhibit C	—	Form of Hunton Andrews Kurth LLP Legal Opinion
Exhibit D	—	Form of General Partner Waiver
Exhibit E	—	Form of General Partner Officer’s Certificate
Exhibit F	—	Form of Purchaser Officer’s Certificate
Exhibit G	—	Form of Par Warrant
Exhibit H	—	Form of Premium Warrant
Exhibit I	—	Form of Class D Preferred Unit Representative Consent

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CLASS D PREFERRED UNIT AND WARRANT
PURCHASE AGREEMENT

CLASS D PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT dated SEPTEMBER 25, 2019 (this “Agreement”), by and among NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers listed in Schedule A attached hereto (each referred to herein as a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and each Purchaser desires to purchase from the Partnership, (i) certain Class D Preferred Units (as defined below) and (ii) certain Warrants (as defined below), in each case in accordance with the terms and conditions of this Agreement and the other Transaction Agreements, as applicable.

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Partnership and the Purchasers will amend and restate the Registration Rights Agreement, dated July 2, 2019, by and among the Partnership and the Purchasers party thereto (as amended and restated, the “Amended and Restated Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Partnership will provide the Purchasers with certain registration rights with respect to the Purchased Units, the Redemption Units and the Warrant Exercise Units (each as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01                      Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” has the meaning given to such term in Section 5.03.

“Acquisition” means the acquisition by NGL Water Solutions Permian, LLC of all of the outstanding equity interests in Hillstone Environmental Partners, LLC, a Delaware limited liability company, GGCOF HEP Blocker, LLC, a Delaware limited liability company, and GGCOF HEP Blocker II, LLC, a Delaware limited liability company.

“Acquisition Agreement” means the Equity Purchase Agreement, dated as of September 25, 2019 by and between Hillstone Environmental Partners, LLC, Water RemainCo, LLC, GGCOF HEB Blocker II, LLC, GGCOF HEP Blocker, LLC, Golden Gate Capital Opportunity Fund-A, L.P., GGCOF AIV, L.P., GGCOF HEP Blocker II Holdings, LLC (collectively, the “Hillstone Parties”), NGL Water Solutions Permian, LLC and solely for the purposes of Article VI, Article VII and Article IX, NGL Energy Partners, LP.

“Action” against a Person means any lawsuit, action, claim, injunction, proceeding, investigation, inquiry or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (a) none of the Partnership Entities, on the one hand, and any Purchaser, on the other hand, shall be considered Affiliates of each other, (b) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Purchaser or any of its Affiliates, or the direct or indirect equity owners, including limited partners of a Purchaser or any of its Affiliates, shall be considered an Affiliate of such Purchaser and (c) no portfolio company of a Purchaser or any of its Affiliates shall be considered an Affiliate of such Purchaser or any other Purchaser.

“Aggregate Purchase Price” means an amount of cash equal to $200,000,000.

“Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Amended and Restated Registration Rights Agreement” has the meaning given to such term in the recitals to this Agreement.

“Amended Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

“Anti-Corruption Law” has the meaning given to such term in Section 3.33.

“Anticipated Closing Date” has the meaning given to such term in Section 2.02.

“Assets” means all of the assets that are owned or operated by the Partnership Entities.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks located in New York, New York are authorized or obligated to close.

“Class B Preferred Units” has the meaning given to such term in the Partnership Agreement.

“Class C Preferred Units” has the meaning given to such term in the Partnership Agreement.

“Class D Preferred Units” means Class D Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Amended Partnership Agreement.

“Closing” means the consummation of the purchase and sale of the Purchased Units and Warrants on the Closing Date hereunder.

“Closing Date” has the meaning given to such term in Section 2.03.

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“Closing Fee” means a fee equal to 2.0% of the Aggregate Purchase Price.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 26, 2019, by and between the Partnership and EIG Investment Management Company, LLC, as amended from time to time.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Drop Date” has the meaning given to such term in Section 8.10(a)(vi).

“EIG Purchasers” means, collectively, EIG Neptune Equity Aggregator, L.P. and FS Energy and Power Fund and their respective permitted assigns.

“Employee Benefit Plan” has the meaning given to such term in Section 3.36.

“Environmental Laws” has the meaning given to such term in Section 3.22.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Act Regulations” means the rules and regulations of the SEC promulgated under the Exchange Act.

“Expense Notice” has the meaning given to such term in Section 2.02.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Finance Corp.” means NGL Energy Finance Corp., a Delaware corporation.

“Foundation Purchaser” means GCM Pellit Holdings, LLC.

“Funding Notice” has the meaning given to such term in Section 2.02.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership.

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“Governmental Authority” shall include the federal, country, state, county, city and political subdivisions, and any self-regulated organization or other non-governmental regulatory authority, in each case which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary or taxing authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, any of the Partnership Entities or their Properties.

“Governmental Licenses” has the meaning given to such term in Section 3.13.

“GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of February 25, 2013, as amended to date.

“Hazardous Materials” has the meaning given to such term in Section 3.22.

“Hillstone Parties” has the meaning set forth in the definition of “Acquisition Agreement”.

“Incentive Distribution Rights” has the meaning given to such term in the Partnership Agreement.

“Indemnified Party” has the meaning given to such term in Section 7.03.

“Indemnifying Party” has the meaning given to such term in Section 7.03.

“Indentures” shall mean, collectively, (i) the Indenture, dated as of October 24, 2016, by and among the Partnership, Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, (ii) the Indenture, dated as of February 22, 2017, by and among the Partnership, Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, and (iii) the Indenture, dated as of April 9, 2019, by and among the Partnership, Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, in each case, together with all supplemental indentures thereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” means, with respect to the Partnership or the General Partner, the knowledge of each officer of the General Partner, in each case, after reasonable inquiry.

“Law” or “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude, restriction on transfer or other encumbrance upon or with respect to any property of any kind.

“LTIP” means the NGL Energy Partners LP 2011 Long-Term Incentive Plan.

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“Material Contract” means each of the following types of contracts or other instruments to which any Partnership Entity is bound, or any of the Assets is subject:

(a)       any contract would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Partnership on a Current Report on Form 8-K;

(b)       agreements that either (i) during the 12-month period immediately preceding the Closing Date involve obligations of, or payments to or from, any Partnership Entity in excess of $25,000,000 or (ii) are reasonably anticipated in the 12-month period immediately following the Closing Date to involve obligations of, or payments to or from, such Partnership Entity during the 12-month period following the Closing Date in excess of $25,000,000; and

(c)       each joint venture contract, partnership agreement, limited liability company agreement or other material arrangement involving a sharing of profits, losses, costs or liabilities with a third party.

“Money Laundering Laws” has the meaning given to such term in Section 3.34.

“NYSE” means The New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” means (i) in the case of a corporation, its charter and by-laws; (ii) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (iii) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (iv) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (v) in the case of any other entity, the organizational and governing documents of such entity.

“Par Warrant” means a warrant, substantially in the form attached to this Agreement as Exhibit G, to be issued to each Purchaser at the Closing. Each such Par Warrant may be transferred separately from the Purchased Units.

“Partnership” has the meaning given to such term in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2019.

“Partnership Bank Account” means the bank account designated as such by the Partnership pursuant to the Funding Notice.

“Partnership Documents” means (i) the Secured Debt Agreement, (ii) all Indentures and (iii) all Material Contracts.

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“Partnership Entities” means the Partnership and its Subsidiaries.

“Partnership Fundamental Representations” has the meaning given to such term in Section 8.02.

“Partnership Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or together with any other changes, events or effects, has or would reasonably be expected to have a material adverse effect on (i) the legality, validity or enforceability of any Transaction Agreement, (ii) the condition (financial or otherwise), business, assets or results of operations, affairs or prospects of the Partnership Entities, considered as a single enterprise, (iii) the ability of the Partnership or the General Partner to perform its obligations under the Transaction Agreements in full on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any effect to the extent resulting or arising from: (a) any change in general economic conditions in the industries or markets in which any of the Partnership Entities operate that do not have a disproportionate effect on the Partnership Entities, considered as a single enterprise; (b) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (c) changes in GAAP or other accounting principles, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; or (d) other than for purposes of Section 3.15, the consummation of the transactions contemplated hereby.

“Partnership Related Parties” has the meaning given to such term in Section 7.02.

“Party” or “Parties” means the Partnership and the Purchasers party to this Agreement, individually or collectively, as the case may be.

“Permitted Loan” means any bona fide loans or other extensions of credit entered into by a Purchaser or any of its respective Affiliates with one or more financial institutions and secured by a pledge, hypothecation or other grant of security interest in Purchased Units, Redemption Units and/or Warrant Exercise Units and/or related assets and/or cash, cash equivalents and/or letters of credit.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Per Unit Price” means a cash purchase price of $1,000 per Purchased Unit.

“Piggyback Rights” means the rights granted to the Holders (as defined in the Amended and Restated Registration Rights Agreement) pursuant to Section 2.02 of the Amended and Restated Registration Rights Agreement.

“Placement Agent” has the meaning given to such term in Section 3.28.

“Plan” has the meaning given to such term in Section 3.36.

“Premium Warrant” means a warrant, substantially in the form attached to this Agreement as Exhibit H, to be issued to each Purchaser at the Closing. Each such Premium Warrant may be transferred separately from the Purchased Units.

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“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property).

“Purchased Units” means, with respect to each Purchaser, the number of Class D Preferred Units set forth opposite such Purchaser’s name under the heading “Purchased Units” on Schedule A hereto.

“Purchase Price” means, with respect to each Purchaser, the corresponding dollar amount set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule A hereto.

“Purchaser” and “Purchasers” have the meanings given to such terms in the introductory paragraph of this Agreement.

“Purchaser Fundamental Representations” has the meaning given to such term in Section 8.02.

“Purchaser Majority” means Purchasers entitled to purchase a majority of the Purchased Units and the Warrants on the Closing Date in accordance with Schedule A.

“Purchaser Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or together with any other changes, events or effects, has or would reasonably be expected to have a material adverse effect on the ability of a Purchaser to perform its obligations under the Transaction Agreements in full and on a timely basis.

“Purchaser Related Parties” has the meaning given to such term in Section 7.01.

“Redemption Units” means Common Units issuable upon redemption of any of the Class D Preferred Units.

“Reimbursable Expenses” has the meaning given to such term in Section 8.15.

“Repayment Event” means any event or condition that (a) gives the holder of any loan, bond, note, debenture or other evidence of indebtedness (or any Person acting directly or indirectly on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Partnership Entities, (b) triggers an obligation of any of the Partnership Entities, as the issuer or borrower party to any loan, bond, note, debenture or other evidence of indebtedness, to offer to repurchase, redeem or repay all or a portion of such indebtedness, or (c) gives any counterparty (or any Person acting directly or indirectly on such counterparty’s behalf) under any swap agreement or similar agreement or instrument to which any of the Partnership Entities is a party the right to liquidate or accelerate the payment obligations, or designate an early termination date under such agreement or instrument, as the case may be.

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“Representatives” of any Person means the Affiliates, control persons, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning given such term in Section 3.21.

“Rule 144” has the meaning given to such term in Section 4.03.

“Sanctioned Country” has the meaning given to such term in Section 3.35.

“Sanctions” has the meaning given to such term in Section 3.35.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 3.04.

“Secured Debt Agreement” shall mean the Amended and Restated Credit Agreement, dated as of February 14, 2017, by and among the Partnership, NGL Energy Operating LLC, as borrowers’ agent, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, Deutsche Bank AG, New York Branch, as technical agent, and Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, as such agreement has been amended, supplemented or otherwise modified to date.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Securities Act Regulations” means the rules and regulations of the SEC promulgated under the Securities Act.

“Subsidiary” means, as to any Person, (i) any corporation, limited liability company, general partnership or other entity (other than a limited partnership) of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, general partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (ii) any limited partnership of which (a) a majority of the voting power to elect a majority of the board of directors or board of managers of the general partner of such limited partnership and (b) a majority of the outstanding limited partner interests is at the time directly or indirectly owned or controlled by such Person.

“Taxes” means any foreign, federal, state, local or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added, production or severance taxes, escheat or unclaimed property obligations, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury regulations promulgated under the Internal Revenue Code (or any similar provisions of foreign, state or local law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract.

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“Third Party Claim” has the meaning given to such term in Section 7.03.

“Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Registration Rights Agreement, the Amended Partnership Agreement, the Warrants and any amendments, supplements, continuations or modifications thereto.

“Warrant Exercise Units” means Common Units issuable upon exercise of the Warrants.

“Warrants” means the Par Warrants and the Premium Warrants, collectively.

Section 1.02                      Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC or as otherwise permitted by applicable Law) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Article II
SALE AND PURCHASE

Section 2.01                      Sale and Purchase.

(a)               Subject to the terms and conditions hereof, the Partnership will issue and sell to each Purchaser, on the Closing Date, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership on the Closing Date, the number of Purchased Units, and the Par Warrants and Premium Warrants to purchase a number of Warrant Exercise Units, in each case as set forth opposite such Purchaser’s name on Schedule A hereto, for the cash price equal to such Purchaser’s Purchase Price as set forth opposite such Purchaser’s name on Schedule A hereto. Each Purchaser may designate an Affiliate of such Purchaser to acquire the Warrants otherwise issuable to such Purchaser at Closing and such Affiliate designee shall be deemed an assignee of all of the rights and obligations of the designating Purchaser with respect to such Warrants (other than the obligation of such Purchaser to pay such Purchaser’s Purchase Price, which shall be deemed paid upon payment of such Purchase Price by the designating Purchaser) and shall make the representations and warranties of the Purchaser in respect of the Warrants under Article IV. Any such Affiliate designee of a Purchaser shall be listed on Schedule A hereto (with a notation of the Purchaser in respect of whom it is an Affiliate designee and the Warrants (and applicable Warrant Exercise Units) to be issued to such designee at Closing).

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(b)               The Partnership further agrees that it will pay each of the following fees and expenses at the Closing: (i) to each Person set forth on Schedule B hereto, such Person’s portion of the Closing Fee in the amount set forth opposite such Person’s name on Schedule B hereto, which payments shall be made in cash by the Partnership in accordance with Section 6.02(m); and (ii) such Purchaser’s Reimbursable Expenses (as set forth in such Purchaser’s Expense Notice) up to an amount not to exceed $500,000 in the aggregate with respect to the EIG Purchasers and $167,000 in the aggregate with respect to the Foundation Purchaser, which Reimbursable Expenses shall be payable in cash by the Partnership to the relevant payees set forth in such Purchaser’s Expense Notice in accordance with Section 6.02(m) and subject to Section 8.15. The Parties agree that the Closing Fee is for services provided by the Persons set forth on Schedule B hereto to the Purchasers.

Section 2.02                     Funding Notice. On or prior to the third (3rd) Business Day prior to the date on which the Partnership reasonably anticipates Closing to occur (the “Anticipated Closing Date”), the Partnership shall deliver a written notice (the “Funding Notice”) to each of the Purchasers (a) specifying the Anticipated Closing Date, (b) directing each such Purchaser to pay the Purchase Price for its Purchased Units and Warrants by wire transfer(s) of immediately available funds to the Partnership Bank Account, prior to 10:00 a.m. Central Time on the Closing Date, and (c) specifying wiring instructions for wiring funds into the Partnership Bank Account. On or prior to the first (1st) Business Day prior to the Anticipated Closing Date and following the delivery by the Partnership of the Funding Notice, each Purchaser shall deliver a written notice (the “Expense Notice”) to the Partnership, specifying (i) the identity of each payee of such Purchaser’s Reimbursable Expenses, (ii) the amount of such Purchaser’s Reimbursable Expenses payable to each such payee, (iii) wire instructions for each such payee and (iv) wire instructions for payment of the Closing Fee to the Persons set forth on Schedule B hereto.

Section 2.03                      Closing. Subject to the terms and conditions hereof, the Closing shall take place at the offices of Hunton Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 or such other location as mutually agreed to by the Parties on the same date as, and concurrently with, the closing of the Acquisition, subject to the satisfaction or waiver of the conditions set forth in Sections 6.01(a), 6.01(b) and 6.01(c) (other than those conditions that are by their terms to be satisfied at the Closing); provided, that the date of the Closing shall not be earlier than the Anticipated Closing Date set forth in the Funding Notice unless mutually agreed by the Parties (the date of the Closing being referred to herein as the “Closing Date”).

Section 2.04                      Independent Nature of Purchasers’ Obligations and Rights. The respective representations, warranties and obligations of each Purchaser under the Transaction Agreements are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the representations and warranties or the performance of the obligations of any other Purchaser under any Transaction Agreement. The failure of any Purchaser to perform, or any waiver by any Purchaser or the Partnership of such performance, under any Transaction Agreement, shall not excuse the failure to perform by any other Purchaser or the Partnership, and the waiver by any Purchaser of performance of the Partnership under any Transaction Agreement shall not excuse the failure to perform by the Partnership with respect to any other Purchaser. Nothing contained in any Transaction Agreement, and no action taken by any Purchaser pursuant to any Transaction Agreement, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Agreements to which such Purchaser is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose; provided that any enforcement of an indemnity claim may only be initiated by holders of a majority of the Purchased Units then-outstanding.

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Section 2.05                     Allocation of Per Unit Price. For federal income tax purposes and for purposes of applying the terms of the Amended Partnership Agreement applicable to the Purchased Units, the Per Unit Price shall be allocated between the Purchased Units and the Warrants pursuant to a schedule to be provided to the Partnership by the Purchasers on the Closing Date, and the portion of the Per Unit Price allocated to the Purchased Units shall be the initial Capital Account (as such term is defined in the Amended Partnership Agreement) with respect to each Purchased Unit.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Purchasers that the representations and warranties set forth in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.

Section 3.01                      Valid Existence. The General Partner and each of the Partnership Entities has been duly formed or incorporated, as applicable, and is validly existing and in good standing under the Laws of the State or other jurisdiction of its organization and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect. The General Partner and each of the Partnership Entities is duly qualified or licensed and in good standing as a foreign corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its Properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.02                      Capitalization.

(a)               The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class D Preferred Units as reflected in the Amended Partnership Agreement, and the holders of the Purchased Units will have the rights set forth in the Amended Partnership Agreement as of the Closing. The Warrants set forth the rights of the holders thereof, and the holders thereof will have the rights set forth in the Warrants as of the Closing.

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(b)               The General Partner is the sole general partner of the Partnership and owns a 0.1% general partner interest in the Partnership, which general partner interest has been duly authorized, validly issued, fully paid and is nonassessable, in each case in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of any Liens.

(c)               As of the date of this Agreement, the only issued and outstanding limited partner interests of the Partnership consist of 128,040,420 Common Units, 12,585,642 Class B Preferred Units, 1,800,000 Class C Preferred Units, 400,000 Class D Preferred Units and the Incentive Distribution Rights. All of the outstanding limited partner interests have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). There are no limited partner interests of the Partnership that are (or will be) senior to, in right of distribution or liquidation, the Class D Preferred Units. Except as otherwise publicly disclosed, there are no accumulated but unpaid Class B Preferred Unit Distributions or Class C Preferred Unit Distributions (each as defined in the Partnership Agreement).

(d)               Except (i) for awards that have been issued under the LTIP, (ii) as expressly set forth in the Partnership Agreement and (iii) for the issuance of the Purchased Units and the Warrants pursuant to this Agreement (in each case, that have been disclosed in the SEC Documents), no options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities or ownership interests in the Partnership are outstanding on the Closing Date and there are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire ownership interests in the Partnership.

(e)               The Partnership’s currently outstanding Common Units are registered pursuant to Section 12(b) of the Exchange Act and are quoted on the NYSE, and the Partnership has taken no action designed to terminate the registration of such Common Units under the Exchange Act nor has the Partnership received any notification that the SEC is contemplating terminating such registration. The Partnership has not, in the twelve (12) months preceding the Closing Date, received notice from the NYSE to the effect that the Partnership is not in compliance with the listing or maintenance requirements of the NYSE. The Partnership is, and has no reason to believe that it will not continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Units on the NYSE. The issuance and sale of the Purchased Units and the Warrants, and the issuance of the Redemption Units in accordance with the terms of the Amended Partnership Agreement and the Warrant Exercise Units in accordance with the terms of the Warrants, in each case do not contravene NYSE rules and regulations.

Section 3.03                      Subsidiaries. All of the issued and outstanding equity interests of each of the Partnership’s Subsidiaries have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law and the Organizational Documents of such Subsidiaries) and non-assessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act and the relevant provisions of the Delaware General Corporation Law, as applicable, or the Organizational Documents of such Subsidiaries) and all such equity interests are owned by the Partnership or any of its Subsidiaries free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed pursuant to the Secured Debt Agreement). No options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities or ownership interests in any Subsidiary of the Partnership are outstanding on the Closing Date and there are no outstanding obligations of any Partnership Entity to repurchase, redeem or otherwise acquire ownership interests in any Subsidiary of the Partnership.

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Section 3.04                      SEC Documents. The Partnership has filed with the SEC all reports, schedules and statements required to be filed by it under the Exchange Act on a timely basis since August 4, 2017 (all such documents filed prior to the date hereof, collectively, the “SEC Documents”). The SEC Documents, at the time filed, (a) complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. A true and correct copy of the Partnership Agreement has been filed with the SEC as an exhibit to an SEC Document.

Section 3.05                      Financial Statements. The historical financial statements as of March 31, 2019 (and for each of the three years preceding the period ended March 31, 2019) and schedules of the Partnership (together with its consolidated or combined subsidiaries) included in or incorporated by reference in the SEC Documents present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements under the Securities Act and the Exchange Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of the Partnership Entities and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. There are no financial statements (historical or pro forma) that are required to be included in or incorporated by reference in the SEC Documents that are not so included as required; the Partnership Entities do not have any material liabilities or obligations, direct or contingent (including any off balance sheet obligations), not described in the SEC Documents; and all disclosures contained in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G and Item 10 of Regulation S-K under the Exchange Act, to the extent applicable.

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Section 3.06                      Independent Accountants. Grant Thornton LLP, who audited and certified the audited consolidated financial statements of the Partnership Entities as of March 31, 2019 and 2018 and for the years ended March 31, 2019, 2018 and 2017 (in each case, including the related notes thereto), all of which were included in or incorporated by reference in the SEC Documents, is and was during the periods covered by such financial statements an independent public accounting firm as required by the Securities Act, the Securities Act Regulations and the standards of the Public Company Accounting Oversight Board. Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of, or in connection with, any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07                      Internal Accounting Controls.

(a)               The Partnership Entities maintain effective “internal control over financial reporting” (as defined in Rule 13a-15 of the Exchange Act Regulations). The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents and is in compliance in all material respects with the SEC’s published rules, regulations and guidelines applicable thereto. Except as described in the SEC Documents, since the first day of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been (A) no material weakness (as defined in Rule 1-02 of Regulation S-X of the SEC) in the Partnership’s internal control over financial reporting (whether or not remediated), and (B) no fraud, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting and, since the end of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

(b)               The Partnership’s independent public accountants and the General Partner’s board of directors have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the SEC), if any, in the Partnership’s internal control over financial reporting or of all fraud, if any, whether or not material, involving management or other employees who have a role in the Partnership’s internal controls over financial reporting, in each case that occurred or existed, or was first detected, at any time during the three most recent fiscal years covered by the audited financial statements of the Partnership or at any time subsequent thereto.

Section 3.08                      Disclosure Controls. The Partnership maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rules 13a-15 and 15d-15 of the Exchange Act Regulations), that: (a) are designed to provide reasonable assurance that material information required to be disclosed by the Partnership, including its consolidated Subsidiaries, is recorded, processed, summarized and communicated to the principal executive officer, the principal financial officer and other appropriate officers of the General Partner to allow for timely decisions regarding required disclosure, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (b) have been evaluated for effectiveness as of June 30, 2019; and (c) are effective in all material respects to perform the functions for which they are established to the extent required by Rule 13a-15 of the Exchange Act.

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Section 3.09                      Absence of Proceedings. There is no Action now pending, or, to the Knowledge of the Partnership, threatened or contemplated, against or affecting the Partnership Entities that is required to be disclosed in the SEC Documents (other than as disclosed therein), or that might reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect or to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Partnership of its obligations under this Agreement. The aggregate of all pending Actions to which any of the Partnership Entities is a party or of which any of their respective Properties or Assets is the subject that are not described in the SEC Documents, including ordinary routine litigation incidental to the businesses of the Partnership Entities, would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of the Partnership, threatened against any of the Partnership Entities.

Section 3.10                      No Material Adverse Change. Since March 31, 2019, except as disclosed in the SEC Documents, the Partnership Entities, considered as a single enterprise, have conducted their businesses in the ordinary course, and (a) there has been no material adverse change, or any development that could reasonably be expected to have a Partnership Material Adverse Effect; (b) no Partnership Entity has incurred any liability or obligation or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Partnership Entities, taken as a whole, and no Partnership Entity has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, regardless of whether covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree, except as would not, individually or in the aggregate, result in a Partnership Material Adverse Effect; and (c) except as otherwise publicly disclosed, there has been no dividend or distribution of any kind declared, paid or made by the Partnership on its Common Units, Class B Preferred Units, Class C Preferred Units or Class D Preferred Units.

Section 3.11                      Authority; Enforceability. The Partnership and the General Partner have all necessary limited partnership and limited liability company, as applicable, power and authority to authorize, issue, sell and deliver the Purchased Units and the Warrants, and to execute, deliver and perform their obligations under the Transaction Agreements to which they are parties and to otherwise consummate the transactions contemplated thereby, in each case, in accordance with the terms and conditions set forth in such Transaction Agreements. The execution, delivery and performance by the Partnership and the General Partner of the Transaction Agreements to which they are party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action, including limited partnership action and limited liability company action, as applicable, on their part. Assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which the Partnership or the General Partner is a party will constitute the legal, valid and binding obligations of the Partnership or the General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units or the Warrants to the Purchasers.

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Section 3.12                      Approvals. No authorization, consent, approval, waiver, license, permit, order, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of the Transaction Agreements to which it is a party or the issuance and sale of the Purchased Units, the Warrant Exercise Units (upon exercise of the Warrants) or the Redemption Units, except (a) as required by the SEC in connection with the Partnership’s obligations under the Amended and Restated Registration Rights Agreement or (b) as may be required under the state securities or “Blue Sky” Laws.

Section 3.13                      Compliance with Law. None of the Partnership Entities is in violation of any Law applicable to such Partnership Entity, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. The Partnership Entities each possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, have a Partnership Material Adverse Effect, and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

Section 3.14                      Valid Issuance. The offer and sale of the Purchased Units and the limited partner interests represented thereby and the Warrants will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws (including securities Laws), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws. Upon issuance in accordance with the terms of the Warrants, the Warrant Exercise Units will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws including securities Laws, and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws. Upon issuance in accordance with the terms of the Amended Partnership Agreement, the Redemption Units will be duly authorized by the Partnership pursuant to the Amended Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Amended Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws (including securities Laws), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Amended Partnership Agreement and under applicable state and federal securities Laws.

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Section 3.15                      Absence of Defaults and Conflicts. None of the Partnership Entities is in violation, breach or in default in the performance or observance of any obligation, agreement, covenant or condition contained in (a) any of its Organizational Documents or (b) any Partnership Document, except (solely in the case of this clause (b) and solely in respect of Partnership Documents other than the Indentures and the Secured Debt Agreement) for such defaults that would not reasonably be expected, individually or in the aggregate, result in a Partnership Material Adverse Effect. Neither the execution, delivery and performance by the Partnership or the General Partner of the Transaction Agreements to which it is a party (including issuance of the Warrant Exercise Units and/or Redemption Units in accordance with the terms of the Transaction Agreements) nor the issuance and sale of the Purchased Units and the Warrants, the application of the proceeds thereof, or compliance by the Partnership or the General Partner with its obligations under the Transaction Agreements to which it is a party will, whether with or without the giving of notice or passage of time or both, (i) require any consent, approval or notice under, or will constitute a violation or breach of, or default under, the Partnership Agreement or the GP LLC Agreement, (ii) conflict with or constitute a breach or violation of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any Property of the Partnership Entities or any of the Assets pursuant to, any Partnership Documents, except (solely in the case of Partnership Documents other than the Indentures and the Secured Debt Agreement) for such conflicts, breaches, defaults or Liens that would not, individually or in the aggregate, result in a Partnership Material Adverse Effect, nor will such action (iii) result in any violation of the provisions of the Organizational Documents of any of the Partnership Entities or any applicable law, statute, rule, regulation, injunction, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Assets, the Partnership Entities or any of their respective Properties or operations.

Section 3.16                      Absence of Labor Dispute. No labor dispute with the employees of any Partnership Entity exists or, to the Knowledge of the Partnership, is imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of any Partnership Entity that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

Section 3.17                      Possession of Intellectual Property. The Partnership Entities own, possess, have valid and enforceable licenses to use, or otherwise have the right to use on reasonable terms all patents, patent rights, patent applications, licenses, copyrights, inventions, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the SEC Documents or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the SEC Documents, except where the failure to have such licenses or rights to use such intellectual property would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

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Section 3.18                      Material Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) each Material Contract is in full force and effect and is valid and enforceable by and against the parties thereto in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (b) no Partnership Entity nor, to the Knowledge of the Partnership, any other party is in default in the observance or performance of any material term or obligation to be performed by it under any Material Contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by a Partnership Entity or, to the Knowledge of the Partnership, by any other party thereto; (c) the Partnership Entities and, to the Knowledge of the Partnership, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (d) none of the Partnership Entities or any of their Subsidiaries has sent to any counterparty to a Material Contract or received from any counterparty to a Material Contract any communication (written or oral) stating an intent to terminate a Material Contract, contest the validity or enforceability of a Material Contract (or any provision thereof), or modify or renegotiate the terms of a Material Contract in manner materially adverse to the Partnership.

Section 3.19                      Possession of Licenses and Permits.  Each of the Partnership Entities possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Governmental Licenses would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect; the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to, individually or in the aggregate, result in a Partnership Material Adverse Effect.

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Section 3.20                      Title to Property. The Partnership Entities have good, indefeasible and marketable title in fee simple to, or have valid and enforceable rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Partnership Entities, in each case, free and clear of all Liens, except such as (a) are described in SEC Documents, (b) are arising under the Secured Debt Agreement or (c) do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership Entities; all real property, buildings and other improvements, and all equipment and other personal property held under valid and subsisting leases or subleases by any of the Partnership Entities is held under valid, subsisting and enforceable leases or subleases, as the case may be, with such exceptions as do not materially interfere with the use made or proposed to be made of such property by the Partnership Entities, except as would not be reasonably expected, individually or in the aggregate, to have a Partnership Material Adverse Effect. None of the Partnership Entities has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Partnership Entities under any of the leases or subleases mentioned above or affecting or questioning the rights of the Partnership Entities to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims that, if successfully asserted, would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

Section 3.21                      Rights-of-Way. Each Partnership Entity has such consents, easements, rights-of-way and licenses from any Person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the SEC Documents, subject to such qualifications as may be set forth in the SEC Documents and except for such Rights-of-Way which if not obtained would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. Subject to the limitations contained in the SEC Documents, if any, to the Knowledge of the Partnership, each of the Partnership Entities has fulfilled and performed all of its obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that, individually or in the aggregate, would not have a Partnership Material Adverse Effect. Except as described in the SEC Documents, none of such Rights-of-Way contains any restriction that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.22                      Environmental Laws. Except as described in the SEC Documents and except as would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, (a) each of the Partnership Entities is in compliance with all federal, state, local or foreign statutes, Laws, rules, regulations, ordinances or codes, including any judicial or administrative orders, consents, decrees or judgments, relating to pollution, protection of human health or safety (to the extent relating to exposure to Hazardous Materials), the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, any of the foregoing relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances defined or regulated by, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including petroleum or petroleum products, asbestos, toxic mold or radiation (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Partnership Entities have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, (c) there are no pending or, to the knowledge of the Partnership, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to, and the Partnership Entities have not received any written notice of, a violation of, or liability under, any Environmental Law against any Partnership Entity, (d) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any Partnership Entity relating to Hazardous Materials or any Environmental Laws, and (e) the Partnership Entities have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case so as to give rise to any current or future liability under any Environmental Laws.

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Section 3.23                      No Preemptive Rights; Registration Rights Priority. Except as described in the Partnership Agreement or has been otherwise waived or satisfied, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership, including (a) any of the Class D Preferred Units to be issued and sold to the Purchasers pursuant to this Agreement, (b) any Redemption Units issued redemption of the Class D Preferred Units, (c) the Warrants or (d) the Warrant Exercise Units issuable upon exercise of the Warrants. Except for such rights that have been waived or as expressly set forth in the Transaction Agreements, neither the offering or sale of the Purchased Units or the Warrants as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Partnership. Except as described in the Partnership Agreement, the Partnership has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ Piggyback Rights.

Section 3.24                      MLP Status. For the current taxable year and each taxable year during which the Partnership has been in existence, the Partnership is and has been properly treated as a partnership for United States federal income tax purposes and has, for each taxable year beginning after December 31, 2010 during which the Partnership was in existence, met the gross income requirements of Section 7704 of the Internal Revenue Code and the regulations promulgated thereunder from time to time by the U.S. Department of the Treasury.

Section 3.25                      Investment Company Status. None of the Partnership Entities is, and upon the issuance and sale of the Purchased Units and the Warrants as herein contemplated and the application of the net proceeds therefrom, none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 3.26                      No Registration Required. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV, the sale and issuance of the Purchased Units (and any Redemption Units) and the Warrants (and any Warrant Exercise Units) pursuant to the Transaction Agreements is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. The issuance and sale of the Purchased Units, the issuance of any Redemption Units upon redemption of the Class D Preferred Units and the issuance of Warrant Exercise Units upon exercise of the Warrants does not contravene the rules and regulations of the NYSE.

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Section 3.27                      No Integration. Neither the Partnership nor any of its Affiliates, nor to the Partnership’s Knowledge, any Representative of the foregoing, has, directly or indirectly through any Representative, made any offers or sales of any security of the Partnership or solicited any offers to buy any security that is or will be integrated with the sale of the Purchased Units or the Warrants in a manner that under any circumstances adversely affect reliance by the Partnership on Section 4(a)(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or would require the offer and sale of the Purchased Units or the Warrants to be registered under the Securities Act.

Section 3.28                      Certain Fees. Other than fees payable to Barclays Capital Inc. (the “Placement Agent”) for their services as placement agents and financial advisors (which fees shall be paid solely by the Partnership), no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement for which the Purchasers or any of their respective Affiliates would be liable.

Section 3.29                      Form S-3 Eligibility. The Partnership is eligible to register the resale of the Warrant Exercise Units by the Purchasers on a registration statement on Form S-3 under the Securities Act.

Section 3.30                      Tax Returns. The Partnership Entities have filed all foreign, federal, state and local tax returns that are required to be filed or have obtained extensions thereof, and all such tax returns are complete and correct in all respects, except where the failure to file or be complete and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect. The Partnership Entities have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty (in each case, whether or not shown due on a tax return), to the extent that any of the foregoing is due and payable, except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

Section 3.31                      Insurance. The Partnership Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Assets, the Partnership Entities or the Partnership Entities’ respective businesses, Properties, employees, officers and directors are in full force and effect in all material respects; the Partnership Entities are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by any Partnership Entity under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; no Partnership Entity has been refused any insurance coverage sought or applied for; and no Partnership Entity has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a comparable cost that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.

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Section 3.32                      Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Partnership, the General Partner or any of the General Partner’s directors or officers, in their capacities as such, to comply with, and such Persons are in compliance with, any and all provisions of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications and the rules and regulations of the SEC and NYSE promulgated thereunder.

Section 3.33                      Foreign Corrupt Practices Act. Neither any Partnership Entity nor, to the Knowledge of the Partnership, any director, officer, agent, employee, affiliate or other Person acting on behalf of any Partnership Entity is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by any such Person of the FCPA or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom, any other anticorruption or anti-bribery Law of Canada, or any similar laws or any other relevant jurisdiction, or the rules or regulations thereunder (collectively with the FCPA, “Anti-Corruption Law”), including any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (as defined in the FCPA or other Anti-Corruption Law), including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, in violation of applicable Anti-Corruption Law, and, to the Knowledge of the Partnership, its other Affiliates have conducted their businesses in compliance with all applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.34                      Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions where the Partnership Entities conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority or regulatory agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or regulatory agency, authority or body or any arbitrator involving the Partnership Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Partnership, threatened.

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Section 3.35                      OFAC. None of the Partnership Entities nor, to the Knowledge of the Partnership, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Partnership Entity is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State and including without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the any Partnership Entity located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”); and neither the General Partner nor the Partnership Entities will directly or indirectly use any of the proceeds from the sale of the Purchased Units or the Warrants by the Partnership pursuant to this Agreement, or lend, contribute or otherwise make available any such proceeds to any Subsidiary, joint venture partner or other person or entity (i) for the purpose of financing the activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Partnership Entity of Sanctions. For the past three (3) years, the Partnership Entities have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 3.36                      ERISA Compliance.

(a)               In each case, except as would not reasonably be excepted, individually or in the aggregate, to result in a Partnership Material Adverse Effect: (i) each Employee Benefit Plan has been established, maintained, funded and administered in compliance with its terms and applicable Laws; (ii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a current favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such plan’s qualification; (iii) no Employee Benefit Plan is and none of the Partnership Entities has any current or contingent liability or obligation under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan that is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or any “multiemployer plan” (as defined in Section 3(37) of ERISA); and (iv) no Partnership Entity has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(b)               None of the following events has occurred or exists: (A) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (B) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Partnership Entities or any Employee Benefit Plan that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (C) any breach of any contractual obligation, or any violation of Law or applicable qualification standards, with respect to the employment or compensation of employees by the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to any Employee Benefit Plans in the current fiscal year of the Partnership Entities compared to the amount of such contributions made in the most recently completed fiscal year of the Partnership; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106 or superseding guidance) of the Partnership Entities compared to the amount of such obligations in the most recently completed fiscal year of the Partnership; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Partnership Entities related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. For purposes of this paragraph and this Agreement and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, and the term “Employee Benefit Plan” means any benefit or compensation plan; program, contract, policy, agreement or arrangement, in each case with respect to which the General Partner, the Partnership or any of the Partnership’s Subsidiaries may have any liability.

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Section 3.37                      No Restrictions on Dividends. None of the Partnership Entities is a party to or otherwise bound by any instrument or agreement that currently, or as a result of the transactions contemplated by the Transaction Agreements, directly or indirectly, limits or prohibits, purports to limit or prohibit or could limit or prohibit, directly or indirectly, the Partnership from redeeming the Purchased Units pursuant to their terms or paying any dividends or making other distributions on the Purchased Units, the Redemption Units or the Warrant Exercise Units, as applicable, and no Partnership Entity is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Partnership Entity from paying any dividends or making other distributions on its limited or general partnership interests, limited liability company interests, or other equity interest, as the case may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its Properties or assets to, the Partnership or any other Subsidiary of the Partnership, in each case except as described in the SEC Documents.

Section 3.38                      Related Party Transactions. There are no direct or indirect relationships or related party transactions that exist between or among any Partnership Entity, on the one hand, and the General Partner, or any of the directors, officers, unitholders, stockholders, Affiliates, customers or suppliers of any of the Partnership Entities or the General Partner, on the other hand, that are required to be described in the SEC Documents that have not been described as required. Except as described in the SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

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Section 3.39                      Market Stabilization. None of the Partnership Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale of the Purchased Units.

Section 3.40                      Acquisition Agreement. All of the representations and warranties made by the Partnership in the Acquisition Agreement were true and correct as of the date made. To the Knowledge of the Partnership and the General Partner, all of the representations and warranties made by the sellers or any other parties other than the Partnership in the Acquisition Agreement were true and correct as of the date made, and such parties are not otherwise in material breach of the Acquisition Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself (and not with respect to any other Purchaser) as follows as of the date of this Agreement and as of the Closing Date:

Section 4.01                      Valid Existence. Such Purchaser (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 4.02                      No Consents; Violations, Etc. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser and the consummation of the transactions contemplated thereby by such Purchaser will not, whether with or without the giving of notice or passage of time or both, (a) require any consent, approval or notice under, or constitute a violation or breach of, the Organizational Documents of such Purchaser, (b) constitute a violation or breach of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, lease, loan or credit agreement or other material instrument, obligation or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, or (c) violate any provision of any Law or any order, judgment or decree of any court or Governmental Authority having jurisdiction over such Purchaser or its assets, Properties or operations, or any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority, except in the cases of clauses (b) and (c) where such violation, breach or default, would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 4.03                      Investment. The Purchased Units and the Warrants are being acquired for such Purchaser’s own account, the accounts of any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Units or the Warrants or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units, the Redemption Units, the Warrants or the Warrant Exercise Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act (“Rule 144”)).

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Section 4.04                      Nature of Purchaser. Such Purchaser represents and warrants that (a) it is an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units and the Warrants, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) it is not acquiring the Purchased Units and the Warrants with a view to, or for offer or sale in connection with, any distribution thereof that could result in such Purchaser being an “underwriter” within the meaning of section 2(11) of the Securities Act or result in any violation of the registration requirements of the Securities Act.

Section 4.05                      Receipt of Information. Such Purchaser acknowledges that it (a) has access to the SEC Documents, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters and (c) has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Purchased Units and the Warrants. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Agreement.

Section 4.06                      Restricted Securities. Such Purchaser understands that the Purchased Units and the Warrants it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the SEC promulgated under the Securities Act.

Section 4.07                      Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement.

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Section 4.08          Domestic Jurisdiction. Each Purchaser is either (a) an entity created or organized in the United States or under the law of the United States or the law of any state of the United States that is classified as either a partnership or corporation for U.S. federal income tax purposes or (b) a disregarded entity whose sole regarded owner is an entity described in clause (a).

Section 4.09          Legend. It is understood that the certificates evidencing the Purchased Units and the Warrants will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 4.10          Reliance on Exemptions. Each Purchaser understands that the Purchased Units and the Warrants are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Purchased Units and the Warrants.

Section 4.11          Authority. Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by such Purchaser of the Transaction Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part, and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which it is a party constitute the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Article V
COVENANTS

Section 5.01          Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts to promptly take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Partnership and the Purchasers agree to execute and deliver all such documents or instruments, to take all appropriate action it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by the Transaction Agreements.

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Section 5.02          Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Partnership and the Purchasers. Thereafter, neither the Partnership nor the Purchasers shall make any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.03          Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (a) file the Transaction Agreements as exhibits to Exchange Act reports and (b) disclose such information with respect to any Purchaser as required by applicable Law or the rules or regulations of the NYSE or other exchange on which securities of the Partnership are listed or traded. The Partnership shall, on or before the fourth Business Day following the date hereof, file one or more Current Reports on Form 8-K with the SEC (the “8-K Filing”) describing the terms of the transactions contemplated by the Transaction Agreements and including as exhibits to such 8-K Filing, the Transaction Agreements in the form required by the Exchange Act. Notwithstanding anything contained herein to the contrary, the Partnership shall use commercially reasonable efforts to consult with the Purchasers in preparing any public disclosure that includes information regarding a Purchaser (including the 8-K Filing) and provide Purchasers with drafts of any of the foregoing for Purchasers’ review and comment.

Section 5.04          Partnership Fees. The Partnership agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the General Partner, the Partnership or any other Partnership Entity in connection with the sale of the Purchased Units and the Warrants or the consummation of the transactions contemplated by this Agreement.

Section 5.05          Purchaser Fees. Except to the extent of any Reimbursable Expenses that are paid by the Partnership in accordance with Section 6.02(m), each Purchaser agrees, severally and not jointly, that it will indemnify and hold harmless the General Partner and the Partnership Entities from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Units and the Warrants or the consummation of the transactions contemplated by this Agreement.

Section 5.06          Use of Proceeds. The Partnership will use the net proceeds from the sale of Class D Preferred Units and Warrants under this Agreement to pay for a portion of the purchase price of the Acquisition and to pay out-of-pocket fees and expenses incurred by the Partnership in connection with the Acquisition and the transactions contemplated by this Agreement, including the Closing Fee.

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Section 5.07          Transfer Taxes. The Partnership shall be responsible for any transfer Taxes or other similar Taxes required to be paid and shall comply with all laws imposing such Taxes and any applicable reporting requirements, in each case, in connection with the sale of the Purchased Units and the Warrants by the Partnership to the Purchasers.

Section 5.08          DTC Eligibility. The Partnership will cooperate with the Purchasers and use its commercially reasonable efforts to permit the Purchased Units to be eligible for clearance and settlement through the facilities of The Depository Trust Company by the earlier of the first (1st) anniversary of Closing Date or the time by which the Purchased Units have been registered under the Securities Act; provided that the refusal by The Depositary Trust Company to grant the Purchased Units such eligibility shall not be construed as the Partnership’s failure to comply with this Section 5.08.

Section 5.09          Acquisition Agreement. The Partnership shall as promptly as practicable and in no event less than one (1) Business Day after delivery or receipt, as applicable, provide each Purchaser with a copy of any notice given or received by any Partnership Entity under the Acquisition Agreement, and shall promptly provide notice when any Partnership Entity becomes aware of any breach of the Acquisition Agreement that would be reasonably expected to give rise to a right of indemnification on behalf of a Partnership Entity or any of its Affiliates or the failure to satisfy any closing condition contained in the Acquisition Agreement, including, without limitation, any breach of any representation, warranty or covenant of Hillstone Parties, any Partnership Entity or any of the other parties to the Acquisition Agreement, as applicable, contained therein. Prior to the Closing, none of the Partnership Entities will modify, amend, or waive (including the waiver of any conditions), or provide any consent under, any provision of the Acquisition Agreement that is material to the rights of any Partnership Entity or the Purchasers without the prior written consent of a Purchaser Majority.

Article VI
CLOSING CONDITIONS

Section 6.01          Conditions to Closing.

(a)              Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of Purchased Units and Warrants at Closing shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)              no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

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(ii)              there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii)             the Warrant Exercise Units and the Redemption Units shall have been approved for listing on the NYSE, subject to notice of issuance.

(b)              Each Purchaser’s Conditions in Connection with Closing. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units and Warrants on the Closing Date in accordance with Schedule A hereto at the Closing shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by a particular Purchaser only on behalf of itself in writing, in whole or in part):

(i)              the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii)             (A) (1) the Partnership Fundamental Representations and (2) any other representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date, and (B) all other representations and warranties of the Partnership shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)            there shall not have occurred or be ongoing a Partnership Material Adverse Effect;

(iv)            the Partnership shall have concurrently with the Closing consummated the Acquisition on substantially the terms set forth in the Acquisition Agreement, with only such amendments, supplements, waivers or other modifications to the Acquisition Agreement that are not material to the rights of any Partnership Entity or the Purchasers or have been consented to by a Purchaser Majority; and

(v)             the Partnership shall have delivered, or caused to be delivered, to the Purchasers the Partnership’s closing deliveries described in Section 6.02.

(c)              The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of the Purchased Units and Warrants to each of the Purchasers shall be subject to the satisfaction on or prior to Closing Date, as applicable, of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

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(i)              each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii)              (A) (1) the Purchaser Fundamental Representations and (2) the other representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date, and (B) all other representations and warranties of such Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)            each Purchaser shall have delivered, or caused to be delivered, to the Partnership such Purchaser’s closing deliveries set forth in Section 6.03.

Section 6.02          Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Purchaser:

(a)              evidence of the Purchased Units being credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing the legend or restrictive notation set forth in Section 4.09, and meeting the requirements of the Amended Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Amended Partnership Agreement and applicable federal and state securities laws;

(b)              a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that each of the General Partner and the Partnership is in good standing;

(c)              an opinion addressed to the Purchasers from Hunton Andrews Kurth LLP, special counsel to the Partnership dated such Closing Date, substantially similar in substance to the form of opinion attached to this Agreement as Exhibit C;

(d)              the Amended and Restated Registration Rights Agreement, duly executed by the General Partner on behalf of the Partnership, in substantially the form attached to this Agreement as Exhibit A;

(e)              the Amended Partnership Agreement, duly executed by the General Partner, in substantially the form attached to this Agreement as Exhibit B;

(f)               an Officer’s Certificate, duly executed by the Chief Executive Officer or the Chief Financial Officer of the General Partner, in substantially the form attached to this Agreement as Exhibit E;

(g)              a supplemental listing application, duly submitted by the Partnership to the NYSE, pursuant to which the NYSE has approved, subject to issuance, the Warrant Exercise Units and the Redemption Units for listing by the NYSE;

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(h)              the Par Warrant duly executed by the Partnership and exercisable to purchase such number of Warrant Exercise Units set forth across from each Purchaser’s name on Schedule A hereto, subject to adjustment as provided in the terms thereof, in substantially the form attached to this Agreement as Exhibit G;

(i)              the Premium Warrant duly executed by the Partnership and exercisable to purchase such number of Warrant Exercise Units set forth across from each Purchaser’s name on Schedule A hereto, subject to adjustment as provided in the terms thereof, in substantially the form attached to this Agreement as Exhibit H;

(j)              a certificate executed by the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, certifying as to (i) the certificate of formation of the General Partner, the GP LLC Agreement, the certificate of limited partnership of the Partnership, and the Amended Partnership Agreement, (ii) board resolutions authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Transaction Agreements, setting forth the name and title and bearing the signatures of such officers;

(k)              a cross receipt, dated as of the Closing Date, executed by the Partnership confirming that the Partnership has received such Purchaser’s Purchase Price;

(l)              a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D;

(m)            (i) to the payees set forth in an Expense Notice delivered by a Purchaser to the Partnership in accordance with Section 2.02, payment by the Partnership on behalf of such Purchaser of such Purchaser’s Reimbursable Expenses to each payee set forth in such Expense Notice in the amount set forth opposite such payee’s name on such Expense Notice, in each case in cash by wire transfer of immediately available funds to the bank account or accounts set forth across such payee’s name in the Expense Notice (subject to Section 8.15), and (ii) to each Person set forth on Schedule B hereto, payment of such Person’s portion of the Closing Fee in the amount set forth opposite such Person’s name on Schedule B hereto in cash by wire transfer of immediately available funds to the bank account or accounts designated by Purchasers in the Expense Notice; and

(n)              such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

Section 6.03        Purchaser Deliveries. At Closing, subject to the terms and conditions of this Agreement, each Purchaser is delivering, or causing to be delivered, to the Partnership:

(a)              payment to the Partnership, by wire transfer(s) of immediately available funds to the Partnership Bank Account, of such Purchaser’s Purchase Price;

(b)              the Amended and Restated Registration Rights Agreement, duly executed by such Purchaser, in substantially the form attached to this Agreement as Exhibit A;

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(c)              an Officer’s Certificate, duly executed by an officer of such Purchaser, in substantially the form attached to this Agreement as Exhibit F;

(d)              the Class D Preferred Unit Representative Consent, duly executed by the Class D Unit Representative (as defined in the Partnership Agreement), in substantially the form attached to this Agreement as Exhibit I;

(e)              solely with respect to the Foundation Purchaser, a completed Internal Revenue Service Form W-9; and

(f)              a cross receipt, dated as of the Closing Date, executed by such Purchaser confirming that such Purchaser has received the Purchased Units and Warrants being purchased by such Purchaser on the Closing Date pursuant hereto.

Article VII
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01          Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all costs, losses, liabilities, damages, or expenses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein or in any certificate or instrument delivered by or on behalf of the Partnership hereunder, and in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (whether or not a party thereto), provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party has given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made); and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 7.01 (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims).

Section 7.02          Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein or in any certificate or instrument delivered by such Purchaser hereunder; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party has given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchasers shall constitute the date upon which such claim has been made); and provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 7.02 (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims); provided further, that in no event will such Purchaser be liable under this Section 7.02 for any amount in excess of the sum total of its Purchase Price as set forth opposite such Purchaser’s name on Schedule A hereto.

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Section 7.03          Indemnification Procedure. Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any third party indemnity claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such third party indemnity claim) if the third party indemnity claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the third party indemnity claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

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Section 7.04          Tax Treatment. All indemnification payments under this Article VII shall be adjustments to the Per Unit Price except as otherwise required by applicable Law.

Article VIII
MISCELLANEOUS

Section 8.01          Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under the Transaction Agreements, the expense of complying with such obligation shall be an expense of such party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by a Purchaser under the Transaction Agreements, such action shall be in such Purchaser’s sole discretion, unless otherwise specified therein. If any provision in the Transaction Agreements is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Transaction Agreements shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Agreements, and the remaining provisions shall remain in full force and effect. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. The Transaction Agreements have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

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Section 8.02          Survival of Provisions. The representations and warranties set forth in Section 3.01 (Valid Existence - General Partner and Partnership), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.10 (No Material Adverse Change), Section 3.11 (Authority; Enforceability), Section 3.14 (Valid Issuance), Section 3.23 (No Preemptive Rights; Registration Rights Priority), Section 3.24 (MLP Status), Section 3.25 (Investment Company Status), Section 3.26 (No Registration Required), Section 3.27 (No Integration), Section 3.28 (Certain Fees - Partnership) and Section 3.37 (No Restrictions on Dividends) of this Agreement (collectively, the “Partnership Fundamental Representation”), and the representations and warranties set forth in Section 4.01 (Valid Existence - Purchasers), Section 4.03 (Investment), Section 4.04 (Nature of Purchaser), Section 4.07 (Certain Fees) and Section 4.11 (Authority - Purchasers) of this Agreement (collectively, the “Purchaser Fundamental Representations”), shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is ninety (90) days following the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants made in this Agreement or any other Transaction Agreement shall survive the Closing indefinitely until fully performed in accordance with this Agreement and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units or Warrants and payment therefor and repayment, conversion, exercise, redemption or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.

Section 8.03          No Waiver; Modifications in Writing.

(a)              Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.

(b)              Specific Waiver; Amendment. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective, unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Partnership from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.

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Section 8.04           Binding Effect; Assignment.

(a)               Binding Effect. This Agreement shall be binding upon the Partnership, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)              Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of the Partnership by delivery of an agreement to be bound and a revised Schedule A. No portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of the Partnership (such consent not to be unreasonably withheld).

Section 8.05          Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)              If to any Purchaser:

To such Purchaser’s address listed on Schedule A hereto or such other address as such Purchaser shall have specified by written notice to the Partnership.

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn:	John D. Pitts, P.C.
Email:	john.pitts@kirkland.com

(b)           If to the Partnership:

6120 South Yale Avenue, Suite 805
Tulsa, OK 74136
Attention:	Kurston P. McMurray
Facsimile:	918-481-5896
Email:	kurston.mcmurray@nglep.com

With a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:	G. Michael O’Leary
Facsimile:	713-220-4285
Email:	moleary@huntonak.com

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Hunton Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:	Henry Havre
Facsimile:	713-220-4285
Email:	henryhavre@huntonak.com

or to such other address as the Partnership or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Central Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Central Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.06          Entire Agreement. This Agreement and the other Transaction Agreements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Partnership or a Purchaser set forth herein and therein. This Agreement and the other Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”

Section 8.07          Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination or performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within New York, New York. The Parties hereby submit to the non-exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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Section 8.08          Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.09          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.10          Termination.

(a)              Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing:

(i)              by the mutual written consent of the Partnership and a Purchaser Majority;

(ii)             by written notice from the Partnership or a Purchaser Majority, if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction, in each case that permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal, and such statute, rule, order, decree, regulation or action by a Governmental Authority of competent jurisdiction shall have become final and nonappealable;

(iii)            automatically without further action by any Party, if the Acquisition Agreement is terminated for any reason prior to the Closing;

(iv)            by written notice from the Partnership to a Purchaser Majority, if there have been one or more inaccuracies in, or breaches of, one or more representations, warranties, covenants or agreements made by the Purchasers in this Agreement such that the conditions in Section 6.01(c)(i) or Section 6.01(c)(ii) would not be satisfied and that have not been cured by the Purchasers within thirty (30) days after receipt by the Purchasers of written notice from the Partnership requesting such inaccuracies or breaches to be cured;

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(v)             by written notice from a Purchaser Majority to the Partnership, if there have been one or more inaccuracies in, or breaches of, one or more representations, warranties, covenants or agreements made by the Partnership in this Agreement such that the conditions in Section 6.01(b)(i) or Section 6.01(b)(ii) would not be satisfied and that have not been cured by the Partnership within thirty (30) days after receipt by the Partnership of written notice from a Purchaser Majority requesting such inaccuracies or breaches to be cured; or

(vi)            by written notice from the Partnership or a Purchaser Majority, if the Closing shall not have occurred on or before November 30, 2019 (“Outside Date”); provided, however, if the outside date of November 30, 2019 in Section 8.1(c) of the Acquisition Agreement is extended in accordance with the terms and subject to the conditions set forth the Acquisition Agreement, then the Outside Date will automatically be extended to such new outside date without any action on the part of the Parties hereto.

(b)              In the event of the termination of this Agreement as provided in Section 8.10(a), this Agreement shall forthwith become null and void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, in each case, except (i) as set forth in the immediately succeeding sentence and (ii) that this Article VIII shall survive the termination of this Agreement. In the event of such termination, there shall be no liability on the part of any Party hereto (or any Affiliates of a Party), except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any Party from (1) any liability arising from any breach by such Party of its obligations under this Agreement arising prior to such termination or (2) any liability or obligation with respect to fraud or any willful breach of this Agreement.

Section 8.11          Specific Performance. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 8.12          Exclusive Remedy. The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VII only and, to the fullest extent permitted by Law, no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.11.

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Section 8.13          No Recourse Against Others.

(a)              All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. To the fullest extent permitted by Law, no Person other than the Partnership or the Purchasers, including any equityholder, Affiliate or Representative thereof, nor any equityholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and each Purchaser hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b)              Without limiting the foregoing, to the maximum extent permitted by Law, (i) the Partnership and each Purchaser hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) the Partnership and each Purchaser disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.14          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership and the Purchasers, (and (a) for purposes of Article III and Article IV and this Section 8.14 only, the Placement Agent; (b) for purposes of Article VII only, the Purchaser Related Parties and the Partnership Related Parties; and (c) for purposes of Section 8.13 only, the Placement Agent and any equityholder, Affiliate or Representative of the Partnership or the Purchasers, or any equityholder, Affiliate or Representative of any of the foregoing), any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; it being understood and agreed, that, notwithstanding anything to the contrary contained herein, the Placement Agent shall be entitled to rely on Article III and Article IV, Section 8.13 and this Section 8.14. Notwithstanding anything to the contrary contained herein, Article III and Article IV, Section 8.13 and this Section 8.14 may not be modified, waived or terminated in any manner that impacts or is adverse in any respect to the Placement Agent without the prior written consent of the Placement Agent. Notwithstanding anything to the contrary set forth herein, the Purchasers may without the consent of any other party grant powers of attorney, operative only upon an event of default of the Partnership in respect of its obligation under Article II to deliver the Purchased Units and the Warrants to the relevant Purchaser upon payment of the relevant Purchase Price in accordance with the terms of this Agreement, to any lenders, administrative agent or collateral agent under any Permitted Loan, in each case to act on behalf of the Purchaser to enforce such obligation.

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Section 8.15          Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses; provided that, at the Closing, the Partnership shall pay, on behalf of each Purchaser in accordance with such Purchaser’s Expense Notice and Section 6.02(m), all of such Purchaser’s reasonable out-of-pocket expenses, actually incurred by such Purchaser prior to the Closing in connection with the consummation of the transactions contemplated by the Transaction Agreements (such fees and expenses, collectively, the “Reimbursable Expenses”) up to an amount not to exceed $500,000 in the aggregate for the EIG Purchasers and $167,000 in the aggregate for the Foundation Purchaser, it being understood that such expense cap shall be reduced by any amounts actually paid by the Partnership to the applicable Purchaser(s) in respect of the Reimbursable Expenses prior to the Closing.

Section 8.16          Removal of Legend. In connection with a sale of the Purchased Units, Warrants, Redemption Units or Warrant Exercise Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the Partnership and its transfer agent a broker representation letter providing to the Partnership and its transfer agent any information the Partnership deems necessary to determine that such sale is made in compliance with Rule 144, including, as may be appropriate, a certification that the applicable Purchaser is not an affiliate of the Partnership (as defined in Rule 144) and regarding the length of time the Purchased Units, Warrants, Redemption Units or Warrant Exercise Units, as applicable, have been held. Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the notation of a restricted legend, including the legend referred to in Section 4.09, from the appropriate book-entry accounts maintained by the transfer agent, and the Partnership shall bear all costs associated therewith (including paying the reasonable customary cost of any legal opinion required by the transfer agent to be rendered in connection with the removal of such legend). After a Purchaser or its permitted assigns have held the Purchased Units, Warrants, Redemption Units or Warrant Exercise Units for such time as non-affiliates (as such term is used in Rule 144) are permitted to sell without the requirement for the Partnership to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Purchased Units, Warrants, Redemption Units or Warrant Exercise Units and without volume or manner of sale restrictions under Rule 144, if the book-entry accounts for such Purchased Units, Warrants, Redemption Units or Warrant Exercise Units still bear the restrictive legend referred to in Section 4.09, the Partnership agrees, upon request of such Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.09 therefrom, and the Partnership shall bear all costs associated therewith (including paying the reasonable customary cost of any legal opinion required by the transfer agent to be rendered in connection with the removal of such legend), regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act, the Securities Act Regulations or applicable state laws, including a certification that the holder is not an affiliate of the Partnership (as defined in Rule 144) (and a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144) and to consent to the placing of an appropriate restrictive legend on the applicable Purchased Units in such case) and regarding the length of time the Purchased Units, Warrants, Redemption Units or Warrant Exercise Units have been held. The Partnership shall cooperate with the Purchasers to effect the removal of the legend referred to in Section 4.09 at any time such legend is no longer appropriate.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP:

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC,
its General Partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Signature Page to Class D Preferred Unit and Warrant Purchase Agreement

PURCHASERS:

EIG NEPTUNE EQUITY AGGREGATOR, L.P.

By:	EIG Neptune Equity GP, LLC, its general partner

By:	EIG Asset Management, LLC, its managing member

By:	/s/ Brian P. Boland
Name:	Brian P. Boland
Title:	Managing Director

By:	/s/ Michael Ravvin
Name:	Michael Ravvin
Title:	Associate Counsel

FS ENERGY AND POWER FUND

By:	FS/EIG Advisor, LLC, its investment advisor

By:	/s/ Brian P. Boland
Name:	Brian P. Boland
Title:	Authorized Person

By:	/s/ Michael Ravvin
Name:	Michael Ravvin
Title:	Authorized Person

Signature Page to Class D Preferred Unit and Warrant Purchase Agreement

GCM PELLIT HOLDINGS, LLC

By:	CFIG Holdings, LLC,
its Managing Member

By:	/s/ Todd Henigan
Name:	Todd Henigan
Title:	Authorized Signatory

Signature Page to Class D Preferred Unit and Warrant Purchase Agreement

Schedule A

Purchaser	Class D Preferred Units	Par Warrant	Premium Warrant	Purchase Price
EIG Neptune Equity Aggregator, L.P. Notice Information c/o EIG Management Company, LLC 1700 Pennsylvania Avenue NW, Suite 800 Washington, DC 20006 Attn: Brian Boland Nicholas Williams Email: brian.boland@eigpartners.com nick.williams@eigpartners.com Telephone: (202) 600-3338 (713) 615-7440 Facsimile: (202) 600-3438	118,750	2,078,125 Warrant Exercise Units.	2,968,750 Warrant Exercise Units.	$118,750,000
FS Energy and Power Fund Notice Information c/o EIG Management Company, LLC 1700 Pennsylvania Avenue NW, Suite 800 Washington, DC 20006 Attn: Eric Long Andrew P. Jamison Email: eric.long@eigpartners.com andy.jamison@eigpartners.com Telephone: (202) 600-3693 (202) 600-3380 Facsimile: (202) 600-4205	31,250	546,875 Warrant Exercise Units.	781,250 Warrant Exercise Units.	$31,250,000

GCM Pellit Holdings, LLC Notice Information c/o GCM Customized Fund Investment Group, L.P. 767 Fifth Avenue, 14th Floor New York, NY 10153 Attn: General Counsel Email: legal@gcmlp.com Telephone: (646) 362-3700 Facsimile: (646) 362-0902	50,000	875,000 Warrant Exercise Units.	1,250,000 Warrant Exercise Units.	$50,000,000

Schedule A - 1

Schedule B

Payee	Amount of Closing Fee
EIG Management Company, LLC	$2,375,000
FS/EIG Advisor, LLC	$625,000
GCM Pellit Holdings, LLC	$1,000,000

Schedule B - 1

Exhibit A

Form of Amended and Restated Registration Rights Agreement

(See Attached)

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

NGL ENERGY PARTNERS LP

AND

THE PURCHASERS NAMED HEREIN

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [__], 2019, by and among NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), EIG Neptune Equity Aggregator, L.P., a Delaware limited partnership (“Neptune”), FS Energy and Power Fund, a Delaware Statutory Trust (the “Trust” and together with Neptune, the “Initial Purchasers”) and GCM Pellit Holdings, LLC (“Foundation”) (each of the Initial Purchasers and , a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Initial Purchasers previously entered into a Registration Rights Agreement dated as of July 2, 2019 (the “Original Registration Rights Agreement”) and desire to amend and restate the Original Registration Rights Agreement to, among other things, add Foundation as a Purchaser;

WHEREAS, this Agreement is entered into in connection with the closing of the issuance and sale of the Additional Preferred Units (as defined below) and the Additional Warrants (as defined below), pursuant to the Class D Preferred Unit and Warrant Purchase Agreement, dated as of September 25, 2019 (the “Additional Purchase Agreement”), by and among the Partnership and the Purchasers;

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Additional Purchase Agreement; and

WHEREAS, it is a condition to the obligations of each Purchaser and the Partnership under the Additional Purchase Agreement that this Agreement be executed and delivered;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Additional Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Purchasers, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Purchaser or any of its Affiliates, shall be considered an Affiliate of such Purchaser. For purposes of this Agreement, any fund, entity or account managed, advised or sub-advised, directly or indirectly, by any Purchaser or any of its Affiliates or the direct or indirect equity owners, including limited partners, of such Purchaser or Affiliate, shall be considered an Affiliate of such Purchaser.

“Additional Preferred Units” means the Class D Preferred Units of the Partnership initially purchased and sold pursuant to the Additional Purchase Agreement and issued pursuant to the Seventh Partnership Agreement.

“Additional Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Additional Warrants” means the warrants purchased and sold pursuant to the Additional Purchase Agreement.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Oklahoma are authorized or required by law or other governmental action to close.

“Common Unit” has the meaning specified therefor in Article I of the Seventh Partnership Agreement.

“Common Unit Price” means $[•].

“Common Unit Registrable Securities” means the Common Units issued or issuable upon the exercise of the Warrants, and includes any type of ownership interest issued to the Holders as a result of Section 3.04 of this Agreement.

“Delay Liquidated Damages” has the meaning specified therefor in Section 2.03 of this Agreement.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the First Amended and Restated Registration Rights Agreement dated as of October 3, 2011 by and among the Partnership and the investors party thereto, as amended from time to time.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Holder” means the record holder of any Registrable Securities. In accordance with Section 3.05 of this Agreement, for purposes of determining the availability of any rights and applicability of any obligations under this Agreement, including, calculating the amount of Registrable Securities held by a Holder, a Holder’s Registrable Securities shall be aggregated together with all Registrable Securities held by other Holders who are Affiliates of such Holder.

“In-Kind LD Amount” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Initial Closing Date” means July 2, 2019.

“Initial Purchase Agreement” means the Class D Preferred Unit and Warrant Purchase Agreement, dated as of July 2, 2019, by and among the Partnership and the Initial Purchasers.

“Initial Purchasers” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Launch” has the meaning specified therefor in Section 2.04 of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“LD Period” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“LD Termination Date” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(b) of this Agreement.

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“Liquidated Damages Multiplier” means the sum of (a) the product of the Common Unit Price times the number of Warrant Common Unit Registrable Securities held by the applicable Holder plus (b) the product of the Preferred Unit Price times the number of Preferred Unit Registrable Securities held by the applicable Holder.

“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“NYSE” means The New York Stock Exchange, Inc.

“Opt-Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Piggyback Threshold Amount” means $5.0 million.

“Post-Launch Withdrawing Selling Holders” has the meaning specified therefor in Section 2.04 of this Agreement.

“Preferred Unit Price” means $1,000.

“Preferred Units” means the (a) Class D Preferred Units of the Partnership initially purchased and sold pursuant to the Initial Purchase Agreement and issued pursuant to the Sixth Partnership Agreement and (b) Class D Preferred Units of the Partnership initially purchased and sold pursuant to the Additional Purchase Agreement and issued pursuant to the Seventh Partnership Agreement.

“Preferred Unit Registrable Securities” means the Preferred Units, all of which are subject to the rights of Preferred Unit Registrable Securities provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Registrable Securities” means the Common Unit Registrable Securities and the Preferred Unit Registrable Securities.

“Registrable Securities Amount” means the calculation based on the product of the Common Unit Price times the number of Registrable Securities.

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“Registration Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Seventh Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [__], 2019.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“Sixth Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2019.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Offering Notice” has the meaning specified therefor in Section 2.04 of this Agreement.

“VWAP Price” means, for each such period of measurement, the volume weighted average closing price of a Common Unit on the national securities exchange on which the Common Units are then listed (or admitted to trading).

“Warrant” means both (i) the warrants purchased and sold pursuant to the Initial Purchase Agreement and (ii) the Additional Warrants.

“Warrant Common Unit Registrable Securities” means the Common Units issued or issuable upon the exercise of the Warrants.

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Section 1.02    Registrable Securities. Any Registrable Security shall cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)       Shelf Registration. Within 180 calendar days of the Initial Closing Date, the Partnership shall use commercially reasonable efforts to prepare and file a Shelf Registration Statement with the SEC to permit the public resale of all Registrable Securities on the terms and conditions specified in this Section 2.01 (a “Registration Statement”). The Registration Statement filed with the SEC pursuant to this Section 2.01(a) shall be on Form S-3 or, if Form S-3 is not then available to the Partnership, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement; provided, however, such Registration Statement shall not be filed on a shelf registration statement that automatically becomes effective upon filing. The Partnership shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to be declared effective within 360 calendar days after the Initial Closing Date (the “Effectiveness Deadline”). A Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Selling Holders, including by way of an Underwritten Offering, if such an election has been made pursuant to Section 2.04 of this Agreement. During the Effectiveness Period, the Partnership shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until the date on which all Registrable Securities have ceased to be Registrable Securities. The Partnership shall prepare and file a supplemental listing application with the NYSE (or such other national securities exchange on which the Warrant Common Unit Registrable Securities are then listed and traded) to list the Warrant Common Unit Registrable Securities covered by a Registration Statement and shall use commercially reasonable efforts to have such Warrant Common Unit Registrable Securities approved for listing on the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) by the Effective Date of such Registration Statement, subject only to official notice of issuance. Within two Business Days of the Effective Date of a Registration Statement, the Partnership shall notify the Selling Holders of the effectiveness of such Registration Statement.

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When effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). If the Managing Underwriter of any proposed Underwritten Offering of Registrable Securities (other than an Underwritten Offering of Included Registrable Securities pursuant to Section 2.02) advises the Partnership that the inclusion of all of the Selling Holders’ Registrable Securities that the Selling Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Registrable Securities, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Selling Holders, allocated among such Selling Holders pro rata on the basis of the number of Registrable Securities held by each such Selling Holder or in such other manner as such Selling Holders may agree, and (ii) second, to any other holder of securities of the Partnership having rights of registration that are neither expressly senior nor subordinated to the Holders in respect of the Registrable Securities.

(b)       Failure to Go Effective. If a Registration Statement required to be filed by Section 2.01(a) is not declared effective on or prior to the Effectiveness Deadline, then each Holder shall be entitled to a payment in cash (with respect to each Registrable Security held by the Holder), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, which shall accrue daily, for the first 60 calendar days immediately following the Effectiveness Deadline, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-calendar-day period, which shall accrue daily, for each subsequent 30-calendar-day period (i.e., 0.5% for 61-90 calendar days, 0.75% for 91-120 calendar days and 1.00% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-calendar-day period, until such time as such Registration Statement is declared effective or when the Registrable Securities covered by such Registration Statement cease to be Registrable Securities (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within 10 Business Days after the end of each such 30-calendar-day period. Any Liquidated Damages shall be paid to each Holder in immediately available funds; provided, however, if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment would result in a breach of any covenant or constitute a default under a credit facility, indenture, note purchase agreement or other debt instrument filed as an exhibit to the Partnership’s periodic reports filed with the SEC, then the Partnership may pay such Liquidated Damages using as much cash as permitted without breaching any such credit facility or other debt instrument and shall pay the balance of such Liquidated Damages (the “In-Kind LD Amount”) in kind in the form of the issuance of additional Common Units. Prior to any issuance of Common Units as Liquidated Damages, the Partnership shall promptly (A) prepare and file an amendment to such Registration Statement prior to its effectiveness adding such Common Units to such Registration Statement as additional Registrable Securities and (B) prepare and file a supplemental listing application with the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) to list such additional Common Units. The determination of the number of Common Units to be issued as Liquidated Damages shall be equal to the In-Kind LD Amount divided by the VWAP Price calculated for the consecutive 10 trading day period ending on the close of trading on the trading day immediately preceding the date on which the Liquidated Damages payment is due, less a discount to such average closing price of 7.0%. The accrual of Liquidated Damages to a Holder shall cease (an “LD Termination Date,” and, each such period beginning on an Effectiveness Deadline and ending on an LD Termination Date being, an “LD Period”) at the earlier of (1) the Registration Statement being declared effective and (2) when the Holder’s Registrable Securities covered by such Registration Statement cease to be Registrable Securities. Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during an LD Period. If the Partnership is unable to cause a Registration Statement to be declared effective on or prior to the Effectiveness Deadline as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and each Holder may individually grant or withhold its consent to such request in its discretion. Nothing in this Section 2.01(b) shall relieve the Partnership from its obligations under Section 2.01(a).

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Section 2.02    Piggyback Rights.

(a)       Participation. So long as a Holder has Common Unit Registrable Securities, if the Partnership proposes to file (i) a shelf registration statement other than a Registration Statement contemplated by Section 2.01(a), (ii) a prospectus supplement to an effective shelf registration statement relating to the sale of equity securities of the Partnership for its own account or that of another Person, or both, other than a Registration Statement contemplated by Section 2.01(a) and Holders may be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement, in each case, for the sale of Common Units in an Underwritten Offering for its own account or that of another Person, or both, then promptly following the selection of the Managing Underwriter for such Underwritten Offering, the Partnership shall give notice of such Underwritten Offering to each Holder (together with its Affiliates) holding at least the Piggyback Threshold Amount of the then-outstanding Common Unit Registrable Securities (calculated based on the Common Unit Price) and such notice shall offer such Holders the opportunity to include in such Underwritten Offering such number of Common Unit Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that (A) the Partnership shall not be required to provide such opportunity to any such Holder that does not offer a minimum of the Piggyback Threshold Amount of Common Unit Registrable Securities (based on the Common Unit Price), or such lesser amount if it constitutes the remaining holdings of such Holder, and (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Common Unit Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then (x) if no Common Unit Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, the Partnership shall not be required to offer such opportunity to the Holders or (y) if any Common Unit Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Common Unit Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Any notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder. Each such Holder shall then have five Business Days (or three Business Days in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Common Unit Registrable Securities in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Common Unit Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.02(a).

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(b)       Priority. If the Managing Underwriter of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities pursuant to this Section 2.02 advises the Partnership that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number of Common Units that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Unit Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership or other party or parties requesting or initiating such registration or to any other holder of securities of the Partnership having rights of registration pursuant to the Existing Registration Rights Agreement and (ii) second, by the Selling Holders who have requested participation in such Underwritten Offering and by the other holders of Common Units (other than holders of Common Unit Registrable Securities) with registration rights entitling them to participate in such Underwritten Offering, allocated among such Selling Holders and other holders pro rata on the basis of the number of Common Unit Registrable Securities or Common Units proposed to be sold by each applicable Selling Holder or other holder in such Underwritten Offering (based, for each such participant, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such participant in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all participants in such Underwritten Offering) or in such manner as they may agree. The allocation of Common Units to be included in any Underwritten Offering other than an Underwritten Offering involving Included Registrable Securities pursuant to this Section 2.02 shall be governed by Section 2.01(a).

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(c)       Termination of Piggyback Registration Rights. Each Holder’s rights under this Section 2.02 shall terminate upon such Holder ceasing to hold at least the Piggyback Threshold Amount of Common Unit Registrable Securities (calculated based on the Common Unit Price).

Section 2.03    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to (i) all Holders, delay the filing of a Registration Statement required under Section 2.01(a), or (ii) any Selling Holder whose Registrable Securities are included in a Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if the Partnership (x) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the General Partner determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Registration Statement or other registration statement or (y) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the General Partner, would materially adversely affect the Partnership; provided, however, in no event shall (A) filing of such Registration Statement be delayed under clauses (x) or (y) of this Section 2.03 for a period that exceeds 90 calendar days or (B) such Selling Holders be suspended under clauses (x) or (y) of this Section 2.03 from selling Registrable Securities pursuant to such Registration Statement or other registration statement for a period that exceeds an aggregate of 45 calendar days in any 180 calendar-day period or 90 calendar days in any 365 calendar-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice, but in any event within one Business Day of such disclosure or termination, to the Selling Holders whose Registrable Securities are included in such Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

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If (i) the Selling Holders shall be prohibited or prevented from selling their Registrable Securities under a Registration Statement or other registration statement contemplated by this Agreement as a result of a delay or suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein or (ii) a Registration Statement or other registration statement contemplated by this Agreement is filed and is declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 60 calendar days by a post-effective amendment thereto, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or the Registration Statement required under Section 2.01(a), a post-effective amendment, supplement or report is filed with the SEC, but not including any day on which a suspension is lifted or such Registration Statement, amendment, supplement or report is filed with the SEC, if applicable, each Selling Holder shall be entitled to a payment (with respect to each Registrable Security) from the Partnership, as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-calendar-day period, which shall accrue daily, for the first 60 calendar days immediately following the earlier of (x) the date on which the suspension or delay period exceeded the permitted period and (y) the 31st calendar day after such Shelf Registration Statement ceased to be effective or failed to be usable for its intended purposes, with such payment amount increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period, which shall accrue daily, for each subsequent 30-calendar-day period (i.e., 0.5% for 61-90 calendar days, 0.75% for 91-120 calendar days and 1.00% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Delay Liquidated Damages”). For purposes of this paragraph, a suspension or delay shall be deemed lifted with respect to a Selling Holder on the date that (A) notice that the suspension has been terminated is delivered to such Selling Holder, (B) the Registration Statement required under Section 2.01(a) is filed with the SEC, or (C) a post-effective amendment or supplement to the prospectus or report is filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Any Delay Liquidated Damages shall cease to accrue pursuant to this paragraph upon the earlier of (1) a suspension or delay being deemed lifted and (2) when such Selling Holder no longer holds Registrable Securities included in such Registration Statement, and shall be payable within 10 Business Days after the end of each such 30-day period. Any amount of Delay Liquidated Damages shall be prorated for any period of less than 30 calendar days in which the payment of Delay Liquidated Damages ceases. Any Delay Liquidated Damages shall be paid to each Selling Holder in immediately available funds.

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Section 2.04    Underwritten Offerings. In the event that any Holder or Holders that are Affiliates of each other (the “Electing Holders”) elect to include, other than pursuant to Section 2.02 of this Agreement, at least the lesser of (i) $15.0 million of Common Unit Registrable Securities in the aggregate (calculated based on the expected gross proceeds of the Underwritten Offering of such Common Unit Registrable Securities) and (ii) 100% of the then outstanding Common Unit Registrable Securities held by such Electing Holders under a Registration Statement pursuant to an Underwritten Offering, the Partnership shall, upon request by the Electing Holders (such request, an “Underwritten Offering Notice”), retain underwriters to permit the Electing Holders to effect such sale through an Underwritten Offering; provided, however, that each Holder, together with its Affiliates, shall have the option and right to require the Partnership to effect not more than four Underwritten Offerings in the aggregate, subject to a maximum of one Underwritten Offering during any 90-day period. Upon delivery of such Underwritten Offering Notice to the Partnership, the Partnership shall as soon as practicable (but in no event later than one Business Day following the date of delivery of the Underwritten Offering Notice to the Partnership) deliver notice of such Underwritten Offering Notice to all other Holders, who shall then have two Business Days from the date that such notice is given to them to notify the Partnership in writing of the number of Common Unit Registrable Securities held by such Holder that they want to be included in such Underwritten Offering. Any Holders notified about an Underwritten Offering by the Partnership after the Partnership has received the corresponding Underwritten Offering Notice may participate in such Underwritten Offering, but shall not count toward the $15.0 million of Common Unit Registrable Securities required under clause (i) of this Section 2.04 to request an Underwritten Offering pursuant to an Underwritten Offering Notice. In connection with any Underwritten Offering under this Agreement, the Holders of a majority of the Common Unit Registrable Securities being sold in such Underwritten Offering shall be entitled to select the Managing Underwriter or Underwriters, but only with the consent of the Partnership, which shall not be unreasonably withheld, delayed or conditioned. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Common Unit Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities whose offer and resale will be registered, on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Partnership, the Electing Holders and the Managing Underwriter; provided, however, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering, the events will not be considered an Underwritten Offering and will not decrease the number of available Underwritten Offerings the Holders have the right and option to request under this Section 2.04. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses pursuant to Section 2.08; provided, however, that if (A) certain Selling Holders withdraw from an Underwritten Offering after the public announcement at launch (the “Launch”) of such Underwritten Offering (such Selling Holders, the “Post-Launch Withdrawing Selling Holders”), and (B) all Selling Holders withdraw from such Underwritten Offering prior to pricing, other than in either clause (A) or (B) as a result of the occurrence of any event that would reasonably be expected to permit the Partnership to exercise its rights to suspend the use of a Registration Statement or other registration statement pursuant to Section 2.03, then the Post-Launch Withdrawing Selling Holders shall pay for all reasonable Registration Expenses incurred by the Partnership during the period from the Launch of such Underwritten Offering until the time all Selling Holders withdraw from such Underwritten Offering.

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Section 2.05    Sale Procedures. In connection with its obligations under this Article II, the Partnership shall, as expeditiously as possible:

(a)       use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)       if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its reasonable best efforts to include such information in such prospectus supplement;

(c)       furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)       if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)       promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

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(f)       immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)       upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)       in the case of an Underwritten Offering, furnish, or use its reasonable best efforts to cause to be furnished, to the underwriters upon request, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;

(i)       otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

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(j)       make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership and General Partner personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)       use its reasonable best efforts to cause all Common Unit Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Units are then listed or quoted; provided, however, that the Partnership shall have no obligation to cause any Preferred Unit Registrable Securities registered pursuant to this Agreement to be listed on any securities exchange or nationally recognized quotation system;

(l)       use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)       provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date of such registration statement;

(n)       enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Common Unit Registrable Securities (including, making appropriate officers of the General Partner available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Common Unit Registrable Securities)), provided, however, that in the event the Partnership, using reasonable best efforts, is unable to make such appropriate officers of the General Partner available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), the Partnership shall make such appropriate officers available to participate via conference call or other means of communication in connection with no more than one “road show” presentation per Underwritten Offering;

(o)       if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

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(p)       if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates, opinions or directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and

Notwithstanding anything to the contrary in this Section 2.05, the Partnership shall not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 2.05(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder shall, or shall request the Managing Underwriter, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.06    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.02(a) who has failed to timely furnish after receipt of a written request from the Partnership such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act, and any such Holder shall not be entitled to Liquidated Damages or Delay Liquidated Damages in connection with the applicable Registration Statement or other registration statement contemplated by this Agreement.

Section 2.07    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Common Unit Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Common Unit Registrable Securities during the 60 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership or the General Partner on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.07 shall not apply to any Common Unit Registrable Securities that are included in such Underwritten Offering by such Holder. In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because such Holder (together with its Affiliates) holds less than the Piggyback Threshold Amount of the then-outstanding Common Unit Registrable Securities (calculated based on the Common Unit Registrable Securities Amount) or because the Common Unit Registrable Securities held by such Holder may be disposed of without restriction pursuant to any section of Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

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Section 2.08    Expenses.

(a)       Expenses. Subject to the last sentence of Section 2.04, the Partnership shall pay all reasonable Registration Expenses as determined in good faith by the General Partner, including, in the case of an Underwritten Offering, the reasonable Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. Each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale. In addition, except as otherwise provided in Sections 2.08 and 2.09 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(b)       Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01(a) or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel for the Selling Holders participating in such Registration Statement or Underwritten Offering to effect the disposition of such Registrable Securities, selected by the Holders of a majority of the Registrable Securities initially being registered under such Registration Statement or other registration statement as contemplated by this Agreement, subject to the reasonable consent of the Partnership. “Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Partnership pursuant to Sections 2.08 and 2.09.

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Section 2.09    Indemnification.

(a)       By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)       By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

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(c)       Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)       Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

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(e)       Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.10    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its reasonable best efforts to:

(a)       make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof;

(b)       file with the SEC in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)       so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.11    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by any Purchaser to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions provided in Section 4.12 of the Seventh Partnership Agreement, provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

Section 2.12    Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of (a) the Holders of a majority of the then outstanding Common Unit Registrable Securities and (b) the Holders of a majority of the then outstanding Preferred Unit Registrable Securities, enter into any agreement with any current or future holder of any equity securities of the Partnership that would allow such current or future holder to require the Partnership to include equity securities in any registration statement filed by the Partnership on a basis that is superior in any respect to the rights granted to the Holders pursuant to this Agreement.

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Section 2.13    Limitation on Obligations for Preferred Unit Registrable Securities. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall be construed to require the Partnership to (a) conduct an underwritten offering for the public sale, resale or any other disposition of Preferred Unit Registrable Securities, (b) except as expressly provided in this Agreement, otherwise assist in the public resale of any Preferred Unit Registrable Securities, (c) provide any Holder of Preferred Unit Registrable Securities any rights to include any Preferred Unit Registrable Securities in any underwritten offering relating to the sale by the Partnership or any other Person of any securities of the Partnership or (d) cause any Preferred Unit Registrable Securities to be listed on any securities exchange or nationally recognized quotation system.

Section 2.14    Obligation to Obtain Rating for Preferred Units. If requested by any Holder, the Partnership shall use commercially reasonable efforts to obtain and maintain a rating from a nationally recognized rating agency (chosen by the Holders holding at least a majority of the Preferred Units then outstanding) with respect to the Preferred Units. The Partnership shall be entitled to reimbursement from the Holders holding Preferred Units for all direct costs paid to the applicable rating agency by the Partnership in obtaining the initial rating, which costs shall be shared by such Holders pro rata (based, for each such Holder on the percentage derived by dividing (x) the number of Preferred Units held by each such Holder, by (y) the aggregate number of Preferred Units outstanding at the time such rating is obtained). After the date on which a rating has been obtained for the Preferred Units, if requested by the Holders of 75% of the Preferred Units then outstanding, the Partnership shall use commercially reasonably efforts to cause such rating on the Preferred Units to be withdrawn.

Article III
MISCELLANEOUS

Section 3.01    Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)       if to a Purchaser: To the respective address listed on Schedule A hereof with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: John Pitts and Julian Seiguer

Facsimile: (713) 835-3601

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Email: john.pitts@kirkland.com

Email: julian.seiguer@kirkland.com

(b)       if to a transferee of a Purchaser, to such Holder at the address provided pursuant to Section 2.11 above; and

(c)       if to the Partnership:

NGL Energy Partners LP

6120 South Yale Avenue

Suite 805

Tulsa, Oklahoma 74136

Attention: H. Michael Krimbill

Facsimile: (918) 492-0990

Email: michael.krimbill@nglep.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

600 Travis St., Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary and Henry Havre

Facsimile: (713) 220-4285

Email: moleary@huntonak.com

Email: henryhavre@huntonak.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

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Section 3.02    Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03    Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser only in accordance with Section 2.11 hereof.

Section 3.04    Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09    Governing Law. This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of New York.

Section 3.10    Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

23

Section 3.11    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement, the Additional Purchase Agreement and the Seventh Partnership Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership, the Holders of a majority of the then outstanding Common Unit Registrable Securities and the Holders of a majority of the then outstanding Preferred Unit Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13    No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.14    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted transferees and assignees) and the Partnership shall have any obligation hereunder. Notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Purchaser hereunder.

24

Section 3.15    Independent Nature of Purchaser’s Obligations. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 3.16    Interpretation. Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

(Signature pages follow)

25

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC,
its general partner

By:
Name: H. Michael Krimbill
Title: Chief Executive Officer

Signature Page to Registration Rights Agreement

PURCHASERS:

EIG NEPTUNE EQUITY AGGREGATOR, L.P.

By:	EIG Neptune Equity GP, LLC,
its general partner

By:	EIG Asset Management, LLC,
its managing member

By:
Name:	Brian P. Boland
Title:	Managing Director

By:
Name:	Kathleen P. Turner
Title:	Associate Counsel

FS ENERGY AND POWER FUND
By:	FS/EIG Advisor, LLC,
its investment advisor

By:
Name:	Brian P. Boland
Title:	Authorized Person

By:
Name:	Kathleen P. Turner
Title:	Authorized Person

Signature Page to Registration Rights Agreement

GCM PELLIT HOLDINGS, LLC

By:	CFIG Holdings, LLC,
its Managing Member

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Exhibit B

Form of Seventh Amended and Restated Partnership Agreement

(See Attached)

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ngl ENERGY PARTNERS LP

	Table of Contents
		Page
	Article I

	DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	43
	Article II

	ORGANIZATION

Section 2.1	Formation	43
Section 2.2	Name	43
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	43
Section 2.4	Purpose and Business	44
Section 2.5	Powers	44
Section 2.6	Term	44
Section 2.7	Title to Partnership Assets	44

	Article III

	RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability	45
Section 3.2	Management of Business	45
Section 3.3	Outside Activities of the Limited Partners	45
Section 3.4	Rights of Limited Partners	45

	Article IV

	CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
	INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1	Certificates	46
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	46
Section 4.3	Record Holders	47
Section 4.4	Transfer Generally	48
Section 4.5	Registration and Transfer of Limited Partner Interests	48
Section 4.6	Transfer of the General Partner’s General Partner Interest	49
Section 4.7	Transfer of Incentive Distribution Rights	50
Section 4.8	Restrictions on Transfers of Limited Partner Interests	51
Section 4.9	Eligibility Certificates; Ineligible Holders	52
Section 4.10	Redemption of Partnership Interests of Ineligible Holders	53
Section 4.11	Restrictions on Transfer of Class D Preferred Units	54

i

Section 16.9	Applicable Law; Forum, Venue and Jurisdiction	153
Section 16.10	Invalidity of Provisions	154
Section 16.11	Consent of Partners	154
Section 16.12	Facsimile Signatures	154

v

SEVENTH AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP (formerly known as Silverthorne Energy Partners LP) dated as of [________] [__], 2019, is entered into by NGL Energy Holdings LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2016 Warrants” means the warrants to purchase Common Units issued pursuant to the Class A Preferred Unit Purchase Agreement.

“2019 Warrants” means the warrants to purchase Common Units issued pursuant to the Class D Initial Preferred Unit Purchase Agreement and the Class D Additional Preferred Unit Purchase Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing or expanding, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period exceeding 12 months.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)       Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)       If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Adjusted Total Leverage Ratio” means, as of any date of determination, the quotient of (a) the sum as of such date of (i) Total Leverage Indebtedness plus (ii) the aggregate of Class D Stated Value of all Outstanding Class D Preferred Units plus (iii) the aggregate liquidation preference of all Outstanding Class D Parity Securities, all Outstanding Class D Other Preferred Securities and all Outstanding Class D Senior Securities, divided by (b) Consolidated EBITDA for the period of the four Quarters most recently ended as of such date for which financial information has been filed with the Commission.

“Adjusted Total Leverage Ratio Default Period” is defined in Section 5.13(c)(vii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, and not in limitation of the foregoing (a) the Partnership, on the one hand, and the Class D Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Class D Purchasers holding Class D Preferred Units; (b) the direct or indirect equity owners, including any limited partners, of EIG or its Affiliates (collectively, the “EIG Investors”), shall be considered an Affiliate of EIG; (c) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by EIG or any EIG Investor, shall be considered an Affiliate of EIG; and (d) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Class D Purchaser or any of its Affiliates, or the direct or indirect equity owners, including limited partners of a Class D Purchaser or any of its Affiliates, shall be considered an Affiliate of such Class D Purchaser.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.10(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. In making such determination, the General Partner shall use such method as it determines to be appropriate.

“Agreement” means this Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)       the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter, less

(b)       the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to the Board of Directors of the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York (or, solely with respect to matters pertaining to the Class B Preferred Units or the Class C Preferred Units, as applicable, the States of Oklahoma or New York) shall not be regarded as a Business Day.

“Calculation Agent” means a financial institution, trust company or other Person as may be appointed from time to time by the General Partner to act as calculation agent for the Class C Preferred Units or Class D Preferred Units, as applicable, but subject to Section 5.13(e)(v) with respect to the Class D Preferred Units; provided, however, that the Calculation Agent may not be the Partnership or any of its Affiliates.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including, without limitation, propane assets or other midstream assets or facilities) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including, without limitation, propane assets or other midstream assets or facilities) by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction. For purposes of this definition, “long-term” generally refers to a period exceeding 12 months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).

“Class A Deemed Warrant Unit” has the meaning set forth in Section 6.11(a).

“Class A Preferred Unit Purchase Agreement” means the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of April 21, 2016, as amended by the Amendment to Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of June 23, 2016, among the Partnership and the purchasers named therein.

“Class B Alternative Conversion Consideration” has the meaning assigned to such term in Section 5.11(e)(iii).

“Class B Change of Control” means the occurrence of any of the following events after the Class B Original Issue Date:

(a)       the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries, taken as a whole, to any person (as that term is used in Section 13(d)(3) of the Securities Exchange Act), and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange; or

(b)       the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as that term is used in Section 13(d)(3) of the Securities Exchange Act), other than a Class B Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting interests of the General Partner, measured by voting power rather than percentage of interests, and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“Class B Change of Control Conversion Date” means the date fixed by the General Partner, in its sole discretion, as the date the Class B Preferred Units are entitled to be converted to Class B Conversion Common Units as provided in Section 5.11(e). The Class B Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Partnership provides the Class B Conversion Notice to Class B Preferred Holders pursuant to Section 5.11(e)(ii).

“Class B Change of Control Conversion Right” has the meaning assigned to such term in Section 5.11(e)(i).

“Class B Change of Control Redemption Period” has the meaning assigned to such term in Section 5.11(d)(i).

“Class B Common Unit Conversion Consideration” has the meaning assigned to such term in Section 5.11(e)(i).

“Class B Conversion Common Units” means Common Units issuable upon conversion of Class B Preferred Units pursuant to Section 5.11(e)(i).

“Class B Conversion Notice” has the meaning assigned to such term in Section 5.11(e)(ii).

“Class B Conversion Rate” means the lesser of: (a) the quotient obtained by dividing (i) the sum of the Class B Stated Liquidation Preference plus the amount of any accumulated and unpaid distributions on the Class B Preferred Units to, but not including, the Class B Change of Control Conversion Date (unless the Class B Change of Control Conversion Date is after a Class B Distribution Record Date and prior to the corresponding Class B Distribution Payment Date, in which case no accumulated and unpaid Class B Preferred Unit Distribution will be included in this sum) by (ii) the Common Unit Price with respect to the Class B Preferred Units; and (b) the Class B Unit Cap, subject to adjustments of the Common Unit Price with respect to the Class B Preferred Units and the Class B Unit Cap as the General Partner determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Class B Alternative Conversion Consideration to the holders of the Common Units in connection with the Class B Change of Control.

“Class B Distribution Payment Date” means January 15, April 15, July 15 and October 15 of each year (commencing on October 15, 2017); provided, however, that if any Class B Distribution Payment Date would otherwise occur on a day that is not a Business Day, then such Class B Distribution Payment Date shall instead be the immediately succeeding Business Day, without the accumulation of additional distributions.

“Class B Distribution Period” means, with respect to each Class B Preferred Unit Distribution on a Class B Distribution Payment Date, the three-month period beginning on and including the first day of the third calendar month next preceding the Class B Distribution Payment Date for such Class B Preferred Unit Distribution and ending on and including the last day of the calendar month next preceding the Class B Distribution Payment Date for such Class B Preferred Unit Distribution; provided, however, that the initial Class B Distribution Period shall begin on and include the Class B Original Issue Date and end on and include September 30, 2017.

“Class B Distribution Rate” means an annual rate equal to (a) during the Class B Fixed Rate Period, 9.00% of the Class B Stated Liquidation Preference and (b) during the Class B Floating Rate Period, a percentage of the Class B Stated Liquidation Preference equal to the sum of (i) Class B Three-Month LIBOR, as calculated on each applicable Class B LIBOR Determination Date, and (ii) 7.213%.

“Class B Distribution Record Date” means the open of business on the January 1, April 1, July 1 or October 1 immediately preceding the Class B Distribution Payment Date for which a Class B Preferred Unit Distribution has been declared; provided, however, that in the case of payments of Class B Preferred Unit Distributions in arrears, the Class B Distribution Record Date with respect to a Class B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with Section 5.11.

“Class B Fixed Rate Period” means the period from and including the Class B Original Issue Date to, but not including, July 1, 2022.

“Class B Floating Rate Period” means the period beginning on July 1, 2022 and ending on the date that all of the Outstanding Class B Preferred Units are redeemed in accordance with Section 5.11(d) or are converted in accordance with Section 5.11(e).

“Class B Junior Securities” means (a) Common Units, the General Partner Interest and Incentive Distribution Rights and (b) any class or series of Partnership Interests established after the Class B Original Issue Date that, with respect to distributions on such Partnership Interests, does not have terms expressly providing that such class or series is senior to or on parity with the Class B Preferred Units.

“Class B LIBOR Determination Date” means the London Business Day immediately preceding the first date of the applicable Class B Distribution Period.

“Class B Original Issue Date” means June 13, 2017.

“Class B Parity Securities” means (a) the Class C Preferred Units, (b) the Class D Preferred Units and (c) any class or series of Partnership Interests established after the Class B Original Issue Date that, with respect to distributions on such Partnership Interests, has terms expressly providing that such class or series ranks on parity with the Class B Preferred Units.

“Class B Permitted Holder” means: (a) any Member (as defined in the GP LLC Agreement) of the General Partner as of the Class B Original Issue Date; (b) any wife, lineal descendant, legal guardian or other legal representative or estate of any of the Persons described in the immediately preceding clause (a); (c) any trust of which at least one of the trustees is any of the Persons described in the immediately preceding clauses (a) or (b); and (d) any other Person that is controlled directly or indirectly by any one or more of the Persons described in the immediately preceding clauses (a) through (c).

“Class B Preferred Holder” means a holder of a Class B Preferred Unit, in respect of such Class B Preferred Unit.

“Class B Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit in this Agreement.

“Class B Preferred Unit Distributions” has the meaning assigned to such term in Section 5.11(b)(i).

“Class B Redemption Date” has the meaning assigned to such term in Section 5.11(d)(i).

“Class B Redemption Notice” has the meaning assigned to such term in Section 5.11(d)(ii).

“Class B Redemption Price” means an amount equal to the Class B Stated Liquidation Preference.

“Class B Securities Depositary” means, with respect to Class B Preferred Units issued in global form, The Depository Trust Company (and its successors or assigns or any other securities depositary selected by the Partnership).

“Class B Senior Securities” means any class or series of Partnership Interests established after the Class B Original Issue Date that, with respect to distributions on such Partnership Interests, has terms expressly providing that such class or series is senior to the Class B Preferred Units.

“Class B Stated Liquidation Preference” means, with respect to Class B Preferred Units, a liquidation preference initially equal to $25.00 per Class B Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Class B Preferred Units).

“Class B Three-Month LIBOR” means, in respect of each Class B Distribution Period during the Class B Floating Rate Period, the following rate determined by the Partnership, as of the applicable Class B LIBOR Determination Date in accordance with the following provisions:

(a)       the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Class B Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Class B LIBOR Determination Date; or

(b)       if the rate described in the immediately preceding clause (a) is not so published, the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Class B Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Class B LIBOR Determination Date for such Class B Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, Class B Three-Month LIBOR for such Class B Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Class B Three-Month LIBOR for such Class B Distribution Period will be the arithmetic mean of the rates quoted on the Class B LIBOR Determination Date for such Class B Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Class B Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, Class B Three-Month LIBOR for the applicable Class B Distribution Period will be the same as for the immediately preceding Class B Distribution Period or, if the immediately preceding Class B Distribution Period was within the Class B Fixed Rate Period, the same as for the most recent quarter for which Class B Three-Month LIBOR can be determined.

All percentages resulting from any of the calculations described in the immediately preceding clauses (a) and (b) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Class B Unit Cap” means 3.63636.

“Class C Alternative Conversion Consideration” has the meaning assigned to such term in Section 5.12(e)(iii).

“Class C Change of Control” means the occurrence of any of the following events after the Class C Original Issue Date:

(a)       the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries, taken as a whole, to any person (as that term is used in Section 13(d)(3) of the Securities Exchange Act), and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange; or

(b)       the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as that term is used in Section 13(d)(3) of the Securities Exchange Act), other than a Class C Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting interests of the General Partner, measured by voting power rather than percentage of interests, and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“Class C Change of Control Conversion Date” means the date fixed by the General Partner, in its sole discretion, as the date the Class C Preferred Units are entitled to be converted to Class C Conversion Common Units as provided in Section 5.12(e). The Class C Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Partnership provides the Class C Conversion Notice to Class C Preferred Holders pursuant to Section 5.12(e)(ii).

“Class C Change of Control Conversion Right” has the meaning assigned to such term in Section 5.12(e)(i).

“Class C Change of Control Redemption Period” has the meaning assigned to such term in Section 5.12(d)(i).

“Class C Common Unit Conversion Consideration” has the meaning assigned to such term in Section 5.12(e)(i).

“Class C Conversion Common Units” means Common Units issuable upon conversion of Class C Preferred Units pursuant to Section 5.12(e)(i).

“Class C Conversion Notice” has the meaning assigned to such term in Section 5.12(e)(ii).

“Class C Conversion Rate” means the lesser of: (a) the quotient obtained by dividing (i) the sum of the Class C Stated Liquidation Preference plus the amount of any accumulated and unpaid distributions on the Class C Preferred Units to, but not including, the Class C Change of Control Conversion Date (unless the Class C Change of Control Conversion Date is after a Class C Distribution Record Date and prior to the corresponding Class C Distribution Payment Date, in which case no accumulated and unpaid Class C Preferred Unit Distribution will be included in this sum) by (ii) the Common Unit Price with respect to the Class C Preferred Units; and (b) the Class C Unit Cap, subject to adjustments of the Common Unit Price with respect to the Class C Preferred Units and the Class C Unit Cap as the General Partner determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Class C Alternative Conversion Consideration to the holders of the Common Units in connection with the Class C Change of Control.

“Class C Distribution Payment Date” means January 15, April 15, July 15 and October 15 of each year (commencing on July 15, 2019); provided, however, that if any Class C Distribution Payment Date would otherwise occur on a day that is not a Business Day, then such Class C Distribution Payment Date shall instead be the immediately succeeding Business Day, without the accumulation of additional distributions.

“Class C Distribution Period” means, with respect to each Class C Preferred Unit Distribution on a Class C Distribution Payment Date, the three-month period beginning on and including the first day of the third calendar month next preceding the Class C Distribution Payment Date for such Class C Preferred Unit Distribution and ending on and including the last day of the calendar month next preceding the Class C Distribution Payment Date for such Class C Preferred Unit Distribution; provided, however, that the initial Class C Distribution Period shall begin on and include the Class C Original Issue Date and end on and include June 30, 2019.

“Class C Distribution Rate” means an annual rate equal to (a) during the Class C Fixed Rate Period, 9.625% of the Class C Stated Liquidation Preference and (b) during the Class C Floating Rate Period, a percentage of the Class C Stated Liquidation Preference equal to the sum of (i) Class C Three-Month LIBOR, as calculated on each applicable Class C LIBOR Determination Date, and (ii) 7.384%. Notwithstanding the foregoing: (a) if the Calculation Agent determines on the relevant Class C LIBOR Determination Date that the Class C Three-Month LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Class C Three-Month LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and (b) if the Calculation Agent has determined a substitute or successor base rate in accordance with clause (a) above, the Calculation Agent, in its sole discretion, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate.

“Class C Distribution Record Date” means the open of business on the January 1, April 1, July 1 or October 1 immediately preceding the Class C Distribution Payment Date for which a Class C Preferred Unit Distribution has been declared; provided, however, that in the case of payments of Class C Preferred Unit Distributions in arrears, the Class C Distribution Record Date with respect to a Class C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with Section 5.12.

“Class C Fixed Rate Period” means the period from and including the Class C Original Issue Date to, but not including, April 15, 2024.

“Class C Floating Rate Period” means the period beginning on April 15, 2024 and ending on the date that all of the Outstanding Class C Preferred Units are redeemed in accordance with Section 5.12(d) or are converted in accordance with Section 5.12(e).

“Class C Junior Securities” means (a) Common Units, the General Partner Interest and Incentive Distribution Rights and (b) any class or series of Partnership Interests established after the Class C Original Issue Date that, with respect to distributions on such Partnership Interests, does not have terms expressly providing that such class or series is senior to or on parity with the Class C Preferred Units.

“Class C LIBOR Determination Date” means the London Business Day immediately preceding the first date of the applicable Class C Distribution Period.

“Class C Original Issue Date” means April 2, 2019.

“Class C Parity Securities” means (a) the Class B Preferred Units, (b) the Class D Preferred Units and (c) any class or series of Partnership Interests established after the Class C Original Issue Date that, with respect to distributions on such Partnership Interests, has terms expressly providing that such class or series ranks on parity with the Class C Preferred Units.

“Class C Permitted Holder” means: (a) any Member (as defined in the GP LLC Agreement) of the General Partner as of the Class C Original Issue Date; (b) any wife, lineal descendant, legal guardian or other legal representative or estate of any of the Persons described in the immediately preceding clause (a); (c) any trust of which at least one of the trustees is any of the Persons described in the immediately preceding clauses (a) or (b); and (d) any other Person that is controlled directly or indirectly by any one or more of the Persons described in the immediately preceding clauses (a) through (c).

“Class C Preferred Holder” means a holder of a Class C Preferred Unit, in respect of such Class C Preferred Unit.

“Class C Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit in this Agreement.

“Class C Preferred Unit Distributions” has the meaning assigned to such term in Section 5.12(b)(i).

“Class C Redemption Date” has the meaning assigned to such term in Section 5.12(d)(i).

“Class C Redemption Notice” has the meaning assigned to such term in Section 5.12(d)(ii).

“Class C Redemption Price” means an amount equal to the Class C Stated Liquidation Preference.

“Class C Securities Depositary” means, with respect to Class C Preferred Units issued in global form, The Depository Trust Company (and its successors or assigns or any other securities depositary selected by the Partnership).

“Class C Senior Securities” means any class or series of Partnership Interests established after the Class C Original Issue Date that, with respect to distributions on such Partnership Interests, has terms expressly providing that such class or series is senior to the Class C Preferred Units.

“Class C Stated Liquidation Preference” means, with respect to Class C Preferred Units, a liquidation preference initially equal to $25.00 per Class C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Class C Preferred Units).

“Class C Three-Month LIBOR” means, in respect of each Class C Distribution Period during the Class C Floating Rate Period, the following rate determined by the Partnership or the Calculation Agent, as applicable, as of the applicable Class C LIBOR Determination Date in accordance with the following provisions:

(a)       the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Class C Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Class C LIBOR Determination Date determined by the Partnership; or

(b)       if the rate described in the immediately preceding clause (a) is not so published, the Calculation Agent shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Class C Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Class C LIBOR Determination Date for such Class C Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, Class C Three-Month LIBOR for such Class C Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Class C Three-Month LIBOR for such Class C Distribution Period will be the arithmetic mean of the rates quoted on the Class C LIBOR Determination Date for such Class C Distribution Period by three major banks in New York City selected by the Calculation Agent, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Class C Distribution Period. The rates quoted must be based on an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Calculation Agent are quoting rates in the manner described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate Class C Three-Month LIBOR or any of the foregoing lending rates, will determine Class C Three-Month LIBOR for the applicable Class C Distribution Period in its sole discretion.

All percentages resulting from any of the calculations described in the immediately preceding clauses (a) and (b) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Class C Unit Cap” means 3.5791.

“Class D Accretion Amount” has the meaning assigned to such term in Section 5.13(b)(v).

“Class D Accretion Option Period” means any Quarter ending on or prior to the last day of the third (3rd) full Quarter following the Class D Initial Issuance Date.

“Class D Additional Issuance Date” means [________] [__], 2019.

“Class D Additional Preferred Unit Purchase Agreement” means the Class D Preferred Unit and Warrant Purchase Agreement, dated as of September 25, 2019, among the Partnership and the Class D Additional Purchasers.

“Class D Additional Preferred Units” has the meaning assigned to such term in Section 5.13(a).

“Class D Additional Purchasers” means the purchasers named on Schedule A to the Class D Additional Preferred Unit Purchase Agreement.

“Class D Adjusted Total Leverage Ratio Default Rate” means an additional one percentage point per annum, cumulative to the then-applicable Class D Distribution Rate.

“Class D Board Representation Rights Agreement” has the meaning assigned to the term “Board Representation Rights Agreement” in the Class D Initial Preferred Unit Purchase Agreement.

“Class D Change of Control” means the occurrence of any of the following events:

(a)       the Class D Permitted Holders cease to beneficially own, directly or indirectly, at least 50% of the outstanding voting securities of the General Partner, measured by voting power rather than number of units, or the Class D Permitted Holders, directly or indirectly, cease to have the power to elect a majority of the members of the Board of Directors;

(b)       other than an acquisition of 100% of the equity interests of the General Partner by the Partnership or a Subsidiary of the Partnership in connection with which the voting rights of the Class D Preferred Unit Holders set forth in Section 5.13(c) and the Board of Directors appointment rights of the Class D Purchasers and their Affiliates set forth in the Class D Board Representation Rights Agreement, in each case, remain in effect following the consummation of such acquisition, the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any Person or group (as defined by Section 13(d)(3) of the Securities Exchange Act) other than a Class D Permitted Holder;

(c)       the General Partner withdraws or is removed by the Limited Partners in accordance with the terms of this Agreement;

(d)       the Common Units (or other common equity interests of the Partnership) are no longer listed or admitted to trading on any National Securities Exchange;

(e)       the General Partner and/or its Affiliates becomes beneficial owner, directly or indirectly, of 80% or more of the Outstanding Common Units; or

(f)       any transaction or event that constitutes a “change of control” under any of the Partnership’s Funded Indebtedness, entitling holders or lenders to have such indebtedness repaid, repurchased, redeemed or otherwise retired;

provided, however, that in no event shall a Partnership Restructuring Event constitute a Class D Change of Control.

“Class D CoC Notice” is defined in Section 5.13(d)(i).

“Class D CoC Redemption Election Notice” is defined in Section 5.13(d)(i).

“Class D Common Unit Redemption Amount” is defined in Section 5.13(d)(iii)(B).

“Class D Common Unit Conditions” means, with respect to the ability of the Partnership to issue Class D Redemption Common Units in connection with the redemption of Class D Preferred Units pursuant to Section 5.13(d)(iii), (a) all Class D Redemption Common Units to be issued upon such redemption are authorized for listing or quotation or admitted to trading, as applicable, on the New York Stock Exchange or such other National Securities Exchange on which the Common Units are then listed, quoted or admitted to trading, (b) the Partnership has on file with the Commission an effective registration statement under the Securities Act registering the resale of the Class D Redemption Common Units to be issued upon such redemption by each Class D Preferred Unit Holder that has provided information pertaining to such Class D Preferred Unit Holder required to be included in such registration statement in order for such Class D Preferred Unit Holder to sell Common Units thereunder and (c) the aggregate number of Class D Redemption Common Units to be issued upon such redemption (together with all Class D Redemption Common Units previously issued by the Partnership pursuant to Section 5.13(d)(iii) in respect of prior redemptions pursuant thereto) does not exceed the lesser of (1) fifteen percent (15%) of the total number of Common Units that would be outstanding immediately after such redemption (including the Class D Redemption Common Units to be issued upon such redemption) and (2) the product of (x) ten (10) times (y) the 30-day average daily trading volume of the Common Units on the New York Stock Exchange or such other National Securities Exchange on which the Common Units are then listed, quoted or admitted to trading, determined as of the second Business Day immediately preceding the date of such redemption.

“Class D Default Effective Date” is defined in Section 5.13(b)(viii).

“Class D Distribution Amount” means an amount per Quarter per Class D Preferred Unit equal to the product of (a) the Class D Stated Value of such Class D Preferred Unit (calculated as of the last day of the immediately preceding Quarter) and (b) the Class D Distribution Rate in effect as of the relevant date of determination.

“Class D Distribution Due Date” has the meaning assigned to such term in Section 5.13(b)(iv).

“Class D Distribution Payment Default” has the meaning assigned to such term in Section 5.13(b)(viii).

“Class D Distribution Payment Default Period” has the meaning assigned to such term in Section 5.13(b)(viii).

“Class D Distribution Rate” an annual rate equal to:

(a) 9.000%, at all times during the period commencing on and including the Class D Initial Issuance Date and ending on and including the last day of the eleventh full Quarter following the Class D Initial Issuance Date;

(b) 10.000%, at all times during the period commencing on and including the first day of the twelfth full Quarter following the Class D Initial Issuance Date and ending on and including the last day of the nineteenth full Quarter following the Class D Initial Issuance Date; and

(c) the Class D Selectable Rate, at all times during the Class D Selectable Rate Period;

provided, however, at all times during an Adjusted Total Leverage Ratio Default Period, the Class D Distribution Rate shall be an annual rate equal to the sum of (i) the applicable annual rate specified in clause (a), (b) or (c) of this definition plus (ii) the Class D Adjusted Total Leverage Ratio Default Rate.

“Class D Exempt Parity Securities” means (a) the Class B Preferred Units issued pursuant to the Mesquite Purchase Agreement as a component of the Purchase Price (as defined therein) and (b) any amount of Class D Parity Securities if the net proceeds from the issuance of such Class D Parity Securities are used within 45 days of such issuance to redeem Class D Parity Securities and such net proceeds are applied pro rata among each class or series of Outstanding Class D Parity Securities based on the respective aggregate cash redemption price that would be payable by the Partnership upon an optional redemption of all of the Outstanding Class D Parity Securities comprising each such class or series, as applicable, as of the date of such issuance; provided that, following the consummation of such issuance, the Partnership shall (x) promptly provide any relevant notices required to redeem the relevant Class D Parity Securities and shall use commercially reasonable efforts to consummate such redemptions as soon as possible following the consummation of such issuance (and in any event, within 30 days of the delivery of such notices) and (y) not utilize such net proceeds for any purpose other than the redemption of Class D Parity Securities in accordance with this definition; and provided, further, that (i) if the Class D Parity Securities being issued pursuant to this clause (b) are Retail Preferred Securities, the Partnership may elect to use the net proceeds thereof to instead be utilized solely to redeem in full either all of the Outstanding Class B Preferred Units, all of the Outstanding Class C Preferred Units or all of a class or series of Retail Preferred Securities, (ii) neither a Class D Payment Default nor a Class D Redemption Default has occurred and is continuing at the time of such issuance, and (iii) neither the Partnership nor any of its Subsidiaries is in breach under any agreement, document or instrument governing or evidencing the Partnership’s or any of its Subsidiaries Funded Indebtedness.

“Class D Forced Redemption Notice” is defined in Section 5.13(d)(iii)(A).

“Class D Initial Issuance Date” means July 2, 2019, the first day on which Class D Preferred Units are issued and Outstanding.

“Class D Initial Preferred Unit Purchase Agreement” means the Class D Preferred Unit and Warrant Purchase Agreement, dated as of July 2, 2019, among the Partnership and the Class D Initial Purchasers.

“Class D Initial Preferred Units” has the meaning assigned to such term in Section 5.13(a).

“Class D Initial Purchasers” means the purchasers named on Schedule A to the Class D Initial Preferred Unit Purchase Agreement.

“Class D IRR” means, with respect to each outstanding Class D Preferred Unit as of the time of determination, an internal rate of return of the applicable percentage set forth in the definition of Class D Redemption Price on the aggregate Capital Contribution made to the Partnership in exchange for the issuance of such Class D Preferred Unit. Class D IRR with respect to each outstanding Class D Preferred Unit shall be calculated (a) taking into account (i) the aggregate Capital Contribution made to the Partnership in exchange for the issuance of such Class D Preferred Unit (with such Capital Contributions calculated as of the date such Capital Contributions were actually made), (ii) all distributions made in cash in respect of such Class D Preferred Unit pursuant to Section 5.13(b) (including all Class D Preferred Unit Distributions other than payments or accumulations in respect of the Class D Payment Default Rate or the Class D Adjusted Total Leverage Ratio Default Rate), with all such cash distributions being calculated as of the date such cash distributions were actually distributed or otherwise paid by the Partnership and (iii) the Class D Redemption Price paid in accordance with the terms of this Agreement in respect of such Class D Preferred Unit, with such Class D Redemption Price being calculated as of the date such Class D Redemption Price was actually paid in accordance with the terms of this Agreement by the Partnership; and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating Class D IRR as reasonably agreed between the Class D Preferred Unit Representative, acting on behalf of the Class D Preferred Unit Majority, and the General Partner). In no event shall any calculation of Class D IRR take into account any portion of the Closing Fee (as defined in the Class D Initial Preferred Unit Purchase Agreement and the Class D Additional Preferred Unit Purchase Agreement), any expenses of the Class D Purchasers reimbursed by the Partnership pursuant to the Class D Initial Preferred Unit Purchase Agreement or Class D Additional Preferred Unit Purchase Agreement, as applicable, or payments or accumulations in respect of the Class D Payment Default Rate or the Class D Adjusted Total Leverage Ratio Default Rate.

“Class D Junior Securities” means (a) Common Units, the General Partner Interest and Incentive Distribution Rights and (b) any class or series of Partnership Interests established after the Class D Initial Issuance Date that has designations, preferences or rights with respect to distributions or rights upon a liquidation, dissolution or winding up of the Partnership, in any case that are junior to the Class D Preferred Units.

“Class D LIBOR Determination Date” means the London Business Day immediately preceding the first date of the applicable Quarter.

“Class D Liquidation Preference” means, with respect to each Class D Preferred Unit on any date, the greater of (a) the Class D Redemption Price applicable to a redemption of such Class D Preferred Unit pursuant to Section 5.13(d)(ii) on such date or (b) the Class D Stated Value of such Class D Preferred Unit on such date.

“Class D MOIC” means a multiple on invested capital with respect to a Class D Preferred Unit equal to the quotient of (a) the sum of (x) the aggregate amount of all distributions made in cash with respect to such Class D Preferred Unit prior to the applicable date of determination (excluding any payments or accumulations in respect of the Class D Payment Default Rate, the Class D Adjusted Total Leverage Ratio Default Rate, the Closing Fee (as defined in the Class D Initial Preferred Unit Purchase Agreement and the Class D Additional Preferred Unit Purchase Agreement) and any expenses of the Class D Purchasers reimbursed by the Partnership pursuant to the Class D Initial Preferred Unit Purchase Agreement or Class D Additional Preferred Unit Purchase Agreement) plus (y) the Class D Redemption Price paid in cash in respect of such Class D Preferred Unit on or prior to the applicable date of determination, divided by (c) the aggregate Capital Contribution made to the Partnership in exchange for the issuance of such Class D Preferred Unit.

“Class D Optional Redemption Notice” is defined in Section 5.13(d)(ii).

“Class D Other Preferred Securities” means (other than any Class D Preferred Units, Class D Parity Securities or Class D Senior Securities) any class or series of Units or other Partnership Interests that has preferential rights to any Units or other Partnership Interests with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Partnership, collectively.

“Class D Parity Securities” means (a) the Class B Preferred Units, (b) the Class C Preferred Units and (c) any class or series of Partnership Interests established after the Class D Initial Issuance Date that has (i) designations, preferences or rights with respect to distributions or rights upon a liquidation, dissolution or winding up of the Partnership, in any case that are on parity with the Class D Preferred Units or (ii) requirements that the Partnership pay distributions that will be on parity with distributions to the Class D Preferred Units.

“Class D Payment Default” means a Class D Distribution Payment Default or a Class D Redemption Default, as applicable.

“Class D Payment Default Rate” means an annual rate equal to an additional one half of one percentage point, cumulative to the then-applicable Class D Distribution Rate.

“Class D Permitted Affiliate Transactions” means any of the following: (a) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the General Partner or any Group Member entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (b) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the General Partner or any Group Member for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (c) employment agreements and arrangements entered into with directors, officers and employees of the General Partner or any Group Member in the ordinary course of business; (d) a Partnership Restructuring Event; and (e) agreements or transactions entered into between the Partnership or any of its Subsidiaries, on the one hand, and the General Partner, any Affiliate of the General Partner or any officer or director of the General Partner or any Group Member, on the other hand, involving consideration of less than $10.0 million in the aggregate (or, solely if the relevant agreement or transaction referenced in this clause (e) is in the form of the acquisition of membership interests of the General Partner by the Partnership, $20.0 million in the aggregate).

“Class D Permitted Holder” means: (a) any Member (as defined in the GP LLC Agreement) of the General Partner as of the Class D Initial Issuance Date; (b) any wife, lineal descendant, legal guardian or other legal representative or estate of any of the Persons described in the immediately preceding clause (a); (c) any trust of which at least one of the trustees is any of the Persons described in the immediately preceding clauses (a) or (b); and (d) any other Person that is controlled directly or indirectly by any one or more of the Persons described in the immediately preceding clauses (a) through (c).

“Class D Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class D Preferred Unit in this Agreement.

“Class D Preferred Unit Distribution” has the meaning assigned to such term in Section 5.13(b)(i).

“Class D Preferred Unit Holder” means a Record Holder of Class D Preferred Units.

“Class D Preferred Unit Majority” means the affirmative vote or consent of the holders of a majority of the Outstanding Class D Preferred Units, voting separately as a class with one vote per Class D Preferred Unit.

“Class D Preferred Unit Representative” means any holder of Class D Preferred Units elected by a Class D Preferred Unit Majority, which shall initially be EIG Neptune or its Affiliated designee until such time as the Class D Purchasers and their respective Affiliates collectively hold less than 50% of the Outstanding Class D Preferred Units, after which the Class D Preferred Unit Majority shall elect a new Class D Preferred Unit Representative by written notice to the Partnership, which Person shall thereupon be the Class D Preferred Unit Representative.

“Class D Preferred Units Registrar” means the office or agency of the Partnership where a register of the ownership of the Class D Preferred Units shall be maintained.

“Class D Purchaser” and “Class D Purchasers” means, collectively, the Class D Initial Purchasers and the Class D Additional Purchasers.

“Class D Redemption Common Units” is defined in Section 5.13(d)(iii)(C).

“Class D Redemption Default” is defined in Section 5.13(d)(iii)(E).

“Class D Redemption Default Period” means the period beginning on and including the day on which a Class D Redemption Default first occurs and ending on the day when all Class D Preferred Units are redeemed by the Partnership pursuant to Section 5.13(d)(iii).

“Class D Redemption Price” means, with respect to a Class D Preferred Unit on the relevant date of determination, an amount of cash equal to (a) in respect of a redemption of a Class D Preferred Unit pursuant to Section 5.13(d)(i) (at the election of any Class D Preferred Unit Holder in connection with a Class D Change of Control) or Section 5.13(d)(ii) (at the election of the Partnership) that occurs (i) during the period commencing on the Class D Initial Issuance Date and ending on the date immediately preceding the fifth anniversary thereof, an amount that results in the greater of (A) a 13.75% Class D IRR and (B) a 1.45x Class D MOIC, or (ii) on or after the fifth anniversary of the Class D Initial Issuance Date, an amount that results in a 14.5% Class D IRR, or (b) in respect of a redemption of a Class D Preferred Unit pursuant to Section 5.13(d)(iii) (at the election of a Class D Preferred Unit Holder), an amount that results in a 14.00% Class D IRR, plus, in the case of clause (a) or clause (b) above, as applicable, the amount of then-unpaid accumulations with respect to such Class D Preferred Unit being redeemed in respect of the Class D Payment Default Rate and/or the Class D Adjusted Total Leverage Ratio Default Rate. All dollar amounts used in, or resulting from, the calculation of any Class D Redemption Price will be rounded to the nearest one-hundredth of one cent, with $0.00005 being rounded to $0.0001.

“Class D Required Cash Amount” is defined in Section 5.13(b)(v).

“Class D Selectable Rate” means either (a) an annual rate of 10.000% (at all times when the Class D Variable Rate is not in effect pursuant to Section 5.13(b)(ii)) or (b) the Class D Variable Rate (at all times when the Class D Variable Rate is in effect pursuant to Section 5.13(b)(ii)).

“Class D Selectable Rate Period” means with respect to each Outstanding Class D Preferred Unit, the period beginning on and including the first day of the twentieth full Quarter following the Class D Initial Issuance Date and ending on the date of redemption of such Class D Preferred Unit in accordance with the provisions of this Agreement.

“Class D Senior Securities” means any class or series of Partnership Interests established after the Class D Initial Issuance Date that has (a) designations, preferences or rights with respect to distributions or rights upon a liquidation, dissolution or winding up of the Partnership, in any case that are senior to the Class D Preferred Units, (b) requirements that the Partnership pay distributions that will have priority to distributions to the Class D Preferred Units or (c) requirements that the Partnership redeem such Units prior to the full redemption of all outstanding Class D Preferred Units in accordance with the terms of this Agreement.

“Class D Stated Value” means, with respect to a Class D Preferred Unit, an amount initially equal to the sum of (a) $1,000.00, plus (b) the aggregate Class D Accretion Amount, if any, attributable to such Class D Preferred Unit pursuant to Section 5.13(b)(v), plus (c) without duplication of any amounts included in the foregoing clause (b), all Class D Unpaid Distributions with respect to such Class D Preferred Unit outstanding as of the date of determination.

“Class D Three-Month LIBOR” means the following rate determined by the Partnership or the Class D Calculation Agent, as applicable, as of the applicable Class D LIBOR Determination Date in accordance with the following provisions:

(a)       the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of the applicable Quarter that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Class D LIBOR Determination Date determined by the Partnership; or

(b)       if the rate described in the immediately preceding clause (a) is not so published, the Class D Calculation Agent shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Quarter, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Class D LIBOR Determination Date for such Quarter. Offered quotations must be based on a principal amount equal to an amount that, in the Class D Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, Class D Three-Month LIBOR for such Quarter will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Class D Three-Month LIBOR for such Quarter will be the arithmetic mean of the rates quoted on the Class D LIBOR Determination Date for such Quarter by three major banks in New York City selected by the Class D Calculation Agent, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Quarter. The rates quoted must be based on an amount that, in the Class D Calculation Agent’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Class D Calculation Agent are quoting rates in the manner described above, the Class D Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate Class D Three-Month LIBOR or any of the foregoing lending rates, will determine Class D Three-Month LIBOR for the applicable Quarter in its sole discretion.

All percentages resulting from any of the calculations described in the immediately preceding clauses (a) and (b) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Class D Transfer Agent” is defined in Section 5.13(a).

“Class D Unpaid Distributions” is defined in Section 5.13(b)(viii).

“Class D Variable Rate” means an annual rate equal to a percentage of the Class D Stated Value equal to the sum of (a) Class D Three-Month LIBOR, as calculated on each applicable Class D LIBOR Determination Date plus (b) 7.000%. Notwithstanding the foregoing: (a) if the Class D Calculation Agent determines on the relevant Class D LIBOR Determination Date that the Class D Three-Month LIBOR base rate has been discontinued, then the Class D Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Class D Three-Month LIBOR base rate; provided that if the Class D Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Class D Calculation Agent shall use such substitute or successor base rate and (b) if the Class D Calculation Agent has determined a substitute or successor base rate in accordance with clause (a) above, the Class D Calculation Agent, in its sole discretion, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. The term “Common Unit” refers to Class A Deemed Warrant Units to the extent provided in Section 6.11(a) but does not refer to or include any Preferred Unit prior to its conversion into a Common Unit pursuant to the terms of this Agreement.

“Common Unit Price” means (a) the amount of cash consideration per Common Unit, if the consideration to be received in the Class B Change of Control or the Class C Change of Control, as applicable, by the holders of Common Units is solely cash; and (b) the average of the closing prices for the Common Units on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding, but not including, the Class B Change of Control Conversion Date or the Class C Change of Control Conversion Date, as applicable, if the consideration to be received in the Class B Change of Control or the Class C Change of Control, as applicable, by the holders of Common Units is other than solely cash.

“Competitor” means a Person that (a) (i) is an operating company (and not a financial institution, private equity fund or infrastructure fund) and (ii) is engaged in any of the following: (1) the transportation, storage, blending or marketing of crude oil or natural gas liquids, (2) the transportation, storage, terminaling or marketing of refined products, renewables or retail propane, (3) the treatment or disposal of wastewater, solids, tank bottoms, drilling fluids or muds generated from or used in connection with crude oil or natural gas production and (4) services associated with any of the foregoing or (b) is the general partner of a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, which “publicly traded partnership” is engaged in any of the activities described in the foregoing clause (a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units or Preferred Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Consolidated EBITDA” has the meaning assigned to such term in the Principal Credit Facility in effect as of the relevant date of determination; provided that if such Principal Credit Facility does not have a substantially equivalent definition for such term as the definition set forth in the Credit Agreement as of the Class D Initial Issuance Date, then such term shall have the meaning assigned to such term in the Credit Agreement as of the Class D Initial Issuance Date.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution, Purchase and Sale Agreement” means that certain Contribution, Purchase and Sale Agreement, dated as of September 30, 2010, by and among the Hicks Entities, Hicksgas Gifford, Inc., NGL Supply, Inc., NGL Holdings, Inc., the other stockholders of NGL Supply, Inc., Krim2010, LLC, Infrastructure Capital Management, LLC, Atkinson Investors, LLC, NGL Energy Holdings LLC (formerly known as Silverthorne Energy Holdings LLC) and the Partnership.

“Conversion Date” means either a (a) Class B Change of Control Conversion Date or (b) Class C Change of Control Conversion Date.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 14, 2017, by and among the Partnership, NGL Operating LLC, the guarantors party thereto, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch and the other financial institutions party thereto, as amended by Amendment Nos. 1 through 7 thereto, as amended, restated, modified, renewed or replaced in any manner (whether upon or after termination or otherwise) in whole or in part from time to time.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EIG” means EIG Management Company, LLC, a Delaware limited liability company.

“EIG Neptune” means EIG Neptune Equity Aggregator, L.P., a Delaware limited partnership.

“Eligibility Certificate” is defined in Section 4.9(b).

“Eligible Holder” means a Limited Partner whose (a) federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii). The Partnership acknowledges that each of the Class D Purchasers are Eligible Holders.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions on equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“First Amended and Restated Partnership Agreement” shall mean the First Amended and Restated Partnership Agreement of Silverthorne Energy Partners LP (now known as NGL Energy Partners LP).

“First Liquidation Target Amount” has the meaning set forth in Section 6.1(c)(i)(C).

“First Target Distribution” means 115% of the Minimum Quarterly Distribution.

“Funded Indebtedness” means, with respect to any Person, all indebtedness for borrowed money of such Person that by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner, as may be amended or restated from time to time.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

“Hicks Entities” means Hicks Oils & Hicksgas, Incorporated, an Indiana corporation, and Gifford Holdings, Inc., an Indiana corporation.

“IDR Reset Common Unit” is defined in Section 5.10(a).

“IDR Reset Election” is defined in Section 5.10(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest that will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.9.

“Indebtedness” has the meaning assigned to such term in the Principal Credit Facility in effect as of the relevant date of determination; provided that if such Principal Credit Facility does not have a substantially equivalent definition for such term as the definition set forth in the Credit Agreement as of the Class D Initial Issuance Date, then such term shall have the meaning assigned to such term in the Credit Agreement as of the Class D Initial Issuance Date.

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Indentures” means (a) the Indenture, dated as of October 24, 2016, by and among the Partnership, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, (b) the Indenture, dated as of February 22, 2017, by and among the Partnership, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, and (c) the Indenture, dated as of April 9, 2019, by and among the Partnership, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, in each case, without giving effect to any amendment or supplement thereto after the Class D Initial Issuance Date and regardless of whether any such indenture remains in effect.

“Ineligible Holder” is defined in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Limited Partners” means the persons identified as “Limited Partners” on the signature pages of the First Amended and Restated Partnership Agreement and the General Partner (with respect to the Incentive Distribution Rights).

“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters in the Initial Public Offering agreed to offer the Common Units to the public for sale as set forth on the cover page of the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act with respect to the Initial Public Offering or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including in the Initial Public Offering); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Leverage Ratio” has the meaning assigned to such term in the Principal Credit Facility in effect as of the relevant date of determination; provided that if such Principal Credit Facility does not have a substantially equivalent definition for such term as the definition set forth in the Credit Agreement as of the Class D Initial Issuance Date, then such term shall have the meaning assigned to such term in the Credit Agreement as of the Class D Initial Issuance Date.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Preference” means the Class B Stated Liquidation Preference, the Class C Stated Liquidation Preference or the Class D Liquidation Preference, as applicable.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets, including, without limitation, propane assets and other related or similar midstream assets) if such expenditures are made to maintain, including over the long-term, the operating capacity and/or operating income of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, other than equity issued in the Initial Public Offering, in each case, to finance the construction or development of a replacement asset and paid during the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset and the incremental Incentive Distributions paid relating to newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction or development of a replacement asset. For purposes of this definition, “long-term” generally refers to a period exceeding 12 months.

“Merger Agreement” is defined in Section 14.1.

“Mesquite Purchase Agreement” means the Asset Purchase and Sale Agreement dated as of May 13, 2019 by and between NGL Water Solutions LLC, a Colorado limited liability company and a subsidiary of the Partnership, Mesquite, solely for the purpose of Section 5.4 thereof, the “Restricted Persons” (as defined therein) and, solely for the purposes of Section 3.23, Section 5.4, Section 5.10 and Section 8.5 thereof, Precious Lady Holdings, L.L.C., a New Mexico limited liability company, as amended by that certain Letter Agreement, dated as of the Class D Initial Issuance Date, by and among NGL Water Solutions LLC, a Colorado limited liability company and a subsidiary of the Partnership, and Mesquite.

“Minimum Portion” means, with respect to a redemption of Class D Preferred Units, a number of Outstanding Class D Preferred Units immediately prior to such redemption having an aggregate Class D Stated Value of not less than $50.0 million.

“Minimum Quarterly Distribution” means $0.3375 per Unit per Quarter (or with respect to the period from the Closing Date to the end of the quarter in which the Closing Date occurred, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. If the General Partner makes additional Capital Contributions pursuant to Section 5.2 to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts (provided that (x) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (y) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), officer and other employee compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

(a)       repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)       payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c)       Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period after the Closing Date and ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)       the sum of (i) $20.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) on equity issued, other than equity issued in the Initial Public Offering, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or replacement capital asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Public Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)), less

(b)       the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred; and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) would, pursuant to this definition, beneficially own 20% or more of any Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (a) to any Outstanding Partnership Interests of any class then Outstanding acquired directly from the General Partner or its Affiliates, (b) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (a) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Interests of any class then Outstanding with the prior approval of the General Partner, (d) to the Class D Purchasers or their respective Affiliates with respect to their ownership (beneficial or of record) of the Class D Preferred Units issued pursuant to the Class D Initial Preferred Unit Purchase Agreement or Class D Additional Preferred Unit Purchase Agreement, as applicable (or the Class D Redemption Common Units issued upon redemption thereof), or the 2016 Warrants (or the Common Units issued on exercise thereof) or the 2019 Warrants (or the Common Units issued on exercise thereof), (e) any holder of Class B Preferred Units in connection with any vote, consent or approval of the holders of the Class B Preferred Units as a separate class, (f) any holder of Class C Preferred Units in connection with any vote, consent or approval of the holders of the Class C Preferred Units as a separate class, (g) any holder of Class D Preferred Units in connection with any vote, consent or approval of the holders of the Class D Preferred Units as a separate class, or (h) any holder of Class B Preferred Units, Class C Preferred Units, Class D Preferred Units or any other Parity Securities upon which like voting rights have been conferred and are exercisable in connection with any vote, consent or approval of the holders of Class B Preferred Units, Class C Preferred Units, Class D Preferred Units and such other Parity Securities as a single class.

“Parity Securities” means Class B Parity Securities, Class C Parity Securities and Class D Parity Securities, collectively.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means NGL Energy Partners LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include the General Partner Interest and any Limited Partner Interest (including, for the avoidance of doubt, any Common Unit, Class B Preferred Unit, Class C Preferred Unit, Class D Preferred Unit and Incentive Distribution Right), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Restructuring Event” means any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest, the Incentive Distribution Rights or the equity interests of the General Partner or its Affiliates; provided that (a) the principal parties thereto are the Partnership, Class D Permitted Holders and/or their respective Affiliates and (b) the common equity interests of the Partnership or its successor entity remain listed on a National Securities Exchange following such transaction.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for any class or series of Preferred Units, the General Partner shall act in such capacity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (x) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (y) the total number of Outstanding Units and Notional General Partner Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class B Preferred Unit, a Class C Preferred Unit, a Class D Preferred Unit or a Parity Security shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 14.1.

“Preferred Distributions” means Class B Preferred Unit Distributions, Class C Preferred Unit Distributions or Class D Preferred Unit Distributions, as applicable.

“Preferred Holder” means (a) with respect to a class or series of Preferred Units, a Record Holder of such class or series of Preferred Units, and (b) with respect to Preferred Units, generally, a Record Holder of Preferred Units.

“Preferred Units” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Common Units, including the Class B Preferred Units, the Class C Preferred Units and the Class D Preferred Units.

“Principal Credit Facility” means (a) as of the date of this Agreement and until the Credit Agreement is Replaced, the Credit Agreement and (b) once the Credit Agreement is Replaced and thereafter, the then-applicable Replacement Credit Agreement; provided, that, after the date of this Agreement in the case of clauses (a) and (b), (i) the administrative agent and each of the lenders thereunder are commercial banks, the majority of which are regulated by the Office of Comptroller of the Currency (or successor agency thereto) and are engaged in working capital and general corporate purpose lending to diversified midstream providers in the ordinary course of their respective businesses, (ii) at least $500,000,000 in commitments are available thereunder and (iii) such Credit Agreement or Replacement Credit Agreement, as applicable, contains covenants, events of default, guarantees and other terms that (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of the Partnership entered into the Credit Agreement or later enters into such Replacement Credit Agreement, as applicable) are “market” terms as determined on the date of issuance or incurrence.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, (d) when used with respect to Class B Preferred Holders, apportioned equally among all Class B Preferred Holders in accordance with the relative number or percentage of Class B Preferred Units held by each such Class B Preferred Holder, (e) when used with respect to Class C Preferred Holders, apportioned equally among all Class C Preferred Holders in accordance with the relative number or percentage of Class C Preferred Units held by each such Class C Preferred Holder, (f) when used with respect to Class D Preferred Unit Holders, apportioned equally among all Class D Preferred Unit Holders in accordance with the relative number or percentage of Class D Preferred Units held by each such Class D Preferred Unit Holder and (g) when used with respect to Preferred Holders, apportioned equally among all Preferred Holders in accordance with the relative number or percentage of Preferred Units held by each such Preferred Holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-172186) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (ii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Interest), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (c) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Replacement” means, in respect of the Credit Agreement or any Replacement Credit Agreement, any amendment, amendment and restatement, modification, supplement, refinancing, replacement or restructuring thereof from time to time. “Replaced” shall have the correlative meaning.

“Replacement Credit Agreement” means the principal senior credit facility of the Partnership that Replaces the Credit Agreement or the immediately preceding existing Replacement Credit Agreement, as the case may be.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” is defined in Section 5.10(a).

“Reset Notice” is defined in Section 5.10(b).

“Retail Preferred Securities” means a class or series of Class D Parity Securities (a) that is initially issued with an initial liquidation preference of $25.00 pursuant to an underwritten offering, (b) is listed for trading on a National Securities Exchange, (c) is not convertible or redeemable at the election of the holders thereof other than in connection with a change of control and (d) the holders of which are not issued warrants to acquire Common Units in connection with the issuance of such Class D Parity Securities.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Second Liquidation Target Amount” has the meaning set forth in Section 6.1(c)(i)(D).

“Second Target Distribution” means 125% of the Minimum Quarterly Distribution.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (b) with respect to the General Partner (in respect of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (c) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means the Subordinated Units outstanding at the time of and immediately following the Initial Public Offering. The Subordinated Units converted into Common Units on August 15, 2014.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Preferred Securities” is defined in Section 5.13(c)(iv)(C).

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means 150% of the Minimum Quarterly Distribution.

“Total Leverage Indebtedness” has the meaning assigned to such term in the Principal Credit Facility in effect as of the relevant date of determination; provided that if such Principal Credit Facility does not have a substantially equivalent definition for such term as the definition set forth in the Credit Agreement as of the Class D Initial Issuance Date, then such term shall have the meaning assigned to such term in the Credit Agreement as of the Class D Initial Issuance Date.

“Total Leverage Indebtedness Ratio” has the meaning assigned to such term in the Principal Credit Facility in effect as of the relevant date of determination; provided that if such Principal Credit Facility does not have a substantially equivalent definition for such term as the definition set forth in the Credit Agreement as of the Class D Initial Issuance Date, then such term shall have the meaning assigned to such term in the Credit Agreement as of the Class D Initial Issuance Date.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Transferee” means a Person who has received Partnership Interests by means of a transfer.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of May 11, 2011, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units (including Class A Deemed Warrant Units to the extent they are treated as Common Units pursuant to Section 6.11(a)), Class B Preferred Units, Class C Preferred Units, Class D Preferred Units and any Parity Security but shall not include the General Partner Interest or Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units, voting as a single class.

“Unitholders” means the holders of Units.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, combination or reorganization of such Units.

“Vesting Date” means with respect to any Class A Deemed Warrant Unit, the first date on which the Common Unit corresponding to such Class A Deemed Warrant Unit may be issued pursuant to exercise of a 2016 Warrant in accordance with the terms thereof.

“VWAP Price” means, as of any date of determination, the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the principal National Securities Exchange on which the Common Units are then listed or admitted to trading.

“Warrants” means warrants to purchase Common Units, including the 2016 Warrants and the 2019 Warrants.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b)(i).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2         Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1          Formation. The General Partner hereby amends and restates the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2          Name. The name of the Partnership shall be “NGL Energy Partners LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3          Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 6120 S. Yale, Suite 805, Tulsa, OK 74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 6120 S. Yale, Suite 805, Tulsa, OK 74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4          Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5          Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6          Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7          Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity and/or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Article III

RIGHTS OF LIMITED PARTNERS

Section 3.1         Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2         Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3         Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities outside of and in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any outside business ventures of any Limited Partner.

Section 3.4         Rights of Limited Partners.

(a)       In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)         to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)        promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)       to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv)       to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments hereto and thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments hereto and thereto have been executed;

(v)        to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)       to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)       The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership where the primary purpose is to circumvent the obligations set forth in this Section 3.4).

Article IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1        Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

Section 4.2         Mutilated, Destroyed, Lost or Stolen Certificates.

(a)       If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)       The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)          makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)         requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)        if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)       satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)       As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the Record Holder to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3         Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4          Transfer Generally.

(a)       The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) makes any direct or indirect transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise and, without limiting the generality of the foregoing, with respect to any Person that is not a natural person, any distribution, transfer, assignment or other disposition of any Limited Partner Interest, whether voluntary, involuntary or pursuant to any dissolution, liquidation or termination of such Person, to such Person’s members, shareholders, partners or other interestholders shall constitute a “transfer” of a Limited Partner Interest (for the avoidance of doubt, with respect to a Limited Partner that is not a natural person, any transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition of any interest in such Limited Partner, by such Limited Partner or any interestholder of such Limited Partner shall be deemed to be an indirect transfer of a Limited Partner Interest hereunder).

(b)       No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void. Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), or (iv) constitute a breach or violation of, or a change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing indebtedness for borrowed money of the Partnership or any Group Member.

(c)       Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner, and the term “transfer” shall not mean any such disposition.

Section 4.5         Registration and Transfer of Limited Partner Interests.

(a)       The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)       The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the Record Holder to pay a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)       By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)       Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

(e)       The General Partner shall have the right at any time to transfer its Common Units to one or more Persons.

Section 4.6         Transfer of the General Partner’s General Partner Interest.

(a)       Subject to Section 4.6(c) below, prior to the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)       Subject to Section 4.6(c) below, on or after the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(c)       Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7         Transfer of Incentive Distribution Rights. Prior to the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, a holder of Incentive Distribution Rights may only transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual), or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person, (iii) the sale of all the ownership interests in such holder or (iv) the pledge, encumbrance, hypothecation or mortgage of the Incentive Distribution Rights in favor a Person providing bona fide debt financing to such holder as security or collateral for such debt financing and the transfer of Incentive Distribution Rights in connection with the exercise of any remedy of such Person in connection therewith, provided, that such holder entered into such debt financing transaction in good faith for a valid purpose other than the intent to circumvent the restrictions on transfer of Incentive Distribution Rights that would otherwise have applied. Any other transfer of the Incentive Distribution Rights prior to the first day of the first Quarter beginning after the tenth anniversary of the Closing Date shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement; provided, that no such agreement shall be required for the pledge, encumbrance, hypothecation or mortgage of the Incentive Distribution Rights.

Section 4.8          Restrictions on Transfers of Limited Partner Interests.

(a)       The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement pursuant to Section 13.1; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(b)       Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(c)       Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NGL ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NGL ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NGL ENERGY PARTNERS LP, TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). NGL ENERGY HOLDINGS LLC, THE GENERAL PARTNER OF NGL ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF NGL ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES OR (B) IN THE CASE OF LIMITED PARTNER INTERESTS, TO PRESERVE THE UNIFORMITY THEREOF (OR ANY CLASS OR CLASSES OF LIMITED PARTNER INTERESTS). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9         Eligibility Certificates; Ineligible Holders.

(a)       If at any time the General Partner determines, with the advice of counsel, that

(i)         the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the federal income tax status) of one or more Limited Partners, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership (a “Rate Eligibility Trigger”), or

(ii)        any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary to establish those Limited Partners whose federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status (or, if the General Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) of the Limited Partner as the General Partner determines to be necessary to establish those Limited Partners whose status as a Limited Partner does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

(b)       Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c)       Such amendments may provide that any Limited Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (such a Limited Partner an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for all Limited Partners that are Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(d)       The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e)       Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(f)       At any time after an Ineligible Holder can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

Section 4.10       Redemption of Partnership Interests of Ineligible Holders.

(a)       If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within a reasonable period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)         The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made).

(ii)        The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)       The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)       After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)       The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.

(c)       Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11       Restrictions on Transfer of Class D Preferred Units.

(a)       Without the prior written consent of the Partnership, each Class D Preferred Unit Holder shall not

(i)         during the period commencing on the Class D Initial Issuance Date and ending on the first anniversary of the Class D Initial Issuance Date, (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, (each of the foregoing being referred to in this Section 4.11 as “transfer”) any of its Class D Preferred Units or (2) directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to Common Units;

(ii)        at any time, transfer any Class D Preferred Units to any Person classified for U.S. federal income tax purposes as a non-U.S. resident individual, non-U.S. corporation, non-U.S. partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer of economic ownership to another, in whole or in part, any of the Class D Preferred Units, regardless of whether any such transaction is to be settled by delivery of Class D Preferred Units, Common Units or other securities, in cash or otherwise; provided that direct and indirect owners of each Class D Preferred Unit Holder that is a U.S. partnership or other U.S. entity that is not a disregarded entity for U.S. tax purposes may transfer direct and indirect ownership interests of such Class D Preferred Unit Holder without restriction; or

(iii)       at any time, transfer any Class D Preferred Units to any Person that is a Competitor; provided, however, that this restriction shall not apply to any transfer of Class D Preferred Units on any National Securities Exchange on which the Class D Preferred Units are then-listed or admitted for trading; provided, further, that there shall be no obligation to list or admit the Class D Preferred Units for trading on any National Securities Exchange.

(b)       Subject to applicable law and to Section 4.11(a), after the first anniversary of the Class D Initial Issuance Date, each Class D Purchaser may freely transfer Class D Preferred Units; provided that any transferee receiving any Class D Preferred Units shall by its acceptance thereof be deemed to have agreed to the restrictions set forth in this Section 4.11.

(c)       Notwithstanding anything to the contrary contained herein, at any time, any Class D Purchaser shall be permitted to transfer any Class D Preferred Units held by such Class D Purchaser to any Person that is an Affiliate of such Class D Purchaser or to another Class D Purchaser or its Affiliates, and any Class D Preferred Unit Holder may pledge all or any portion of its Class D Preferred Units to any holders of obligations owed by such Class D Preferred Unit Holder, including to the trustee for, or representative of, such holder; provided that any transferee receiving any Class D Preferred Units and any such pledgee shall by its acceptance of Class D Preferred Units or the pledge thereof be deemed to have agreed to the restrictions set forth in this Section 4.11.

(d)       Notwithstanding anything to the contrary contained herein, in no event shall this Section 4.11 or any other provision of this Agreement limit or restrict indirect transfers of Class D Preferred Units by the direct and indirect owners of a Class D Preferred Unit Holder.

(e)       This Section 4.11 sets forth all the restrictions on transfer of the Class D Preferred Units set forth in this Agreement.

Article V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1        Contributions by the General Partner and the Initial Limited Partners. In connection with the execution of and as set forth in the First Amended and Restated Partnership Agreement, (i) the General Partner made a capital contribution to the Partnership in exchange for a continuation of its General Partner Interest equal to a 0.1% Percentage Interest and the Incentive Distribution Rights and (ii) the Initial Limited Partners made capital contributions to the Partnership in exchange for an aggregate Limited Partnership Interest equal to a 99.9% Percentage Interest.

Section 5.2        Maintenance of General Partner’s Percentage Interest. Upon the issuance of any additional Limited Partner Interests by the Partnership (other than any Common Units issued pursuant to Section 5.10), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3        Contributions by Limited Partners. No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4        Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5        Capital Accounts.

(a)       The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement; provided that the Capital Account attributable to a Class B Preferred Unit, a Class C Preferred Unit or a Class D Preferred Unit, as applicable, shall not be reduced by the amount of Class B Preferred Unit Distributions, Class C Preferred Unit Distributions or Class D Preferred Unit Distributions, as applicable, made with respect to such Class B Preferred Unit, Class C Preferred Unit or Class D Preferred Unit, as applicable; and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account with respect to the Class A Deemed Warrant Units shall be determined pursuant to the Class A Unit Purchase Agreement. The initial Capital Account attributable to a Class B Preferred Unit shall be the Class B Stated Liquidation Preference, irrespective of the amount paid by the holder of such Class B Preferred Unit for such Unit. The initial Capital Account attributable to a Class C Preferred Unit shall be the Class C Stated Liquidation Preference, irrespective of the amount paid by the holder of such Class C Preferred Unit for such Unit. The initial Capital Account attributable to each Class D Preferred Unit shall be determined pursuant to the Class D Initial Preferred Unit Purchase Agreement or Class D Additional Preferred Unit Purchase Agreement, as applicable. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and any conversion of Class B Preferred Units or Class C Preferred Unit, the issuance of the Class D Preferred Units and the Class D Redemption Common Units, and the issuance and exercise of the 2019 Warrants, unless otherwise required by applicable law.

(b)       For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)         Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)        All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)       Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)       Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)        In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi)       The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)           (i)        A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)        Subject to Section 6.7(c), immediately prior to the transfer of a converted Subordinated Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its converted Subordinated Units will (A) first, be allocated to the converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(iii)       Subject to Section 6.11(b), immediately prior to the transfer of a Class A Deemed Warrant Unit that has been exercised for a Common Unit by a holder thereof (other than a transfer to an Affiliate of the assignor unless the General Partner elects to have this Section 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to Class A Deemed Warrant Units or Common Units granted upon exercise of such Class A Deemed Warrant Units will (A) first, be allocated to the Class A Deemed Warrant Units or Common Units into which such Class A Deemed Warrant Units have been exercised in an amount equal to the product of (x) the number of such Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any such Class A Deemed Warrant Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained applicable Class A Deemed Warrant Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class A Deemed Warrant Units or Common Units granted on exercise of such Class A Deemed Warrant Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)           (i)         Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the conversion of a Class B Preferred Unit in accordance with Section 5.11(e), the conversion of a Class C Preferred Unit in accordance with Section 5.12(e), or the issuance of Class D Redemption Common Units in accordance with Section 5.13(d)(iii), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date or redemption date, immediately after such date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class B Preferred Unit or a Class C Preferred Unit, or issuance of a Class D Redemption Common Unit or the exercise of a 2019 Warrant, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of such occurrence is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an adjustment to the Carrying Value of Partnership property resulting from the exercise of a Noncompensatory Option (including conversion of a Class B Preferred Unit or Class C Preferred Unit, issuance of a Class D Redemption Common Unit or the exercise of a 2019 Warrant) immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt in its sole discretion. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, the fair market value of all other Partnership Interests (on a fully converted basis) of all Partners at such time, and the amount of Partnership liabilities; and, if before the Conversion Date or redemption date of any Class B Preferred Units, Class C Preferred Units, Class D Preferred Units or other Noncompensatory Options or the exercise of a 2019 Warrant, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Class B Preferred Units, Class C Preferred Units, Class D Preferred Units or other Noncompensatory Options for which the Conversion Date or the exercise date has not occurred and the aggregate Capital Accounts (which will be zero with respect to Noncompensatory Options that are not treated as exercised for federal income tax purposes) attributable to such Class B Preferred Units, Class C Preferred Units and Class D Preferred Units or other Noncompensatory Options (including, without limitation, the 2019 Warrants) to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)        In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (ii) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6            Issuances of Additional Partnership Interests.

(a)       Subject to the restrictions set forth in Section 5.11, Section 5.12 and Section 5.13, the Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests (including as described in Section 7.4(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)       Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)       The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)       No fractional Units shall be issued by the Partnership.

Section 5.7            Limited Preemptive Right. Except as provided in this Section 5.7, in Section 5.2, in Section 5.11, in Section 5.12, in Section 5.13 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.8            Splits and Combinations.

(a)       Subject to Section 5.8(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests (other than Preferred Units) to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b)       Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)       Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)       The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9            Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.10            Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a)       Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(d) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.10(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The Percentage Interest of the General Partner after the issuance of the Aggregate Quantity of IDR Reset Common Units shall equal the Percentage Interest of the General Partner prior to the issuance of the Aggregate Quantity of IDR Reset Common Units and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in order to maintain its Percentage Interest in connection therewith. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b)       To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, as the case may be, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units which each holder of Incentive Distribution Rights will be entitled to receive.

(c)       The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)       If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e)       The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f)       Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(A) and Section 6.1(d)(x)(B).

Section 5.11            Establishment of Class B Preferred Units.

(a)       General. The General Partner hereby designates and creates a series of Units to be designated as “9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units,” having the terms and conditions set forth herein.

(i)       Each Class B Preferred Unit shall be identical in all respects to every other Class B Preferred Unit, except as to the respective dates from which Class B Preferred Unit Distributions may begin accumulating, to the extent such dates may differ. The Class B Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Section 5.11(d) and Section 5.11(e), shall not give rise to a claim by the Partnership or a Class B Preferred Holder for redemption or the conversion thereof, as applicable, at a particular date.

(ii)       The authorized number of Class B Preferred Units shall be unlimited. Class B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(iii)       The Class B Preferred Units shall be represented by one or more global Certificates registered in the name of the Class B Securities Depositary or its nominee, and no Class B Preferred Holder shall be entitled to receive a definitive Certificate evidencing its Class B Preferred Units, unless otherwise required by law or the Class B Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Class B Preferred Units and the Partnership shall have not selected a substitute Class B Securities Depositary within 60 calendar days thereafter. So long as the Class B Securities Depositary shall have been appointed and is serving with respect to the Class B Preferred Units, payments and communications made by the Partnership to Class B Preferred Holders shall be made by making payments to, and communicating with, the Class B Securities Depositary.

(b)       Distributions.

(i)       Distributions on each Outstanding Class B Preferred Unit (“Class B Preferred Unit Distributions”) shall be cumulative and shall accumulate at the applicable Class B Distribution Rate from and including the Class B Original Issue Date (or, for any subsequently issued and newly Outstanding Class B Preferred Units, from and including the Class B Distribution Payment Date immediately preceding the issue date of such Class B Preferred Units) until such time as the Partnership pays the applicable Class B Preferred Unit Distribution or redeems such Class B Preferred Unit in accordance with Section 5.11(d) or such Class B Preferred Unit is converted in accordance with Section 5.11(e), regardless of whether such Class B Preferred Unit Distributions shall have been declared.

(ii)       Unless otherwise determined by the General Partner, Class B Preferred Unit Distributions shall be deemed to have been paid out of Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Class B Preferred Unit Distribution is made; provided, however, that for purposes of this Section 5.11(b), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters. Class B Preferred Unit Distributions will be paid on an equal priority basis with distributions on any Outstanding Class B Parity Securities, including the Class C Preferred Units and the Class D Preferred Units.

(iii)       Class B Preferred Unit Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.11(b), shall be paid quarterly, in arrears, on each Class B Distribution Payment Date. Class B Preferred Unit Distributions shall accumulate in each Class B Distribution Period from and including the first day of such Class B Distribution Period, to and including the last day of such Class B Distribution Period (other than the initial Class B Preferred Unit Distribution, which shall accumulate from and including the Class B Original Issue Date, to and including September 30, 2017); provided, however, that if the Partnership fails to pay in full in cash any Class B Preferred Unit Distribution on a Class B Distribution Payment Date, then the amount of such accumulated but unpaid Class B Preferred Unit Distribution shall increase at the then-applicable Class B Distribution Rate, until all accumulated and unpaid distributions on the Class B Preferred Units have been paid in full in cash.

(iv)       Class B Preferred Unit Distributions shall be payable based on a 360-day year consisting of four 90-day periods. All Class B Preferred Unit Distributions payable by the Partnership pursuant to this Section 5.11(b) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Class B Distribution Period shall be for the account of the holders of Class B Preferred Units as of the applicable Class B Distribution Record Date.

(v)       Not later than 5:00 p.m. (New York City time) on each Class B Distribution Payment Date, the Partnership shall pay those Class B Preferred Unit Distributions, if any, that shall have been declared by the General Partner to Class B Preferred Holders as such holders’ names appear on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent for the Class B Preferred Units on the Class B Distribution Record Date for the applicable Class B Preferred Unit Distribution.

(vi)       So long as any Class B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Class B Junior Securities (other than a distribution payable solely in Class B Junior Securities) unless full cumulative Class B Preferred Unit Distributions and full cumulative distributions on any Class B Parity Securities have been or contemporaneously are being paid or set aside for payment on all Outstanding Class B Preferred Units and any such Class B Parity Securities, respectively, through the most recent Class B Distribution Payment Date, with respect to Outstanding Class B Preferred Units, and the most recent distribution payment date, with respect to any such Class B Parity Securities. Accumulated Class B Preferred Unit Distributions in arrears for any past Class B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, regardless of whether a Class B Distribution Payment Date, to Class B Preferred Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Class B Preferred Unit Distributions in arrears on all Outstanding Class B Preferred Units and all accumulated distributions in arrears on any Class B Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated Class B Preferred Unit Distributions in arrears on the Class B Preferred Units and accumulated distributions in arrears on any such Class B Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all Class B Preferred Unit Distributions payable with respect to all Outstanding Class B Preferred Units and all distributions payable with respect to any Class B Parity Securities are paid, then such partial payment shall be declared and paid pro rata such that the amounts of Class B Preferred Unit Distributions declared and paid per Class B Preferred Unit and the amounts of distributions declared and paid per unit of such Class B Parity Securities shall in all cases bear to each other the same ratio that unpaid and accumulated Class B Preferred Unit Distributions per Class B Preferred Unit and unpaid and accumulated distributions per unit of such Class B Parity Securities bear to one another.

(vii)       Subject to Section 12.4 and Section 5.11(d), Class B Preferred Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Class B Preferred Unit Distributions. Except insofar as distributions accumulate on the amount of any accumulated and unpaid Class B Preferred Unit Distributions as described in Section 5.11(b)(iii), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment that may be in arrears on the Class B Preferred Units.

(viii)       So long as the Class B Preferred Units are held of record by the Class B Securities Depositary or its nominee, declared Class B Preferred Unit Distributions shall be paid to the Class B Securities Depositary in same-day funds on each Class B Distribution Payment Date or other distribution payment date in the case of payments for Class B Preferred Unit Distributions in arrears.

(c)       Voting Rights.

(i)       Notwithstanding anything to the contrary in this Agreement, the Class B Preferred Units shall have no voting rights and no rights to consent or approve any action or matter, except as set forth in this Section 5.11(c), Section 13.3, or as otherwise required by Delaware law.

(ii)       Without the affirmative vote or consent of the holders of at least two-thirds of the Outstanding Class B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the terms of the Class B Preferred Units; provided, however, that (x) subject to Section 5.11(c)(iii), the issuance of additional Partnership Interests shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.11(c)(ii) and (y) for purposes of this Section 5.11(c)(ii), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Class B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Class B Preferred Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Class B Preferred Units.

(iii)       Without the affirmative vote or consent of the holders of at least two-thirds of the Outstanding Class B Preferred Units, voting as a single class with holders of any Class B Parity Securities created after the Class B Original Issue Date and upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any additional Class B Parity Securities if the cumulative distributions payable on the then-Outstanding Class B Preferred Units or Class B Parity Securities are in arrears or (y) create or issue any Class B Senior Securities.

(iv)       For any matter described in this Section 5.11(c) in which the Class B Preferred Holders are entitled to vote as a class (whether separately or together with the holders of any Class B Parity Securities), such Class B Preferred Holders shall be entitled to one vote per Class B Preferred Unit. Any Class B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(d)       Optional Redemption.

(i)       The Partnership shall have the right (A) at any time, and from time to time, on or after July 1, 2022, or (B) at any time within 120 days after the first date on which a Class B Change of Control occurs (the “Class B Change of Control Redemption Period”), in each case, to redeem the Class B Preferred Units, which redemption may be in whole or in part, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Class B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Class B Preferred Unit to be redeemed equal to the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date. So long as the Class B Preferred Units to be redeemed are held of record by the nominee of the Class B Securities Depositary, the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date shall be paid by the Paying Agent to the Class B Securities Depositary on the Class B Redemption Date.

(ii)       The Partnership shall give written notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Class B Redemption Date, to the Class B Preferred Holders (as of 5:00 p.m. (New York City time) on the Business Day next preceding the day on which notice is given) of any Class B Preferred Units to be redeemed as such Class B Preferred Holders’ names appear on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent and at the address of such Class B Preferred Holders shown therein. Such notice (the “Class B Redemption Notice”) shall state, as applicable: (A) the Class B Redemption Date, (B) the number of Class B Preferred Units to be redeemed and, if less than all Outstanding Class B Preferred Units are to be redeemed, the number (and, in the case of Class B Preferred Units in certificated form, the identification) of Class B Preferred Units to be redeemed from such Class B Preferred Holder, (C) the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date, (D) the place where any Class B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date, therefor and (E) that Class B Preferred Unit Distributions on the Class B Preferred Units to be redeemed shall cease to accumulate from and after such Class B Redemption Date.

(iii)       If the Partnership elects to redeem fewer than all of the Outstanding Class B Preferred Units, the number of Class B Preferred Units to be redeemed shall be determined by the General Partner, and such Class B Preferred Units shall be redeemed by such method of selection as the Class B Securities Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Class B Preferred Units. The aggregate Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date for any such partial redemption of the Outstanding Class B Preferred Units shall be allocated correspondingly among the redeemed Class B Preferred Units. The Class B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Section 5.11.

(iv)       If the Partnership gives or causes to be given a Class B Redemption Notice, then the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Class B Preferred Units as to which such Class B Redemption Notice shall have been given by no later than 10:00 a.m. (New York City time) on the Class B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date, to the Class B Preferred Holders whose Class B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Class B Preferred Units is issued in the name of the Class B Securities Depositary or its nominee) of the Certificates therefor as set forth in the Class B Redemption Notice. If the Class B Redemption Notice shall have been given, then from and after the Class B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Class B Redemption Notice, all Class B Preferred Unit Distributions on such Class B Preferred Units to be redeemed shall cease to accumulate and all rights of Class B Preferred Holders of such Class B Preferred Units as Limited Partners with respect to such Class B Preferred Units shall cease, except the right to receive the Class B Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class B Redemption Date, regardless of whether declared, and such Class B Preferred Units shall not thereafter be transferred on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Class B Preferred Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including, but not limited to, redemption of Class B Preferred Units, that remain unclaimed or unpaid one year after the applicable Class B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment, the Class B Preferred Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Class B Redemption Notice, there shall be no redemption of any Class B Preferred Units called for redemption until funds sufficient to pay the full Class B Redemption Price of such Class B Preferred Units, plus all accumulated and unpaid Class B Preferred Unit Distributions to, but not including, the applicable Class B Redemption Date, regardless of whether declared, shall have been deposited by the Partnership with the Paying Agent.

(v)       Any Class B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Class B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Class B Preferred Units is registered in the name of the Class B Securities Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to such Class B Preferred Holder a new Certificate (or adjust the applicable book-entry account) representing the number of Class B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(vi)       Notwithstanding anything to the contrary in this Section 5.11, in the event that full cumulative distributions on the Class B Preferred Units and any Class B Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Class B Preferred Units or Class B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Class B Preferred Holders and holders of any Class B Parity Securities. Subject to Section 4.10, so long as any Class B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Class B Junior Securities unless full cumulative distributions on the Class B Preferred Units and any Class B Parity Securities for all prior and the then-ending Class B Distribution Periods, with respect to the Class B Preferred Units, and all prior and then-ending distribution periods, with respect to such Class B Parity Securities, shall have been paid or declared and set aside for payment.

(e)       Change of Control Conversion.

(i)       Upon the occurrence of a Class B Change of Control, each Class B Preferred Holder shall have the right (“Class B Change of Control Conversion Right”) to convert some or all of the Class B Preferred Units held by such Class B Preferred Holder on the Class B Change of Control Conversion Date into a number of Common Units per Class B Preferred Unit to be converted that is equal to the Class B Conversion Rate (such number of Common Units, the “Class B Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Class B Preferred Units pursuant to Section 5.11(d)(i)(B) prior to the expiration of the Class B Change of Control Redemption Period.

(ii)       Within five days following the expiration of the Class B Change of Control Redemption Period or, if earlier waived, the date of the Partnership’s waiver of its redemption right set forth in Section 5.11(d)(i)(B), the Partnership will provide to the Class B Preferred Holders written notice (the “Class B Conversion Notice”) of the occurrence of the Class B Change of Control that describes the Class B Change of Control Conversion Right and states: (A) the events constituting the Class B Change of Control; (B) the date of the Class B Change of Control; (C) the date on which the Class B Change of Control Redemption Period expired or was waived; (D) the Class B Change of Control Conversion Date; (E) the last date on which the Class B Preferred Holders may exercise their Class B Change of Control Conversion Right; (F) the method and period for calculating the Common Unit Price with respect to the Class B Preferred Units; (G) if applicable, the type and amount of Class B Alternative Conversion Consideration entitled to be received per Class B Preferred Unit; (H) the name and address of the Paying Agent; and (I) the procedure that the Class B Preferred Holders must follow to exercise the Class B Change of Control Conversion Right.

(iii)       In the case of a Class B Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Class B Alternative Conversion Consideration”), each Class B Preferred Holder electing to exercise its Class B Change of Control Conversion Right will receive upon conversion of the Class B Preferred Units elected by such Class B Preferred Holder the kind and amount of such Class B Alternative Conversion Consideration on a per Class B Preferred Unit basis that such Class B Preferred Holder would have owned or been entitled to receive upon the Class B Change of Control had such Class B Preferred Holder held a number of Common Units equal to the Class B Common Unit Conversion Consideration immediately prior to the effective time of the Class B Change of Control; provided, however, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Class B Change of Control, the consideration that the Class B Preferred Holders electing to exercise their Class B Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Class B Change of Control. The Partnership shall pay the cash value in lieu of issuing any fractional Common Units upon the conversion of the Class B Preferred Units.

(iv)       Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Class B Change of Control Redemption Period, the Partnership provides notice of its election to redeem Class B Preferred Units pursuant to Section 5.11(d)(i), Class B Preferred Holders shall not have any right to convert (including pursuant to the Class B Change of Control Conversion Right) the Class B Preferred Units that the Partnership has elected to redeem, and any Class B Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Class B Change of Control Conversion Right shall be redeemed on the applicable Class B Redemption Date instead of converted on the Class B Change of Control Conversion Date.

(v)       Notwithstanding anything to the contrary in this Agreement, if prior to the Class B Change of Control Conversion Date, the Partnership provides notice of its election to redeem Class B Preferred Units pursuant to Section 5.11(d)(i), Class B Preferred Holders of such Class B Preferred Units shall not have any right to convert (including pursuant to the Class B Change of Control Conversion Right) the Class B Preferred Units that the Partnership has elected to redeem, and any Class B Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Class B Change of Control Conversion Right shall be redeemed on the applicable Class B Redemption Date instead of converted on the Class B Change of Control Conversion Date.

(vi)       The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership provides the Class B Conversion Notice to the Class B Preferred Holders.

(vii)       Each Class B Preferred Holder electing to exercise its Class B Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Class B Change of Control Conversion Date, to notify the Partnership of the number of Class B Preferred Units to be converted pursuant to the Class B Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the Class B Conversion Notice or otherwise required by the Class B Securities Depositary for effecting the conversion.

(viii)       Upon conversion, the rights of each participating Class B Preferred Holder, as a holder of the Class B Preferred Units, shall cease with respect to such converted Class B Preferred Units, and each such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement in respect of the Common Units constituting the Class B Conversion Common Units to be issued to such Person in respect of the converted Class B Preferred Units. Each Class B Preferred Unit shall, upon its Class B Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class B Conversion Common Units.

(ix)       The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Class B Conversion Common Units. However, the participating Class B Preferred Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Class B Conversion Common Units in a name other than such Class B Preferred Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Class B Preferred Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Class B Preferred Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(x)       The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Class B Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Class B Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(xi)       Notwithstanding anything herein to the contrary, nothing herein shall give to any Class B Preferred Holder any rights as a creditor in respect of its right to conversion of Class B Preferred Units.

(f)       Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Class B Preferred Holder as the true, lawful and absolute owner of the applicable Class B Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Class B Preferred Units are listed or admitted to trading.

(g)       Notices. All notices or communications in respect of the Class B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Section 5.11, this Agreement or by applicable law.

(h)       Other Rights; Fiduciary Duties. The Class B Preferred Units and the Class B Preferred Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Class B Preferred Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.12            Establishment of Class C Preferred Units.

(a)       General. The General Partner hereby designates and creates a series of Units to be designated as “9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units,” having the terms and conditions set forth herein.

(i)       Each Class C Preferred Unit shall be identical in all respects to every other Class C Preferred Unit, except as to the respective dates from which Class C Preferred Unit Distributions may begin accumulating, to the extent such dates may differ. The Class C Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Section 5.12(d) and Section 5.12(e), shall not give rise to a claim by the Partnership or a Class C Preferred Holder for redemption or the conversion thereof, as applicable, at a particular date.

(ii)       The authorized number of Class C Preferred Units shall be unlimited. Class C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(iii)       The Class C Preferred Units shall be represented by one or more global Certificates registered in the name of the Class C Securities Depositary or its nominee, and no Class C Preferred Holder shall be entitled to receive a definitive Certificate evidencing its Class C Preferred Units, unless otherwise required by law or the Class C Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Class C Preferred Units and the Partnership shall have not selected a substitute Class C Securities Depositary within 60 calendar days thereafter. So long as the Class C Securities Depositary shall have been appointed and is serving with respect to the Class C Preferred Units, payments and communications made by the Partnership to Class C Preferred Holders shall be made by making payments to, and communicating with, the Class C Securities Depositary.

(b)       Distributions.

(i)       Distributions on each Outstanding Class C Preferred Unit (“Class C Preferred Unit Distributions”) shall be cumulative and shall accumulate at the applicable Class C Distribution Rate from and including the Class C Original Issue Date (or, for any subsequently issued and newly Outstanding Class C Preferred Units, from and including the Class C Distribution Payment Date immediately preceding the issue date of such Class C Preferred Units) until such time as the Partnership pays the applicable Class C Preferred Unit Distribution or redeems such Class C Preferred Unit in accordance with Section 5.12(d) or such Class C Preferred Unit is converted in accordance with Section 5.12(e), regardless of whether such Class C Preferred Unit Distributions shall have been declared.

(ii)       Unless otherwise determined by the General Partner, Class C Preferred Unit Distributions shall be deemed to have been paid out of Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Class C Preferred Unit Distribution is made; provided, however, that for purposes of this Section 5.12(b), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters. Class C Preferred Unit Distributions will be paid on an equal priority basis with distributions on any Outstanding Class C Parity Securities, including the Class B Preferred Units and the Class D Preferred Units.

(iii)       Class C Preferred Unit Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.12(b), shall be paid quarterly, in arrears, on each Class C Distribution Payment Date. Class C Preferred Unit Distributions shall accumulate in each Class C Distribution Period from and including the first day of such Class C Distribution Period, to and including the last day of such Class C Distribution Period (other than the initial Class C Preferred Unit Distribution, which shall accumulate from and including the Class C Original Issue Date, to and including June 30, 2019); provided, however, that if the Partnership fails to pay in full in cash any Class C Preferred Unit Distribution on a Class C Distribution Payment Date, then the amount of such accumulated but unpaid Class C Preferred Unit Distribution shall increase at the then-applicable Class C Distribution Rate, until all accumulated and unpaid distributions on the Class C Preferred Units have been paid in full in cash.

(iv)       Class C Preferred Unit Distributions shall be payable based on a 360-day year consisting of four 90-day periods. All Class C Preferred Unit Distributions payable by the Partnership pursuant to this Section 5.12(b) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Class C Distribution Period shall be for the account of the holders of Class C Preferred Units as of the applicable Class C Distribution Record Date.

(v)       Not later than 5:00 p.m. (New York City time) on each Class C Distribution Payment Date, the Partnership shall pay those Class C Preferred Unit Distributions, if any, that shall have been declared by the General Partner to Class C Preferred Holders as such holders’ names appear on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent for the Class C Preferred Units on the Class C Distribution Record Date for the applicable Class C Preferred Unit Distribution.

(vi)       So long as any Class C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Class C Junior Securities (other than a distribution payable solely in Class C Junior Securities) unless full cumulative Class C Preferred Unit Distributions and full cumulative distributions on any Class C Parity Securities have been or contemporaneously are being paid or set aside for payment on all Outstanding Class C Preferred Units and any such Class C Parity Securities, respectively, through the most recent Class C Distribution Payment Date, with respect to Outstanding Class C Preferred Units, and the most recent distribution payment date, with respect to any such Class C Parity Securities. Accumulated Class C Preferred Unit Distributions in arrears for any past Class C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, regardless of whether a Class C Distribution Payment Date, to Class C Preferred Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Class C Preferred Unit Distributions in arrears on all Outstanding Class C Preferred Units and all accumulated distributions in arrears on any Class C Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated Class C Preferred Unit Distributions in arrears on the Class C Preferred Units and accumulated distributions in arrears on any such Class C Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all Class C Preferred Unit Distributions payable with respect to all Outstanding Class C Preferred Units and all distributions payable with respect to any Class C Parity Securities are paid, then such partial payment shall be declared and paid pro rata such that the amounts of Class C Preferred Unit Distributions declared and paid per Class C Preferred Unit and the amounts of distributions declared and paid per unit of such Class C Parity Securities shall in all cases bear to each other the same ratio that unpaid and accumulated Class C Preferred Unit Distributions per Class C Preferred Unit and unpaid and accumulated distributions per unit of such Class C Parity Securities bear to one another.

(vii)       Subject to Section 12.4 and Section 5.12(d), Class C Preferred Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Class C Preferred Unit Distributions. Except insofar as distributions accumulate on the amount of any accumulated and unpaid Class C Preferred Unit Distributions as described in Section 5.12(b)(iii), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment that may be in arrears on the Class C Preferred Units.

(viii)       So long as the Class C Preferred Units are held of record by the Class C Securities Depositary or its nominee, declared Class C Preferred Unit Distributions shall be paid to the Class C Securities Depositary in same-day funds on each Class C Distribution Payment Date or other distribution payment date in the case of payments for Class C Preferred Unit Distributions in arrears.

(c)       Voting Rights.

(i)       Notwithstanding anything to the contrary in this Agreement, the Class C Preferred Units shall have no voting rights and no rights to consent or approve any action or matter, except as set forth in this Section 5.12(c), Section 13.3, or as otherwise required by Delaware law.

(ii)       Without the affirmative vote or consent of the holders of at least two-thirds of the Outstanding Class C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the terms of the Class C Preferred Units; provided, however, that (x) subject to Section 5.12(c)(iii), the issuance of additional Partnership Interests shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.12(c)(ii) and (y) for purposes of this Section 5.12(c)(ii), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Class C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Class C Preferred Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Class C Preferred Units.

(iii)       Without the affirmative vote or consent of the holders of at least two-thirds of the Outstanding Class C Preferred Units, voting as a single class with holders of the Class B Preferred Units and any Class C Parity Securities created after the Class C Original Issue Date and upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any additional Class C Parity Securities (including any additional Class B Preferred Units or Class D Preferred Units) if the cumulative distributions payable on the then-Outstanding Class C Preferred Units or Class C Parity Securities are in arrears or (y) create or issue any Class C Senior Securities.

(iv)       For any matter described in this Section 5.12(c) in which the Class C Preferred Holders are entitled to vote as a class (whether separately or together with the holders of any Class C Parity Securities), such Class C Preferred Holders shall be entitled to one vote per Class C Preferred Unit. Any Class C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(d)       Optional Redemption.

(i)       The Partnership shall have the right (A) at any time, and from time to time, on or after April 15, 2024, or (B) at any time within 120 days after the first date on which a Class C Change of Control occurs (the “Class C Change of Control Redemption Period”), in each case, to redeem the Class C Preferred Units, which redemption may be in whole or in part, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Class C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Class C Preferred Unit to be redeemed equal to the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date. So long as the Class C Preferred Units to be redeemed are held of record by the nominee of the Class C Securities Depositary, the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date shall be paid by the Paying Agent to the Class C Securities Depositary on the Class C Redemption Date.

(ii)       The Partnership shall give written notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Class C Redemption Date, to the Class C Preferred Holders (as of 5:00 p.m. (New York City time) on the Business Day next preceding the day on which notice is given) of any Class C Preferred Units to be redeemed as such Class C Preferred Holders’ names appear on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent and at the address of such Class C Preferred Holders shown therein. Such notice (the “Class C Redemption Notice”) shall state, as applicable: (A) the Class C Redemption Date, (B) the number of Class C Preferred Units to be redeemed and, if less than all Outstanding Class C Preferred Units are to be redeemed, the number (and, in the case of Class C Preferred Units in certificated form, the identification) of Class C Preferred Units to be redeemed from such Class C Preferred Holder, (C) the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date, (D) the place where any Class C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date, therefor and (E) that Class C Preferred Unit Distributions on the Class C Preferred Units to be redeemed shall cease to accumulate from and after such Class C Redemption Date.

(iii)       If the Partnership elects to redeem fewer than all of the Outstanding Class C Preferred Units, the number of Class C Preferred Units to be redeemed shall be determined by the General Partner, and such Class C Preferred Units shall be redeemed by such method of selection as the Class C Securities Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Class C Preferred Units. The aggregate Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date for any such partial redemption of the Outstanding Class C Preferred Units shall be allocated correspondingly among the redeemed Class C Preferred Units. The Class C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Section 5.12.

(iv)       If the Partnership gives or causes to be given a Class C Redemption Notice, then the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Class C Preferred Units as to which such Class C Redemption Notice shall have been given by no later than 10:00 a.m. (New York City time) on the Class C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date, to the Class C Preferred Holders whose Class C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Class C Preferred Units is issued in the name of the Class C Securities Depositary or its nominee) of the Certificates therefor as set forth in the Class C Redemption Notice. If the Class C Redemption Notice shall have been given, then from and after the Class C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Class C Redemption Notice, all Class C Preferred Unit Distributions on such Class C Preferred Units to be redeemed shall cease to accumulate and all rights of Class C Preferred Holders of such Class C Preferred Units as Limited Partners with respect to such Class C Preferred Units shall cease, except the right to receive the Class C Redemption Price, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the applicable Class C Redemption Date, regardless of whether declared, and such Class C Preferred Units shall not thereafter be transferred on the Partnership’s unit transfer books maintained by the registrar and Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Class C Preferred Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including, but not limited to, redemption of Class C Preferred Units, that remain unclaimed or unpaid one year after the applicable Class C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment, the Class C Preferred Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Class C Redemption Notice, there shall be no redemption of any Class C Preferred Units called for redemption until funds sufficient to pay the full Class C Redemption Price of such Class C Preferred Units, plus all accumulated and unpaid Class C Preferred Unit Distributions to, but not including, the applicable Class C Redemption Date, regardless of whether declared, shall have been deposited by the Partnership with the Paying Agent.

(v)       Any Class C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Class C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Class C Preferred Units is registered in the name of the Class C Securities Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to such Class C Preferred Holder a new Certificate (or adjust the applicable book-entry account) representing the number of Class C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(vi)       Notwithstanding anything to the contrary in this Section 5.12, in the event that full cumulative distributions on the Class C Preferred Units and any Class C Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Class C Preferred Units or Class C Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Class C Preferred Holders and holders of any Class C Parity Securities. Subject to Section 4.10, so long as any Class C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Class C Junior Securities unless full cumulative distributions on the Class C Preferred Units and any Class C Parity Securities for all prior and the then-ending Class C Distribution Periods, with respect to the Class C Preferred Units, and all prior and then-ending distribution periods, with respect to such Class C Parity Securities, shall have been paid or declared and set aside for payment.

(e)       Change of Control Conversion.

(i)       Upon the occurrence of a Class C Change of Control, each Class C Preferred Holder shall have the right (“Class C Change of Control Conversion Right”) to convert some or all of the Class C Preferred Units held by such Class C Preferred Holder on the Class C Change of Control Conversion Date into a number of Common Units per Class C Preferred Unit to be converted that is equal to the Class C Conversion Rate (such number of Common Units, the “Class C Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Class C Preferred Units pursuant to Section 5.12(d)(i)(B) prior to the expiration of the Class C Change of Control Redemption Period.

(ii)       Within five days following the expiration of the Class C Change of Control Redemption Period or, if earlier waived, the date of the Partnership’s waiver of its redemption right set forth in Section 5.12(d)(i)(B), the Partnership will provide to the Class C Preferred Holders written notice (the “Class C Conversion Notice”) of the occurrence of the Class C Change of Control that describes the Class C Change of Control Conversion Right and states: (A) the events constituting the Class C Change of Control; (B) the date of the Class C Change of Control; (C) the date on which the Class C Change of Control Redemption Period expired or was waived; (D) the Class C Change of Control Conversion Date; (E) the last date on which the Class C Preferred Holders may exercise their Class C Change of Control Conversion Right; (F) the method and period for calculating the Common Unit Price with respect to the Class C Preferred Units; (G) if applicable, the type and amount of Class C Alternative Conversion Consideration entitled to be received per Class C Preferred Unit; (H) the name and address of the Paying Agent; and (I) the procedure that the Class C Preferred Holders must follow to exercise the Class C Change of Control Conversion Right.

(iii)       In the case of a Class C Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Class C Alternative Conversion Consideration”), each Class C Preferred Holder electing to exercise its Class C Change of Control Conversion Right will receive upon conversion of the Class C Preferred Units elected by such Class C Preferred Holder the kind and amount of such Class C Alternative Conversion Consideration on a per Class C Preferred Unit basis that such Class C Preferred Holder would have owned or been entitled to receive upon the Class C Change of Control had such Class C Preferred Holder held a number of Common Units equal to the Class C Common Unit Conversion Consideration immediately prior to the effective time of the Class C Change of Control; provided, however, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Class C Change of Control, the consideration that the Class C Preferred Holders electing to exercise their Class C Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Class C Change of Control. The Partnership shall pay the cash value in lieu of issuing any fractional Common Units upon the conversion of the Class C Preferred Units.

(iv)       Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Class C Change of Control Redemption Period, the Partnership provides notice of its election to redeem Class C Preferred Units pursuant to Section 5.12(d)(i), Class C Preferred Holders shall not have any right to convert (including pursuant to the Class C Change of Control Conversion Right) the Class C Preferred Units that the Partnership has elected to redeem, and any Class C Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Class C Change of Control Conversion Right shall be redeemed on the applicable Class C Redemption Date instead of converted on the Class C Change of Control Conversion Date.

(v)       Notwithstanding anything to the contrary in this Agreement, if prior to the Class C Change of Control Conversion Date, the Partnership provides notice of its election to redeem Class C Preferred Units pursuant to Section 5.12(d)(i), Class C Preferred Holders of such Class C Preferred Units shall not have any right to convert (including pursuant to the Class C Change of Control Conversion Right) the Class C Preferred Units that the Partnership has elected to redeem, and any Class C Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Class C Change of Control Conversion Right shall be redeemed on the applicable Class C Redemption Date instead of converted on the Class C Change of Control Conversion Date.

(vi)       The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership provides the Class C Conversion Notice to the Class C Preferred Holders.

(vii)       Each Class C Preferred Holder electing to exercise its Class C Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Class C Change of Control Conversion Date, to notify the Partnership of the number of Class C Preferred Units to be converted pursuant to the Class C Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the Class C Conversion Notice or otherwise required by the Class C Securities Depositary for effecting the conversion.

(viii)       Upon conversion, the rights of each participating Class C Preferred Holder, as a holder of the Class C Preferred Units, shall cease with respect to such converted Class C Preferred Units, and each such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement in respect of the Common Units constituting the Class C Conversion Common Units to be issued to such Person in respect of the converted Class C Preferred Units. Each Class C Preferred Unit shall, upon its Class C Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class C Conversion Common Units.

(ix)       The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Class C Conversion Common Units. However, the participating Class C Preferred Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Class C Conversion Common Units in a name other than such Class C Preferred Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Class C Preferred Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Class C Preferred Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(x)       The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Class C Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Class C Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(xi)       Notwithstanding anything herein to the contrary, nothing herein shall give to any Class C Preferred Holder any rights as a creditor in respect of its right to conversion of Class C Preferred Units.

(f)       Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Class C Preferred Holder as the true, lawful and absolute owner of the applicable Class C Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Class C Preferred Units are listed or admitted to trading.

(g)       Notices. All notices or communications in respect of the Class C Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Section 5.12, this Agreement or by applicable law.

(h)       Other Rights; Fiduciary Duties. The Class C Preferred Units and the Class C Preferred Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Class C Preferred Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.13            Establishment of Class D Preferred Units.

(a)       General. The General Partner hereby designates and creates a series of Units to be designated as the “Class D Preferred Units,” having the designations, preferences and relative or other special rights, privileges, powers, duties and obligations as set forth in this Section 5.13 and elsewhere in this Agreement. A total of (i) 400,000 Class D Preferred Units were issued by the Partnership on the Class D Initial Issuance Date (the “Class D Initial Preferred Units”) to the Class D Initial Purchasers in exchange for Capital Contributions equal to $1,000 per Class D Preferred Unit, in each case pursuant to the terms and conditions of the Class D Initial Preferred Unit Purchase Agreement and (ii) 200,000 Class D Preferred Units were issued by the Partnership on the Class D Additional Issuance Date (the “Class D Additional Preferred Units”) to the Class D Additional Purchasers in exchange for Capital Contributions equal to $1,000 per Class D Preferred Unit, in each case pursuant to the terms and conditions of the Class D Additional Preferred Unit Purchase Agreement. Accordingly, each of the Class D Purchasers was admitted to the Partnership as a Limited Partner and a Class D Preferred Unit Holder on the date that it first purchased Class D Preferred Units. Each Class D Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Transfer Agent for all the Class D Preferred Units (the “Class D Transfer Agent”) may be appointed from time to time only by the General Partner, and shall not be the General Partner, the Partnership or any of their respective Affiliates. The initial Class D Transfer Agent so appointed by the General Partner on the Class D Initial Issuance Date is Equiniti Trust Company.

(b)       Distributions.

(i)       Commencing with the Quarter ending on September 30, 2019, each Class D Preferred Unit Holder shall be entitled to receive, in respect of each Class D Preferred Unit held by such Class D Preferred Unit Holder, cumulative distributions (to the extent declared by the General Partner as described in Section 5.13(b)(iv)) in respect of such Quarter (or portion thereof for which a Class D Preferred Unit Distribution is due), in cash (subject to the remaining provisions of this Section 5.13(b)), equal to the sum of (A) the Class D Distribution Amount for such Quarter, which Class D Distribution Amount shall accumulate on a daily basis at the then applicable Class D Distribution Rate (assuming a 360-day year composed of twelve, 30-day months) from and including (i) the Class D Initial Issuance Date with respect to the Class D Initial Preferred Units and (ii) the Class D Additional Issuance Date with respect to the Class D Additional Preferred Units, in each case, until such time as the Partnership redeems such Class D Preferred Unit in accordance with Section 5.13(d) and (B) any Class D Unpaid Distributions with respect to such Class D Preferred Unit (collectively, “Class D Preferred Unit Distributions”), regardless of whether such Class D Preferred Unit Distributions shall have been declared.

(ii)       At any time and from time to time during the Class D Selectable Rate Period, the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority, may elect, pursuant to an irrevocable written notice (a “Class D Variable Rate Election Notice”) delivered to the Partnership, to cause the Class D Variable Rate to be in effect and applicable unless and until the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Majority, delivers an irrevocable written notice to the Partnership of their election to cause the Class D Variable Rate to no longer be in effect, which election shall become effective as of the first day of the Quarter immediately succeeding the Quarter in which such notice is delivered; provided that such notice must be delivered no later than 60 days prior to the end of such immediately succeeding Quarter. Notwithstanding anything to the contrary contained herein, each election to cause the Class D Variable Rate to be in effect or not in effect, as applicable, shall be effective for at least four Quarters following such election, and the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Majority, may make an election to cause the Class D Variable Rate to be in effect or not in effect with respect to each four Quarter period during the Class D Selectable Rate Period.

(iii)       The aggregate Class D Distribution Amount shall be deemed to have been paid out of Available Cash with respect to the Quarter ended immediately preceding the Quarter in which such Class D Preferred Unit Distribution is made; provided, however, that for purposes of this Section 5.13(b), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters. Class D Preferred Unit Distributions shall be paid on an equal priority basis with distributions on any Outstanding Class D Parity Securities, including the Class B Preferred Units and the Class C Preferred Units.

(iv)       Each Class D Preferred Unit Distribution that shall have been declared by the General Partner to Class D Preferred Unit Holders with respect to a Quarter (or portion thereof for which a Class D Preferred Unit Distribution is due) shall be paid in arrears after such Quarter, in cash, to the Class D Preferred Unit Holders as such holders’ names appear on the register maintained by the Class D Preferred Units Registrar for the Class D Preferred Units on the Record Date for such Class D Preferred Unit Distribution on the date that is the earlier of: (A) the date that distributions are made on the Common Units pursuant to Section 6.3(a) or Class D Parity Securities in respect of such Quarter or such earlier date after the end of such Quarter as the General Partner may determine, and (B) the date that is forty-five (45) days after the end of such Quarter (the “Class D Distribution Due Date”); provided, however, that if any Class D Distribution Due Date would otherwise occur on a day that is not a Business Day, then such Class D Distribution Due Date shall instead be the immediately succeeding Business Day.

(v)       On each Class D Distribution Due Date during each Class D Accretion Option Period, if the Partnership has not on or prior to such date paid 100% of the Class D Distribution Amount in respect of such Class D Accretion Option Period in cash, then the Class D Stated Value of such Class D Preferred Unit shall increase automatically effective as of the day immediately following the last day of such Class D Accretion Option Period, by the amount (the “Class D Accretion Amount”) equal to the lesser of (a) 50% of the amount of the Class D Distribution Amount due and payable on such Class D Distribution Due Date in respect of such Class D Preferred Unit for such Class D Accretion Option Period and (b) the excess, if any of (A) the total amount of the Class D Distribution Amount due and payable on such Class D Distribution Due Date in respect of such Class D Preferred Unit for such Class D Accretion Option Period over (B) the amount of the Class D Distribution Amount in respect of such Class D Preferred Unit for such Class D Accretion Option Period paid in cash on or prior to such Class D Distribution Due Date. The full Class D Distribution Amount payable with respect to each Class D Accretion Option Period shall be deemed to have been paid in full on the applicable Class D Distribution Due Date therefor for all purposes if at least 50% of the full cumulative Class D Distribution Amount with respect to such Class D Accretion Option Period shall have been paid in cash (the “Class D Required Cash Amount”). After giving effect to the preceding provisions of this Section 5.13(b)(v), the accumulated and unpaid Class D Distribution Amount in respect of each Class D Preferred Unit in arrears in respect of such Class D Accretion Option Period shall be the amount, if any, equal to the excess of (a) the amount of the Class D Distribution Amount due and payable on such Class D Distribution Due Date in respect of such Class D Preferred Unit for such Class D Accretion Option Period over (b) the sum of (i) the Class D Accretion Amount and (ii) the amount of the Class D Distribution Amount in respect of such Class D Preferred Unit for such Class D Accretion Option Period paid in cash on or prior to the applicable Class D Distribution Due Date. Notwithstanding anything to the contrary contained herein, (A) to the extent declared by the General Partner as described in Section 5.13(b)(iv), the Partnership shall pay in cash at least the Class D Required Cash Amount of the Class D Distribution Amount in respect of each Class D Accretion Option Period on or before the Class D Distribution Due Date for such Class D Accretion Option Period, (B) if the Partnership fails to pay the Class D Required Cash Amount in cash in respect of a Class D Accretion Period, then such unpaid portion of the Class D Required Cash Amount shall constitute a Class D Unpaid Distribution and shall accumulate in accordance with Section 5.13(b)(viii), (C) the Class D Distribution Amount payable in respect of any Quarter that is not a Class D Accretion Option Period shall be paid entirely in cash (to the extent declared by the General Partner as described in Section 5.13(b)(iv)) and (D) no portion of any Class D Accretion Amount shall decrease the amount of Class D Unpaid Distributions that are accumulated and unpaid on the Class D Distribution Due Date attributable to a Class D Accretion Option Period.

(vi)       So long as any Class D Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Class D Junior Securities (other than a distribution payable solely in Class D Junior Securities), unless full cumulative Class D Preferred Unit Distributions and full cumulative distributions on any Class D Parity Securities have been or contemporaneously are being paid or set aside for payment on all Outstanding Class D Preferred Units and any such Class D Parity Securities, respectively, through the most recent Class D Distribution Due Date, with respect to Outstanding Class D Preferred Units, and the most recent distribution payment date, with respect to any such Class D Parity Securities. Accumulated Class D Preferred Unit Distributions in arrears for any past Quarter may be declared by the General Partner and paid on any date fixed by the General Partner, regardless of whether such fixed date is a Class D Distribution Due Date, to Class D Preferred Unit Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all Class D Unpaid Distributions and all accumulated distributions in arrears on any Class D Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of Class D Unpaid Distributions and accumulated distributions in arrears on any such Class D Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date (subject to Section 5.13(b)(iv)). If less than all Class D Preferred Unit Distributions payable with respect to all Outstanding Class D Preferred Units and all distributions payable with respect to any Class D Parity Securities are paid, then such partial payment shall be declared and paid Pro Rata such that the amounts of Class D Preferred Unit Distributions declared and paid per Class D Preferred Unit and the amounts of distributions declared and paid per unit of such Class D Parity Securities shall in all cases bear to each other the same ratio that unpaid and accumulated Class D Preferred Unit Distributions per Class D Preferred Unit and unpaid and accumulated distributions per unit of such Class D Parity Securities bear to one another.

(vii)       Subject to Section 12.4, Class D Preferred Unit Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Class D Preferred Unit Distributions.

(viii)       If the Partnership fails to pay in full in accordance with this Section 5.13(b) (A) the Class D Distribution Amount of any Class D Preferred Unit Distributions with respect to a Quarter that is not a Class D Accretion Option Period or (B) at least the Class D Required Cash Amount of the Class D Distribution Amount of any Class D Preferred Unit Distributions with respect to a Quarter that is a Class D Accretion Option Period, in each case on the Class D Distribution Due Date for such Quarter (such failure being referred to herein as a “Class D Distribution Payment Default”), whether any such failure is a result of the failure by the Board to declare a Class D Preferred Unit Distribution or otherwise, then (1) the amount of accumulated and unpaid cash distributions (on a per Outstanding Class D Preferred Unit basis, the “Class D Unpaid Distributions”) will constitute arrearages and will accumulate on a daily basis at the Class D Distribution Rate plus the Class D Payment Default Rate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment was due (the “Class D Default Effective Date,” and the period from and after such Class D Default Effective Date to and including the date on which all Class D Unpaid Distributions on all Outstanding Class D Preferred Units with respect to such Quarter are paid in full in cash being referred to herein as a “Class D Distribution Payment Default Period”), assuming a 360-day year composed of twelve, 30-day months, and (2) commencing on the Class D Default Effective Date until the termination of the Class D Distribution Payment Default Period, the Class D Distribution Rate shall equal the Class D Distribution Rate plus the Class D Payment Default Rate and shall accumulate on a daily basis at such increased rate (assuming a 360-day year composed of twelve, 30-day months). Each Class D Distribution Payment Default with respect to the payment of the Class D Distribution Amount for a Quarter shall be deemed to be cured upon payment in full in cash of such Class D Distribution Amount (regardless of the date of such payment), and accordingly, such Class D Distribution Payment Default shall be deemed to be continuing only during the Class D Distribution Payment Default Period that begins on the Class D Default Effective Date.

(ix)       All Class D Preferred Unit Distributions payable by the Partnership pursuant to this Section 5.13(b) (including any Class D Accretion Amount) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Class D Distribution Period shall be for the account of the holders of Class D Preferred Units as of the applicable Class D Distribution Due Date. For purposes of determining the Capital Account attributable to each Class D Preferred Unit, each holder of Class D Preferred Units shall be treated as having subsequently contributed to the Partnership as a Capital Contribution any amount treated as a guaranteed payment with respect to the Class D Accretion Amount.

(c)       Voting Rights.

(i)       Notwithstanding anything to the contrary in this Agreement, the Class D Preferred Units shall have no voting rights and no rights to consent or approve any action or matter, except as set forth in this Section 5.13(c), Section 13.3, or as otherwise required by Delaware law.

(ii)       Notwithstanding anything to the contrary in this Agreement, in addition to all other requirements imposed by Delaware law and all other voting rights granted under this Agreement, the prior written consent of the Class D Preferred Unit Representative, acting on behalf of the Class D Preferred Unit Majority, shall be required for (A) any matter that adversely affects the rights, powers, privileges or preferences of the Class D Preferred Units in relation to other classes of Partnership Interests and, (B) to the extent not included in the approval rights set forth in the foregoing clause (A), any amendment to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise) that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Class D Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such an adverse effect that is not de minimis if such amendment would:

(A)       reduce the Class D Distribution Amount, change the form of payment of distributions on the Class D Preferred Units, defer the date from which distributions on the Class D Preferred Units will accumulate, cancel any accumulated and unpaid distributions on the Class D Preferred Units or any distributions accumulated thereon (including any Class D Unpaid Distributions and any distributions accumulations in respect of the Class D Payment Default Rate or the Class D Adjusted Total Leverage Ratio Default Rate), or change the seniority rights of the Class D Preferred Unit Holders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(B)       reduce the amount payable or change the form of payment to the Record Holders of the Class D Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Class D Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(C)       make the Class D Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(iii)       The approval of the Class D Preferred Unit Representative, acting on behalf of the Class D Preferred Unit Majority, shall be required to approve any matter for which the Class D Preferred Unit Holders are entitled to vote as a separate class.

(iv)       Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority, the Partnership will not, and the Partnership will cause each of its Subsidiaries not to:

(A)       (1) create (by reclassification or otherwise), authorize, sell or issue any Units or other Partnership Interests, including any securities convertible into or exercisable or exchangeable for Units or other Partnership Interests, other than the creation, authorization, sale or issuance of Units or other Partnership Interests that are not Class D Senior Securities or Class D Parity Securities (other than Class D Exempt Parity Securities), or (2) amend the provisions of any existing class of Units or other Partnership Interests to make any such Units or other Partnership Interests Class D Senior Securities or Class D Parity Securities;

(B)       issue additional Class D Preferred Units after the Class D Initial Issuance Date (other than the Class D Additional Preferred Units issued on the Class D Additional Issuance Date);

(C)       cause or permit any Subsidiary of the Partnership to create, authorize, sell or issue any capital stock (or other equity interests) of such Subsidiary that has preferential rights to any other capital stock (or other equity interests) of such Subsidiary with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Subsidiary (“Subsidiary Preferred Securities”), other than Subsidiary Preferred Securities issued to the Partnership or any of its wholly-owned Subsidiaries; provided that the Partnership may cause its Subsidiaries to issue Subsidiary Preferred Securities with an aggregate liquidation preference less than or equal to $25.0 million to Persons other than the Partnership or any of its wholly-owned Subsidiaries without the consent of the Class D Preferred Unit Representative;

(D)       incur, create, issue, assume or guarantee, directly or indirectly, any Indebtedness on any date, if both (i) on such date of incurrence, creation, issuance, assumption or guarantee, the Principal Credit Facility contains a restrictive covenant based on compliance with the Leverage Ratio (or a substantially equivalent ratio that is defined in the Principal Credit Facility to have a substantially similar meaning as Leverage Ratio, including in respect of definitions for each defined term referenced in, related to or necessary for the calculation of, the Leverage Ratio) and a restrictive covenant based on compliance with the Total Leverage Indebtedness Ratio (or a substantially equivalent ratio that is defined in the Principal Credit Facility to have a substantially similar meaning as Total Leverage Indebtedness Ratio, including in respect of definitions for each defined term referenced in, related to or necessary for the calculation of, the Total Leverage Indebtedness Ratio) and (ii) after giving pro forma effect to such incurrence, creation, issuance, assumption or guarantee and the simultaneous application of the proceeds therefrom, on such date of incurrence, creation, issuance, assumption or guarantee (1) the Leverage Ratio would exceed 4.5 or (2) the Total Leverage Indebtedness Ratio would exceed (x) 6.5 (if such date of incurrence, creation, issuance, assumption or guarantee is on or prior to September 30, 2019), (y) 6.25 (if such date of incurrence, creation, issuance, assumption or guarantee is after September 30, 2019 and on or prior to March 31, 2020) or (z) 6.0 (if such date of incurrence, creation, issuance, assumption or guarantee is after March 31, 2020);

(E)       incur, create, issue, assume or guarantee, directly or indirectly, any Indebtedness on any date, if both (i) on such date of incurrence, creation, issuance, assumption or guarantee, the Principal Credit Facility does not contain a restrictive covenant based on compliance with the Leverage Ratio (or a substantially equivalent ratio that is defined in the Principal Credit Facility to have a substantially similar meaning as Leverage Ratio, including in respect of definitions for each defined term referenced in, related to or necessary for the calculation of, the Leverage Ratio) and (ii) after giving pro forma effect to such incurrence, creation, issuance, assumption or guarantee and the simultaneous application of the proceeds therefrom, on such date of incurrence, creation, issuance, assumption or guarantee the Total Leverage Indebtedness Ratio would exceed the Total Leverage Indebtedness Ratio Limit. “Total Leverage Indebtedness Ratio Limit” means, (a) if the Principal Credit Facility contains a restrictive covenant based on compliance with the Total Leverage Indebtedness Ratio (or a substantially equivalent ratio that is defined in the Principal Credit Facility to have a substantially similar meaning as Total Leverage Indebtedness Ratio, including in respect of definitions for each defined term referenced in, related to or necessary for the calculation of, the Total Leverage Indebtedness Ratio), the lesser of (i) 5.5 and (ii) the sum of 0.25 plus the limit on the Total Leverage Indebtedness Ratio (or a substantially equivalent ratio that is defined in the Principal Credit Facility to have a substantially similar meaning as Total Leverage Indebtedness Ratio, including in respect of definitions for each defined term referenced in, related to or necessary for the calculation of, the Total Leverage Indebtedness Ratio) set forth in the Principal Credit Facility, and (b) in all other instances (including during any times when there is no Principal Credit Facility), 5.5;

(F)       redeem or repurchase any Class D Junior Securities or Class D Parity Securities unless, at the time of such redemption or repurchase, no Class D Unpaid Distributions are outstanding;

(G)       engage in or agree (or allow any of its Subsidiaries to engage in or agree) to any of the following (pursuant to or within the meaning of Bankruptcy Law): (1) commence a voluntary case, action or proceeding, or file a voluntary petition, in each case seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors, (2) consent to the entry of an order for relief against it in an involuntary case, (3) consent to the appointment of a custodian of it or for all or substantially all of its property or (4) make a general assignment for the benefit of its creditors, or admit in writing its inability or failure generally to pay its debts as they become due (5) file an answer or other pleading or failing to contest the material allegations of a petition filed against the Partnership or any of its Subsidiaries in any U.S. federal or state or non-U.S. bankruptcy or insolvency proceedings or (6) adopt any plan or proposal for a complete or partial liquidation, reorganization or recapitalization of the Partnership or any of its Subsidiaries, in each case, unless each Class D Preferred Unit is redeemed in full in cash at the Class D Redemption Price of such Class D Preferred Unit prior to taking any of the foregoing actions;

(H)       enter into an agreement to effect, or consummate, a Class D Change of Control, unless at the time of entering into such agreement or such consummation, as applicable, the Partnership has access to sufficient cash to redeem all the Outstanding Class D Preferred Units as and when required pursuant to Section 5.13(d)(i) as a consequence of such Class D Change of Control;

(I)       take any action that would cause the Partnership to be treated as a corporation for U.S. federal income tax purposes;

(J)       enter into, amend or terminate any agreement between, or engage in any transaction between, the Partnership or any of its Subsidiaries, on the one hand, and the General Partner, any Affiliate of the General Partner (that is not the Partnership or any of its Subsidiaries) or any officer or director of the General Partner or any Group Member, on the other hand, in each case except for (x) Class D Permitted Affiliate Transactions and (y) agreements or transactions entered into on an arm’s length basis and approved by Special Approval;

(K)       enter into, adopt, agree to, create or permit to become effective any direct consensual encumbrance, restriction or prohibition (including with respect to any “restricted payment” or similar provisions under any agreement, document or instrument governing or evidencing the Partnership’s or any of its Subsidiaries’ Funded Indebtedness) on the ability of the Partnership to repurchase or redeem the Class D Preferred Units, or to pay distributions on the Class D Preferred Units, other than any such encumbrance, restriction or prohibition that is either (1) in effect on the Class D Initial Issuance Date or (2) not more restrictive than any such encumbrance, restriction or prohibition existing as of the Class D Initial Issuance Date;

(L)       enter into a merger or other similar transaction (other than a Class D Change of Control) if the Class D Preferred Units will cease to be outstanding and are exchanged for other consideration in such merger or other similar transaction, and such consideration is less than the amount the Class D Preferred Units would receive if the merger or similar transaction were a Class D Change of Control;

(M)       declare or pay any distribution from Capital Surplus (other than on account of the Class D Distribution Amount); or

(N)       enter into any agreement or otherwise commit to do any of the foregoing.

(v)       In addition to all of the other voting rights granted pursuant to this Agreement, upon the occurrence of a third Class D Distribution Payment Default (regardless of whether any of such three Class D Distribution Payment Defaults occurred in consecutive Quarters) and continuing until the termination of the Class D Distribution Payment Default Period attributable to all then-continuing Class D Distribution Payment Defaults, the Partnership will not, and will cause each of its Subsidiaries not to, in each case without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority:

(A)       incur any Indebtedness;

(B)       (1) acquire any assets in a single transaction or a series of related transactions with a purchase price greater than $10.0 million or in the aggregate during any Quarter with aggregate purchase prices in excess of $25.0 million or sell any assets in a single transaction or a series of related transactions with a purchase price greater than $10.0 million or in the aggregate during any Quarter with aggregate purchase prices in excess of $25.0 million, or (2) enter into any agreement with respect to a merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries;

(C)       cause or permit a Subsidiary to issue any equity interests (unless such equity interests are issued solely to the Partnership or to one or more of its wholly-owned Subsidiaries);

(D)       (1) create (by reclassification or otherwise), authorize, sell or issue, (x) any Class D Parity Securities (or any securities convertible into or exercisable or exchangeable for Class D Parity Securities) or (y) any Class D Other Preferred Securities (or any securities convertible into or exercisable or exchangeable for Class D Other Preferred Securities), or (2) redeem or repurchase any of the foregoing;

(E)       make any Investment Capital Expenditures or Expansion Capital Expenditures in excess of $5.0 million in a single expenditure or in excess of $25.0 million in the aggregate; or

(F)       enter into any agreement or otherwise commit to do any of the foregoing.

(vi)      In addition to all of the other voting rights granted pursuant to this Agreement, at any time during a Class D Redemption Default Period, the Partnership will not, and will cause each of its Subsidiaries not to, in each case without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority:

(A)       take any action set forth in clauses (A) - (F) of Section 5.13(c)(v);

(B)       pay any distribution on any Class D Junior Security;

(C)       enter into, consensually terminate or amend or grant a waiver under any contract involving aggregate consideration in excess of $25.0 million; or

(D)       enter into any agreement or otherwise commit to do any of the foregoing.

(vii)     In addition to all of the other voting rights granted pursuant to this Agreement, if either (a) on March 31, 2020, the Adjusted Total Leverage Ratio exceeds 7.0 or (b) on June 30, 2020 the Adjusted Total Leverage Ratio exceeds 6.5, then until the first date on which the Adjusted Total Leverage Ratio is less than or equal to 7.0 (at any time prior to June 30, 2020) or 6.5 (at any time on or after June 30, 2020) (such period of time, the “Adjusted Total Leverage Ratio Default Period”), the Partnership will not, and will cause each of its Subsidiaries not to, in each case without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority:

(A)       acquire any assets in a single transaction or a series of related transactions with a purchase price greater than $10.0 million or in the aggregate during any Quarter with aggregate purchase prices in excess of $25.0 million or sell any assets in a single transaction or a series of related transactions with a purchase price greater than $10.0 million or in the aggregate during any Quarter with aggregate purchase prices in excess of $25.0 million; or

(B)       increase the Quarterly distribution amount on the Common Units.

(viii)    Notwithstanding anything herein to the contrary, the Partnership may, without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority:

(A)       create (by reclassification or otherwise) and issue Class D Junior Securities (including by amending the provisions of any existing class of Partnership Interest (other than the Class D Preferred Units), to make such class of Partnership Interests a class of Class D Junior Securities); and

(B)       create (by reclassification or otherwise) and issue Class D Exempt Parity Securities (including by amending the provisions of any existing class of Partnership Interest (other than the Class D Preferred Units), to make such class of Partnership Interests a class of Class D Exempt Parity Securities).

(ix)       For the avoidance of doubt, the Partnership or the General Partner, as applicable, shall deliver each request for approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Majority (and any documentation or other materials distributable by the Partnership or the General Partner, as applicable, in connection with such request), pursuant to this Section 5.13(c) to each Class D Preferred Unit Holder; provided that the foregoing shall not limit the ability of the Class D Preferred Unit Representative to act on behalf of the Class D Preferred Majority as set forth in this Agreement,

(d)           Redemption.

(i)       Upon the occurrence of a Class D Change of Control, each Class D Preferred Unit Holder shall have the option, exercisable at its sole election, but only during the period beginning upon the occurrence of such Class D Change of Control and ending at the end of the 90th day following such occurrence, to require the Partnership to redeem all, or any Minimum Portion, of the Class D Preferred Units held by such Class D Preferred Unit Holder for an amount of cash in respect of each Class D Preferred Unit to be redeemed equal to the Class D Redemption Price of such Class D Preferred Unit. The Partnership shall deliver to all Class D Preferred Unit Holders a written notice of the expected occurrence of a Class D Change of Control (a “Class D CoC Notice”) within five Business Days following execution of definitive agreements relating to a Class D Change of Control, and at least fifteen Business Days prior to consummating such Class D Change of Control (or, if such advance notice is not practicable based on the event that resulted in a Class D Change of Control, as soon as reasonably practicable upon the Partnership becoming aware of such Class D Change of Control), which Class D CoC Notice shall include the material terms of the event constituting a Class D Change of Control and any definitive agreements executed by the Partnership or the General Partner in connection therewith. To exercise its right to redemption pursuant to this Section 5.13(d)(i), a Class D Preferred Unit Holder must deliver a written notice of such exercise (a “Class D CoC Redemption Election Notice”) to the Partnership prior to the 90th day following the occurrence of such Class D Change of Control, which Class D CoC Redemption Election Notice shall set forth the number of Class D Preferred Units such Class D Preferred Unit Holder elects to have redeemed by the Partnership pursuant to this Section 5.13(d)(i). No later than five Business Days following the later of the occurrence of such Change of Control or the delivery of a Class D CoC Redemption Election Notice by a Class D Preferred Unit Holder to the Partnership, the Partnership shall redeem the Class D Preferred Units set forth in such Class D CoC Redemption Election Notice by paying such Class D Preferred Unit Holder an amount in cash in same-day funds in respect of each such Class D Preferred Unit equal to the Class D Redemption Price of such Class D Preferred Unit. Notwithstanding the foregoing, if a redemption pursuant to this Section 5.13(d)(i) would cause the Class D Preferred Units to be characterized as “disqualified stock,” “disqualified capital stock” or any similar concept pursuant to the terms of any agreement, document or instrument governing or evidencing any Funded Indebtedness of the Partnership or its Subsidiaries that is, or was originally issued or incurred, in excess of $10,000,000, the redemption obligation of the Partnership set forth in this Section 5.13(d)(i) shall be tolled until the earlier of the date (A) such redemption would comply with a “Restricted Payments” covenant or similar covenant contained in any such agreement, document or instrument, or (B) the applicable loans and other debt obligations under such agreement, document or instrument are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Class D Change of Control will have expired) prior to such redemption of the Class D Preferred Units and the Partnership will timely comply with any “change of control offer” or similar requirements under the terms of any such agreement, document or instrument, if applicable. The preceding sentence shall not be deemed to be a waiver by any Class D Preferred Unit Holder of its right to receive from the Partnership and/or its successor the cash payment required by this Section 5.13(d)(i) in connection with such Class D Change of Control and redemption.

(ii)       At any time, and from time to time, the Partnership shall have the option, exercisable at its sole election, to redeem all, or any Minimum Portion, of the Outstanding Class D Preferred Units at a price per Class D Preferred Unit equal to the Class D Redemption Price of such Class D Preferred Unit. To exercise such option to redeem Class D Preferred Units, the Partnership must deliver a written notice thereof (which notice shall be irrevocable) (the “Class D Optional Redemption Notice”) to each Class D Preferred Unit Holder, which notice shall set forth (A) the date on which the Partnership intends to consummate the redemption of Class D Preferred Units pursuant to this Section 5.13(d)(ii), which date shall be no more than five Business Days following the date of the Class D Optional Redemption Notice, (B) the number of Class D Preferred Units to be redeemed from such Class D Preferred Unit Holder and (C) the aggregate Class D Redemption Price payable to such Class D Preferred Unit Holder in exchange for such Class D Preferred Units. Upon and after delivery of a Class D Optional Redemption Notice to each Class D Preferred Unit Holder, the Partnership shall be irrevocably obligated to redeem the number of Class D Preferred Units set forth on the relevant Class D Optional Redemption Notice on the date of redemption set forth in such notice. On such redemption date, the Partnership shall redeem each such Class D Preferred Unit held by a Class D Preferred Unit Holder that is to be redeemed pursuant to this Section 5.13(d)(ii) by paying such Class D Preferred Unit Holder an amount in cash in same-day funds in respect of each such Class D Preferred Unit equal to the Class D Redemption Price of such Class D Preferred Unit. If the Partnership elects to redeem less than all of the Outstanding Class D Preferred Units pursuant to this Section 5.13(d)(ii), then such redemption will be made on a pro rata basis based on the number of Class D Preferred Units held by each Class D Preferred Unit Holder immediately prior to such redemption.

(iii)      The following rights and obligations shall apply only at any time after the eighth anniversary of the Class D Initial Issuance Date:

(A)       At any time on or after such eighth anniversary, each Class D Preferred Unit Holder shall have the option, exercisable at its sole election, to initiate the requirement of the Partnership to redeem all or a portion of such Class D Preferred Unit Holder’s Outstanding Class D Preferred Units in exchange for an amount of cash in respect of each Class D Preferred Unit equal to the Class D Redemption Price of such Class D Preferred Unit. To elect such redemption, a Class D Preferred Unit Holder must deliver a written notice thereof (a “Class D Forced Redemption Notice”) to the Partnership on or after such eighth anniversary, which Class D Forced Redemption Notice shall set forth the number of Class D Preferred Units held by such Class D Preferred Unit Holder to be redeemed by the Partnership pursuant to this Section 5.13(d)(iii) and specify a date such redemption is to occur, which date shall be no earlier than 180 days after such eighth anniversary.

(B)       On such redemption date set forth in such Class D Forced Redemption Notice, the Partnership shall redeem the Class D Preferred Units set forth in such Class D Forced Redemption Notice by paying such Class D Preferred Unit Holder an amount in cash in same-day funds in respect of each such Class D Preferred Unit being redeemed equal to the applicable Class D Redemption Price in respect of such Class D Preferred Unit; provided, however, if all of the Class D Common Unit Conditions are satisfied as of the date of such redemption, the Partnership may, at the option of the Partnership, exercisable in its sole discretion, satisfy any portion not exceeding one-half of the aggregate Class D Redemption Price payable in respect of such redemption (such portion of the aggregate Class D Redemption Price the Partnership elects to satisfy in the form of Common Units, the “Class D Common Unit Redemption Amount”) by issuing to the relevant Class D Unit Holder a number of Common Units as determined pursuant to Section 5.13(d)(iii)(C),which issuance of Common Units shall be consummated immediately prior to the redemption of the Class D Preferred Units on such date of redemption.

(C)       If the Partnership so elects to satisfy a portion of the aggregate Class D Redemption Price payable to a Class D Preferred Unit Holder in connection with a redemption of Class D Preferred Units pursuant to this Section 5.13(d)(iii) by issuing Common Units in accordance with Section 5.13(d)(iii)(B), the number of Common Units issuable to such Class D Preferred Unit Holder on the date of redemption shall equal a whole number of newly issued Common Units (“Class D Redemption Common Units”) most nearly equal to the quotient of (1) the applicable Class D Common Unit Redemption Amount divided by (2) 93% of the VWAP Price of Common Units for the 30 trading days immediately preceding the second Business Day preceding such date of redemption. Notwithstanding anything contained herein to the contrary, in no event shall the Partnership be permitted to issue Class D Redemption Common Units in satisfaction of any portion of the aggregate Class D Redemption Price payable to a Class D Preferred Unit Holder pursuant to Section 5.13(d)(iii)(B) that is attributable to Class D Unpaid Distributions, and such portion of such aggregate Class D Redemption Price shall be satisfied solely in cash.

(D)       The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon redemption of Class D Preferred Units pursuant to this Section 5.13(d)(iii). However, a Class D Preferred Unit Holder who receives Class D Redemption Common Units pursuant to this Section 5.13(d)(iii) shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of any such Class D Redemption Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the Class D Preferred Unit Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Class D Redemption Common Units are to be issued in a name other than such holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(E)       In the event the Partnership fails to redeem a Class D Preferred Unit Holder’s Class D Preferred Units when required pursuant to this Section 5.13(d)(iii) (a “Class D Redemption Default”), then, notwithstanding anything contained in this Agreement to the contrary, until the termination of the applicable Class D Redemption Default Period, the Class D Distribution Amount will accumulate at the Class D Distribution Rate plus the Class D Payment Default Rate.

(iv)      Immediately upon payment of the applicable Class D Redemption Price or the issuance of the applicable number of Class D Redemption Common Units, if any, for the redemption of any Class D Preferred Units redeemed pursuant to this Section 5.13(d), such Class D Preferred Units shall cease to be Outstanding.

(e)           Certificates, Registrar and Transfer Agent.

(i)       The Class D Transfer Agent and the Class D Preferred Units Registrar shall each maintain a register of the Class D Preferred Units and the transfer of ownership thereof. The register maintained by the Class D Transfer Agent shall be the definitive record of ownership of all Class D Preferred Units, and no Person shall be deemed an owner of a Class D Preferred Unit for any purpose, unless and until such Class D Preferred Unit is recorded in such register as owned by such Person. The register maintained by the Class D Preferred Units Registrar will contain a schedule with respect to the Class D Accretion Amounts, if any, and the applicable Class D Stated Value.

(ii)       Beginning on the Class D Initial Issuance Date, the General Partner shall act as the Class D Preferred Units Registrar and the Class D Transfer Agent shall act as the Transfer Agent for the Class D Preferred Units. Thereafter, (A) the General Partner, on behalf of the Partnership, may appoint one or more agents to act as the Class D Preferred Units Registrar, and (B) the General Partner, on behalf of the Partnership, and the Class D Preferred Unit Representative, on behalf of the Class D Preferred Unit Majority, may mutually agree to replace the Transfer Agent for the Class D Preferred Units.

(iii)      If requested by a Class D Preferred Unit Holder, the Class D Preferred Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the provisions of this Agreement and the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(iv)      The certificate(s) representing the Class D Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF JULY 2, 2019, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) EITHER THE CLASS D PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF JULY 2, 2019, BY AND BETWEEN THE PARTNERSHIP AND THE PURCHASERS PARTY THERETO OR THE CLASS D PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 25, 2019, BY AND BETWEEN THE PARTNERSHIP AND THE PURCHASERS PARTY THERETO, AS APPLICABLE, IN EACH CASE, COPIES OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

In connection with a sale of Class D Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class D Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class D Preferred Units (or the book-entry account, if any, maintained by the Class D Transfer Agent), and the Partnership shall bear all costs associated therewith.

(v)       From and after the first date on which the rate described in clause (a) of the definition of Class D Three-Month LIBOR is no longer published as contemplated by such clause, the Calculation Agent with respect to the Class D Preferred Units shall be mutually agreed between the Partnership and the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority.

(f)            Class D Preferred Unit Representative.

(i)        The Class D Preferred Unit Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Class D Preferred Unit Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Class D Preferred Unit Representative shall have the full power of substitution, and full power of authority and discretion, to act in the name, place and stead of the Class D Preferred Majority with respect to the performance on behalf of the Class D Preferred Majority under the terms and provisions of this Agreement (as it may be amended or otherwise modified from time to time in accordance with its terms), and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Class D Preferred Majority, if any, as the Class D Preferred Unit Representative will deem necessary or appropriate in connection with the exercise of its authority pursuant to the terms of this Agreement. The Class D Preferred Unit Representative, solely in its capacity as the Class D Preferred Unit Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement, including with respect to any action (or inaction) taken (or not taken) by the Class D Preferred Unit Representative on behalf of the Class D Preferred Majority in accordance with the terms of this Agreement. The Partnership shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or actions taken or omitted to be taken by the Class D Preferred Unit Representative under this Agreement without any liability to any Class D Preferred Unit Holder or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the Class D Preferred Unit Holders and their respective assigns as if expressly confirmed and ratified in writing by each of them, and no Class D Preferred Unit Holder shall have the right to object, dissent, protest or otherwise contest the same.

(ii)       Notwithstanding anything contained to the contrary herein, in the event the Partnership desires to take (or fail to take) an action that is subject to the consent of the Class D Preferred Unit Representative pursuant to this Agreement and, at the time the Partnership seeks such consent, the Class D Preferred Unit Holders have not validly appointed a Class D Preferred Unit Representative in accordance with this Agreement, then the Partnership shall be permitted to take (or not take) such action with the consent of a Class D Preferred Unit Majority.

Article VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1       Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a)           Net Income. Net Income for each taxable period (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated:

(i)        First, to the General Partner until the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable periods; and

(ii)       The balance, if any, to the General Partner and the Unitholders (other than the Preferred Holders with respect to their Preferred Units), Pro Rata.

(b)           Net Loss. Net Loss for each taxable period (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated:

(i)        First, to the General Partner and the Unitholders (other than Preferred Holders with respect to their Preferred Units) Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Unitholder;

(ii)       Second, to all Preferred Holders in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Preferred Unit then Outstanding is reduced to zero; and

(iii)       The balance, if any, 100% to the General Partner.

(c)           Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 5.13, Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)        Net Termination Gain (including a Pro Rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)       First, to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

(B)       Second, to the General Partner and the Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) ;

(C)       Third, 100% to the General Partner and the Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD and (3) the excess of (a) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(b) (the sum of (1), (2) and (3) is hereinafter to as the “First Liquidation Target Amount”);

(D)       Fourth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (D), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount and (2) the excess of (a) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(c) (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(E)       Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (a) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(d); and

(F)       Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

(ii)       Net Termination Loss (including a Pro Rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A)       First, to the General Partner and the Unitholders (other than Preferred Holders with respect to their Preferred Units), Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(B)       Second, to all Preferred Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Preferred Unit then Outstanding has been reduced to zero;

(C)       The balance, if any, 100% to the General Partner.

(d)           Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)        Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)       Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)      Priority Allocations.

(A)      If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (x) the quotient determined by dividing (aa) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (bb) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (y) the total amount allocated in clause (1) above with respect to such Excess Distribution; provided, however, this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution with respect to a Preferred Unit and shall not apply to the extent distributions are not made with respect to a Class A Deemed Warrant Unit with respect to any Record Date prior to the Vesting Date of such Class A Deemed Warrant Unit.

(B)       After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (x) an amount equal to the quotient determined by dividing (aa) the General Partner’s Percentage Interest by (bb) the sum of 100 less the General Partner’s Percentage Interest times (y) the sum of the amounts allocated in clause (1) above.

(iv)      Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)       Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)      Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)     Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix)      Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)       Economic Uniformity; Changes in Law.

(A)       With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(B)       With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(C)       For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(C) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi)       Curative Allocation.

(A)      Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)       The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)      Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)       Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B)       In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (x) away from the holders of Incentive Distribution Rights and (y) to the Unitholders, or (2) additional items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)       In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D)       For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xii)(A) – Section 6.1(d)(xii)(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(E)       Notwithstanding any other provision of this Section 6.1(d)(xii), (1) no allocations shall be made pursuant to this Section 6.1(d)(xii) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date and (2) for taxable periods (or portions thereof) ending after the Closing Date, the determinations of Additional Book Basis (and items derived therefrom) and Net Positive Adjustments (and items derived therefrom) shall be made without regard to any Book-Up Event or Book-Down Event that occurred on or prior to the Closing Date.

(xiii)    Class A Deemed Warrant Units. Following each applicable Vesting Date, to the extent the Per Unit Capital Amount attributable to any Class A Deemed Warrant Unit for which a Vesting Date has occurred is less than the Per Unit Capital Amount of a Common Unit:

(A)      Items of Partnership gross income, gain, loss and deduction resulting from a Book-Up Event or a Book-Down Event shall be allocated to the holders of Class A Deemed Warrant Units and Common Units as necessary, to cause, to the extent possible, the Per Unit Capital Amount attributable to any Class A Deemed Warrant Units for which a Vesting Date has occurred to equal the Per Unit Capital Amount of a Common Unit.

(B)       With respect to any taxable period in which the Vesting Date occurs (and if necessary subsequent tax periods), to the extent the Per Unit Capital Amount of the Class A Deemed Warrant Unit for which a Vesting Date occurs is not equivalent to the Per Unit Capital Amount of a Common Unit after application of Section 6.1(d)(xiii)(A), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each holder of Class A Deemed Warrant Units for which a Vesting Date occurs in the proportion that the respective number of Class A Deemed Warrant Units for which a Vesting Date occurs held by such holder bears to the total number of Class A Deemed Warrant Units for which a Vesting Date occurs, until each such holder has been allocated an amount of gross income, gain, deduction or loss with respect to such Class A Deemed Warrant Units for which a Vesting Date has occurred that causes the Capital Account attributable to each Class A Deemed Warrant Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Vesting Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying Class A Deemed Warrant Units for which a Vesting Date occurs and the Capital Accounts underlying Common Units immediately prior to the Vesting Date.

(C)       If a holder of Class A Deemed Warrant Units or Common Units granted upon exercise of the Class A Deemed Warrant Units has a remaining Capital Account remaining after the disposing of all such Class A Deemed Warrant Units or Common Units pursuant to Section 5.5(c)(iii) or in the event a Class A Deemed Warrant Unit is not exercised, such holder shall be allocated items of loss and deduction equal to such remaining balance.

(xiv)    Allocations with Respect to Class B Preferred Units.

(A)      Items of income or gain for each taxable period shall be allocated to each holder of Class B Preferred Units, in proportion to, and to the extent of, an amount equal to the excess, if any, of (1) the Class B Stated Liquidation Preference with respect to such holder’s Class B Preferred Units, over (2) such holder’s existing Capital Account balance in respect of such Class B Preferred Units, until the Capital Account balance of each such holder in respect of its Class B Preferred Units is equal to the Class B Stated Liquidation Preference with respect to such holder’s Class B Preferred Units.

(B)       Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Class B Preferred Unit and (2) after having made all other allocations provided for in this Section 6.1 (other than the allocations provided for in Section 6.1(d)(xv)(B) and Section 6.1(d)(xvi)(C), if any, which shall be made simultaneously with the allocations in this Section 6.1(d)(xiv)(B)) for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class B Preferred Unit does not equal the Class B Stated Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Stated Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class B Preferred Units to Unitholders holding Class B Preferred Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv)(B), cause the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Stated Liquidation Preference.

(xv)     Allocations with Respect to Class C Preferred Units.

(A)      Items of income or gain for each taxable period shall be allocated to each holder of Class C Preferred Units, in proportion to, and to the extent of, an amount equal to the excess, if any, of (1) the Class C Stated Liquidation Preference with respect to such holder’s Class C Preferred Units, over (2) such holder’s existing Capital Account balance in respect of such Class C Preferred Units, until the Capital Account balance of each such holder in respect of its Class C Preferred Units is equal to the Class C Stated Liquidation Preference with respect to such holder’s Class C Preferred Units.

(B)       Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Class C Preferred Unit and (2) after having made all other allocations provided for in this Section 6.1 (other than the allocations provided for in Section 6.1(d)(xiv)(B) and Section 6.1(d)(xvi)(C), if any, which shall be made simultaneously with the allocations in this Section 6.1(d)(xv)(B)) for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class C Preferred Unit does not equal the Class C Stated Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class C Preferred Unit to equal the Class C Stated Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class C Preferred Units to Unitholders holding Class C Preferred Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xv)(B), cause the Per Unit Capital Amount in respect of each Class C Preferred Unit to equal the Class C Stated Liquidation Preference.

(xvi)    Allocations with respect to Class D Preferred Units.

(A)      Items of Partnership gross income shall be allocated to the Class D Preferred Unit Holders, Pro Rata, until the aggregate amount of gross income allocated to each Class D Preferred Unit Holder pursuant hereto for the current and all prior taxable periods is equal to the cumulative amount of all Net Losses allocated to such Class D Preferred Unit Holder pursuant to Section 6.1(b)(ii) for all previous taxable periods; provided that gross income shall not be allocated pursuant to this Section 6.1(d)(xvi)(A) to the extent such allocation would cause the Per Unit Capital Amount of a Class D Preferred Unit to exceed the Class D Liquidation Preference.

(B)       To the extent the Per Unit Capital Amount of each Class D Preferred Unit is less than the Class D Liquidation Preference, income and gain resulting from a Book-up Event shall be allocated to the holders of Class D Preferred Units, until the Per Unit Capital Amount of each Class D Preferred Unit is equal to the Class D Liquidation Preference.

(C)       Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the redemption of the last Outstanding Class D Preferred Unit and (2) after having made all other allocations provided for in this Section 6.1 (other than the allocations provided for in Section 6.1(d)(xiv)(B) and Section 6.1(d)(xv)(B), if any, which shall be made simultaneously with the allocations in this Section 6.1(d)(xvi)(C)) for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class D Preferred Unit does not equal the Class D Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class D Preferred Unit to equal the Class D Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income, Net Loss, Net Termination Gain or Net Termination Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class D Preferred Units to Unitholders holding Class D Preferred Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xvi)(C) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xvi)(C), cause the Per Unit Capital Amount in respect of each Class D Preferred Unit to equal the Class D Liquidation Preference. If, after making such allocations, the Per Unit Capital Amount of each Class D Preferred Unit does not equal the Class D Liquidation Preference, then to the extent the Class D Liquidation Preference exceeds such Capital Account balance, the Partnership will make a guaranteed payment to the Class D Preferred Unit Holders, Pro Rata, in an aggregate amount equal to the amount of such excess for all Class D Preferred Units; provided, however, that such guaranteed payment shall not be made unless, after making the allocations described in Section 6.1(d)(xiv) (if applicable), the Per Unit Capital Amount in respect of each Class B Preferred Unit equals the Class B Stated Liquidation Preference and, after making the allocations described in Section 6.1(d)(xv) (if applicable), the Per Unit Capital Amount in respect of each Class C Preferred Unit equals the Class C Stated Liquidation Preference.

Section 6.2        Allocations for Tax Purposes.

(a)           Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)           In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(C)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)           The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)           In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)           All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)            Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)          Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)           If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3        Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)           Subject to Section 6.3(b), within 45 days following the end of each Quarter commencing with the Quarter in which the Closing Date occurred an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date after the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.”

(b)          With respect to the distribution for the Quarter in which the Closing Date occurred, the amount of Available Cash distributed to the Partners in accordance with Section 6.3(a) shall equal 100% of the Available Cash with respect to such Quarter multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurred and of which the denominator is the number of days in such Quarter.

(c)           Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d)           Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4        Distributions of Available Cash from Operating Surplus.

Available Cash that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto (including pursuant to Article V with respect to the Preferred Units):

(a)           First, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(b)          Second, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(c)          Third, (i) to the General Partner in accordance with its Percentage Interest; (ii) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (c), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(d)          Fourth, (i) to the General Partner in accordance with its Percentage Interest; (ii) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (d), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(e)          Thereafter, (i) to the General Partner in accordance with its Percentage Interest; (ii) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (iii) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (i) and (ii) of this clause (e);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(e).

Section 6.5       Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise and subject to Article V with respect to the Preferred Units, 100% to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner in accordance with its Percentage Interest. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6        Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)           The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b)          The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

Section 6.7       Special Provisions Relating to the Holders of Converted Subordinated Units.

(a)           Holders of converted Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

(b)          A Unitholder shall not be permitted to transfer a converted Subordinated Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii).

(c)           The Unitholder holding a converted Subordinated Unit shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii), Section 6.1(d)(x) and Section 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8       Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Section 6.4 and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9       Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

Section 6.10      Special Provisions Relating to the Preferred Holders.

(a)           Except as otherwise provided herein, a Preferred Holder shall not have all of the rights and obligations of a Unitholder holding Common Units hereunder.

(b)           Immediately upon the conversion of a Preferred Unit into Common Units pursuant to Section 5.11(e), Section 5.12(e) or Section 5.13(d)(iii), as applicable, the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that a converted Preferred Unit shall remain subject to the provisions of Section 6.10(c).

(c)           A Unitholder holding a Class B Preferred Unit that has converted into a Common Unit pursuant to Section 5.11(e), a Class C Preferred Unit that has converted into a Common Unit pursuant to Section 5.12(e) or a Class D Preferred Unit that has converted into a Common Unit pursuant to Section 5.13(d)(iii), shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class B Preferred Units, its converted Class C Preferred Unit or converted Class D Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class B Preferred Unit, converted Class C Preferred Unit or converted Class D Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class B Preferred Unit, converted Class C Preferred Unit or converted Class D Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.10(c) as soon as practicable following a Conversion Date or as earlier provided herein.

(d)           Except as expressly set forth herein, all payments and distributions to holders of Preferred Units shall be made ratably to them in accordance with the Preferred Units held by them.

Section 6.11     Special Provisions Relating to Warrants.

(a)           For purposes of maintaining Capital Accounts and for purposes of Section 6.1 and Section 6.2, the 2016 Warrants shall be treated as exercised for Common Units that are not entitled to any distributions (each such Common Unit being referred to herein as a “Class A Deemed Warrant Unit”).

(b)          A Unitholder holding a Common Unit that has resulted from the exercise of a Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11(b), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(iii), Section 6.1(d)(xiii) and Section 6.11(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Article VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1       Management.

(a)           The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)       the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii)       the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)       the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 or Article XIV);

(iv)       the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)       the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)       the distribution of Partnership cash;

(vii)      the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)       the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)       the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)       the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)      the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)     the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Interests;

(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)     the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)           Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, any Group Member Agreement of any other Group Member, the Contribution, Purchase and Sale Agreement, Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement and the Contribution, Purchase and Sale Agreement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2       Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3        Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to, in the best interest of the Partnership Group, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4        Reimbursement of the General Partner.

(a)           Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)           The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)           The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)          The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.5       Outside Activities.

(a)           The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members as described and contemplated by this Agreement or the Registration Statement, or (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member.

(b)       Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any outside business ventures of any Indemnitee.

(c)       Subject to the terms of the limited liability company agreement of the General Partner, as may be amended from time to time, Section 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.

(d)       The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

(e)       Notwithstanding anything to the contrary in this Agreement, (i) to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be deemed to have been approved by the Partners and (ii) nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Indemnitee) to the Partnership or any of its Affiliates.

Section 7.6            Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)       The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)       The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)       No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.7           Indemnification.

(a)       To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)       To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7, be advanced by the Partnership, from time to time, prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified.

(c)       The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Contribution, Purchase and Sale Agreement and the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)       The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)       For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by an Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)        In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)       An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)       The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)        No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8            Liability of Indemnitees.

(a)       Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)       Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)       To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)       Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9           Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)       Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b)       Whenever the General Partner, or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any of its Affiliates causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c)       Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, and any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)       The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e)       Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(f)       Except as expressly set forth in this Agreement or the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)       The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10         Other Matters Concerning the General Partner.

(a)       The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)       The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)       The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11        Purchase or Sale of Partnership Interests. Subject to Section 5.11(d), Section 5.12(d) and Section 5.13(d), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12          Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Article VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1          Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2            Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending March 31.

Section 8.3            Reports.

(a)       As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)       As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)       The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

Article IX

TAX MATTERS

Section 9.1          Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information (including any information necessary for unrelated business tax income calculations) reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2            Tax Elections.

(a)       The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)       Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3           Tax Controversies.

(a)       Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b)       With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.

Section 9.4           Withholding; Tax Payments.

(a)       The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)       Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Article VI or Section 12.4(c) in the amount of such withholding from such Partner.

Article X

ADMISSION OF PARTNERS

Section 10.1         Admission of Limited Partners.

(a)       Upon the issuance by the Partnership of Common Units to the Underwriters as described in Article V in connection with the Initial Public Offering, such parties were automatically admitted to the Partnership as Limited Partners in respect of the Common Units issued to them.

(b)       By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c)       The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)       Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2        Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3         Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Article XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1         Withdrawal of the General Partner.

(a)       The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)          The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)         The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)        The General Partner is removed pursuant to Section 11.2;

(iv)        The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)         A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)        (A) In the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)       Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i)           at any time during the period beginning on the Closing Date and ending at 11:59 p.m., prevailing Central Time, on the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, the General Partner voluntarily withdraws by giving at least 90 days’ advance written notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

(ii)          at any time after 11:59 p.m., prevailing Central Time, on the first day of the first Quarter beginning after the tenth anniversary of the Closing Date, the General Partner voluntarily withdraws by giving at least 90 days’ advance written notice to the Unitholders, such withdrawal to take effect on the date specified in such notice;

(iii)         at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv)         notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance written notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2        Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3           Interest of Departing General Partner and Successor General Partner.

(a)       In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ or beneficial owners’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor as General Partner, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor as General Partner shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert shall consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner (including an appropriate “control premium”), the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b)       If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)       If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4         Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Article XII

DISSOLUTION AND LIQUIDATION

Section 12.1        Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.2, Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)       an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)       an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)       the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)       at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2        Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)          the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)         if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)        the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3         Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4          Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)       The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)       Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)       All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence); provided that any property or cash (including cash equivalents) available for distribution under this Section 12.4(c) shall be distributed (i) first in respect of the Liquidation Preference (to the extent of the positive balances in the associated Capital Accounts) and then (ii) in respect of any accumulated and unpaid Class B Preferred Unit Distributions, Class C Preferred Unit Distributions and Class D Preferred Unit Distributions (without duplication) prior to the making of any distributions of property or cash (including cash equivalents) with respect to the Class D Junior Securities.

Section 12.5        Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6        Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7        Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8        Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Article XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1        Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)       a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)       admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)       a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)       subject to Section 5.11(c), Section 5.12(c) and Section 5.13(c), a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or the Contribution, Purchase and Sale Agreement or is otherwise contemplated by this Agreement or the Contribution, Purchase and Sale Agreement;

(e)       a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Preferred Distributions) are to be made by the Partnership;

(f)       an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)       an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.6;

(h)       any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)        an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)        an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)       a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l)        any other amendments substantially similar to the foregoing.

Section 13.2        Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 5.11(c), Section 5.12(c), Section 5.13(c), Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3          Amendment Requirements.

(a)       Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b)       Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)       Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)       Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)       Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4         Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5          Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6          Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7          Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8          Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9          Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10         Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11        Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date such sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12         Right to Vote and Related Matters.

(a)       Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)       Only those Record Holders of the Class B Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Class B Preferred Holders or to act with respect to matters as to which the holders of the Outstanding Class B Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Class B Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Class B Preferred Units.

(c)       Only those Record Holders of the Class C Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Class C Preferred Holders or to act with respect to matters as to which the holders of the Outstanding Class C Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Class C Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Class C Preferred Units.

(d)       Only those Record Holders of the Class D Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Class D Preferred Unit Holders or to act with respect to matters as to which the holders of the Outstanding Class D Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Class D Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Class D Preferred Units.

(e)       With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(e) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Article XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1         Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2           Procedure for Merger, Consolidation or Conversion.

(a)       Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)       If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)          the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)         the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)        the terms and conditions of the proposed merger or consolidation;

(iv)        the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)         a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)        the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)       such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)       If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)           the name of the converting entity and the converted entity;

(ii)          a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)         a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)         the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v)          in an attachment or exhibit, the Certificate of Limited Partnership of the Partnership; and

(vi)         in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)        the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii)       such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3         Approval by Limited Partners.

(a)       Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)       Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)       Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)       Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)       Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f)       Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4         Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5         Effect of Merger, Consolidation or Conversion.

(a)       At the effective time of the certificate of merger:

(i)           all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)          the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)         all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)         all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)       At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)           the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)          all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)         all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)         all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity;

(v)          the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

Article XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1         Right to Acquire Limited Partner Interests.

(a)       Notwithstanding any other provision of this Agreement, if at any time after the Closing Date the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase for cash all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)       If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).

(c)       In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

(d)       Notwithstanding anything in this Article XV to the contrary, the repurchase right described in this Article XV shall not apply to Preferred Units.

Article XVI

GENERAL PROVISIONS

Section 16.1         Addresses and Notices; Written Communications.

(a)       Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)       The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication subject to the provisions of Section 16.1(a).

Section 16.2       Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4       Integration. Except for agreements with Affiliates of the General Partner, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5       Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6       Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7       Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8          Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement (a) immediately upon affixing its signature hereto or, (b) in the case of the General Partner and the holders of Limited Partner Interests which were outstanding immediately prior to the effectiveness of the Registration Statement filed in connection with the Initial Public Offering, immediately prior to the effectiveness of the Registration Statement filed in connection with the Initial Public Offering, or (c) in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) immediately upon the acquisition of such Limited Partner Interests, without execution hereof.

Section 16.9          Applicable Law; Forum, Venue and Jurisdiction.

(a)       This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)       Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)       irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)      irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii)     agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)     expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)      consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10       Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11        Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12         Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

General Partner:

NGL ENERGY HOLDINGS LLC

By:

Name:	H. Michael Krimbill

Title:	Chief Executive Officer

Signature Page to the Seventh Amended and Restated Agreement of Limited Partnership

EXHIBIT A

(to the Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP)

Certificate Evidencing Common Units Representing Limited Partner Interests in NGL Energy Partners LP

No.______________	_________ Common Units

In accordance with Section 4.1 of the Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________________________________________ (the “Holder”) is the registered owner of ______________ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 6120 S. Yale, Suite 805, Tulsa, OK 74136. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NGL ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NGL ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NGL ENERGY PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). NGL ENERGY HOLDINGS LLC, THE GENERAL PARTNER OF NGL ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF NGL ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES OR (B) IN THE CASE OF LIMITED PARTNER INTERESTS, TO PRESERVE THE UNIFORMITY THEREOF (OR ANY CLASS OR CLASSES OF LIMITED PARTNER INTERESTS). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: ___________	NGL Energy Partners LP

Countersigned and Registered by:	By:	NGL Energy Holdings LLC

[Name of Transfer Agent and Registrar]	By:
Transfer Agent and Registrar		Chief Executive Officer

By:	By:
Authorized Signature		Chief Financial Officer

A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT - as tenants by the entireties	___________Custodian___________
JT TEN - as joint tenants with right of	(Cust) (Minor)
survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF NGL ENERGY PARTNERS LP

FOR VALUE RECEIVED, _______ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint _______________as its attorney-in-fact with full power of substitution to transfer the same on the books of NGL Energy Partners LP.

Dated: ___________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)
(Signature)
SIGNATURE(S) GUARANTEED

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-3

Exhibit C

Form of Hunton Andrews Kurth LLP Legal Opinion

(See Attached)

[________] [__], 2019

To each of the Purchasers named

in the Class D Preferred Unit and Warrant Purchase Agreement referenced herein

Re:	Class D Preferred Units and Warrants issued by NGL Energy Partners LP.

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Issuer”), in connection with the Class D Preferred Unit and Warrant Purchase Agreement dated September 25, 2019 (the “Purchase Agreement”), by and among the Issuer and each of the Purchasers listed in Schedule A attached thereto (each, a “Purchaser” and collectively, the “Purchasers”), relating to the sale by the Issuer to the Purchasers of (i) an aggregate of 200,000 Class D Preferred Units representing limited partner interests in the Issuer (the “Preferred Units”) and (ii) warrants (the “Warrants”) to purchase an aggregate of 8,500,000 common units representing limited partner interests in the Issuer. The Preferred Units and the Warrants are referred to herein collectively as the “Securities.”

The Preferred Units are being issued pursuant to the Partnership Agreement (as defined below). Pursuant to the Purchase Agreement, the Issuer and the Purchasers have entered into an Amended and Restated Registration Rights Agreement dated as of [________] [__], 2019 (the “Registration Rights Agreement”), pursuant to which the Issuer has agreed to file, under certain conditions, with the United States Securities and Exchange Commission (the “SEC”), a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to offers and sales of the Preferred Units, the Common Units issuable upon exercise of the Warrants (the “Warrant Common Units”) and the common units representing limited partner interests in the Issuer that under certain circumstances set forth in the Partnership Agreement may be issued by the Issuer as payment of a portion of the price to redeem Preferred Units (the “Redemption Common Units”).

We are furnishing this opinion letter to you pursuant to [Section 6.01(c)] of the Purchase Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)       the Purchase Agreement;

(b)       the Warrants each dated as of [________] [__], 2019 issued by the Issuer to the Purchasers;

(c)       the Registration Rights Agreement;

(d)       the Amended Certificate of Formation of the General Partner, certified by the Secretary of State of the State of Delaware as of [________] [__], 2019, and certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “General Partner Certificate of Formation”);

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

(e)       the Third Amended and Restated Limited Liability Company Agreement of NGL Energy Holdings LLC (the “General Partner”) dated as of February 25, 2013, as amended by Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement, Amendment No. 2 to the Third Amended and Restated Limited Liability Company Agreement, Amendment No. 3 to the Third Amended and Restated Limited Liability Company Agreement and Amendment No. 4 to the Third Amended and Restated Limited Liability Company Agreement, certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (such Third Amended and Restated Limited Liability Company Agreement, as so amended, and as so certified, being referred to herein as the “General Partner LLC Agreement”);

(f)       the Amended Certificate of Limited Partnership of the Issuer, certified by the Secretary of State of the State of Delaware as of [________] [__], 2019, and certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “Certificate of Limited Partnership”);

(g)       (1) the Sixth Amended and Restated Agreement of Limited Partnership of the Issuer, certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (such Sixth Amended and Restated Agreement of Limited Partnership being referred to herein as the “Pre-Closing Partnership Agreement”); and (2) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [________] [__], 2019, certified by the Secretary of the General Partner as in effect on the date hereof (such Seventh Amended and Restated Agreement of Limited Partnership being referred to herein as the “Partnership Agreement”);

(h)       resolutions of the Board of Directors of the General Partner dated [________] [__], 2019, certified by the Secretary of the General Partner;

(i)        a certificate from the Secretary of State of the State of Delaware dated [________] [__], 2019, as to the good standing and legal existence under the laws of the State of Delaware of the General Partner;

(j)        a certificate from the Secretary of State of the State of Delaware dated [________] [__], 2019, as to the good standing and legal existence under the laws of the State of Delaware of the Issuer;

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

(k)       a certificate dated the date hereof (the “Opinion Support Certificate”), executed by the Chief Executive Officer and by the Executive Vice President and Chief Financial Officer of the General Partner, a copy of which is attached hereto as Exhibit A;

(l)        a letter dated [________] [__], 2019 (the “Placement Agent Representation Letter”) from Barclays Capital Inc. (“Barclays”) to the Issuer, counsel to the Purchasers, and us, regarding actions taken by Barclays, as placement agent, in connection with its services as placement agent with respect to the Securities, a copy of which is attached hereto as Exhibit B; and

(m)      each of the Applicable Agreements (as defined below).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the General Partner and the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the General Partner and the Issuer and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the General Partner and the Issuer (including, without limitation, the facts certified in the Opinion Support Certificate), (ii) representations made by the Issuer and representations made by the Purchasers in the Purchase Agreement, (iv) statements of Barclays (including, without limitation, its written statements in the Placement Agent Representation Letter) and (iv) statements and certifications of public officials and others.

As used herein the following terms have the respective meanings set forth below:

“Applicable Agreements” means those agreements and other instruments identified on Schedule 1 to the Opinion Support Certificate, which have been certified by officers of the General Partner as being every indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Issuer and its subsidiaries, considered as a single enterprise.

“Applicable Orders” means those orders or decrees of governmental authorities identified on Schedule 2 to the Opinion Support Certificate, which have been certified by officers of the General Partner as being every order or decree of any governmental authority by which the Issuer or any of its subsidiaries or any of their respective properties is bound, that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Issuer and its subsidiaries, considered as a single enterprise. However, officers of the General Partner have certified in the Opinion Support Certificate that there are no Applicable Orders.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

“Issuer Equity Interests” means collectively the Common Units (as defined in the Partnership Agreement), the Class B Preferred Units (as defined in the Partnership Agreement) and the Class C Preferred Units (as defined in the Partnership Agreement).

“Organizational Documents” means, collectively, the following instruments, each in the form reviewed by us, as indicated above: (i) the General Partner Certificate of Formation; (ii) the General Partner LLC Agreement; (iii) the Certificate of Limited Partnership; and (iv) the Partnership Agreement.

“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.

“Transaction Documents” means collectively, the Purchase Agreement, the Warrants, the Partnership Agreement and the Registration Rights Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.       The General Partner is validly existing as a limited liability company and in good standing under the laws of the State of Delaware. The Issuer is validly existing as a limited partnership and in good standing under the laws of the State of Delaware.

2.       The General Partner has the limited liability company power and authority under the Organizational Documents and the laws of the State of Delaware to (i) act as the general partner of the Issuer, (ii) execute and deliver, on behalf of the Issuer, each of the Purchase Agreement, the Warrants and the Registration Rights Agreement, and (iii) execute and deliver the Partnership Agreement. The Issuer has the limited partnership power and authority under the Organizational Documents and the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, the Purchase Agreement, the Warrants and the Registration Rights Agreement and (ii) carry on its business and own its properties as described in the Issuer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on May 30, 2019.

3.       Each of the Purchase Agreement, the Warrants and the Registration Rights Agreement has been duly authorized, executed and delivered by the General Partner on behalf of the Issuer. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner.

4.       The issuance and sale of the Securities pursuant to the Purchase Agreement, the issuance of Warrant Common Units upon exercise of the Warrants, and the issuance of the Redemption Common Units upon redemption of Preferred Units pursuant to the terms of the Preferred Units set forth in the Partnership Agreement, have been duly authorized pursuant to the Partnership Agreement, by all necessary limited liability company action of the General Partner.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

5.       The holders of outstanding Issuer Equity Interests are not entitled by virtue of their ownership of Issuer Equity Interests to any preemptive rights to purchase the Securities being sold pursuant to the Purchase Agreement, or the Warrant Common Units issuable upon the exercise of the Warrants, or the Redemption Common Units issuable upon the redemption of Preferred Units pursuant to the terms of the Preferred Units set forth in the Partnership Agreement, in each case, under the Certificate of Limited Partnership, the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or any Applicable Agreement.

6.       When delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, (i) the Preferred Units will be validly issued in accordance with the terms of the Partnership Agreement and (ii) purchasers of such Preferred Units will have no obligation, solely by reason of their ownership of such Preferred Units, to make any contributions to the Issuer or any further payments for their purchase of such Preferred Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Preferred Units, to creditors of the Issuer for any of its debts, liabilities or other obligations. Upon issuance of Warrant Common Units issuable upon exercise of the Warrants in accordance with the terms thereof (i) such Warrant Common Units will be validly issued in accordance with the terms of the Partnership Agreement and (ii) owners of such Warrant Common Units will have no obligation, solely by reason of their ownership of such Warrant Common Units, to make any contributions to the Issuer or any further payments in respect of such Warrant Common Units, and such owners will have no personal liability, solely by reason of their ownership of such Warrant Common Units, to creditors of the Issuer for any of its debts, liabilities or other obligations. Upon issuance of Redemption Common Units issuable upon the redemption of Preferred Units pursuant to the terms of the Preferred Units set forth in the Partnership Agreement (i) such Redemption Common Units will be validly issued in accordance with the terms of the Partnership Agreement and (ii) owners of such Redemption Common Units will have no obligation, solely by reason of their ownership of such Redemption Common Units, to make any contributions to the Issuer or any further payments in respect of such Redemption Common Units, and such owners will have no personal liability, solely by reason of their ownership of such Redemption Common Units, to creditors of the Issuer for any of its debts, liabilities or other obligations.

7.       The Purchase Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

8.       Each of the Warrants constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

9.       The Registration Rights Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.

10.     None of (i) the execution and delivery of the Purchase Agreement, the Warrants and the Registration Rights Agreement by the General Partner on behalf of the Issuer, (ii) the execution and delivery of the Partnership Agreement by the General Partner and (iii) the consummation by the Issuer of the issuance and sale of the Securities pursuant to the Purchase Agreement, (A) constituted, constitutes or will constitute a violation of the Pre-Closing Partnership Agreement or the Organizational Documents, (B) constituted, constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Applicable Agreement, (C) resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of the Issuer, in each case, pursuant to any Applicable Agreement, (D) resulted, results or will result in any violation of (1) applicable laws of the State of New York, (2) applicable laws of the United States of America, (3) the Delaware Limited Liability Company Act or (4) the Delaware Revised Uniform Limited Partnership Act, or (E) resulted, results or will result in the contravention of any Applicable Order.

11.     No Governmental Approval or Filing, which has not been obtained or made and is not in full force and effect, is required to authorize, or is required for, the execution and delivery of the Purchase Agreement, the Warrants and the Registration Rights Agreement by the General Partner on behalf of the Issuer, the execution and delivery of the Partnership Agreement by the General Partner, the consummation of the issuance and sale of the Securities pursuant to the Purchase Agreement, the issuance of the Warrant Common Units upon the exercise of the Warrants, or the issuance of the Redemption Common Units upon the redemption of Preferred Units pursuant to the terms of the Preferred Units set forth in the Partnership Agreement. As used in this paragraph, “Governmental Approval or Filing” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Delaware or the United States of America, pursuant to (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) the Delaware Limited Liability Company Act or (iv) the Delaware Revised Uniform Limited Partnership Act.

12.     The offer, issue, sale and delivery of the Securities to the Purchasers pursuant to and in the manner contemplated by the Purchase Agreement, the issuance of Common Units to holders of the Warrants upon exercise thereof in accordance with the terms thereof, and the issuance of the Redemption Common Units upon the redemption of Preferred Units pursuant to the terms of the Preferred Units set forth in the Partnership Agreement, do not require registration under the Securities Act; provided, however, that we express no opinion as to any subsequent resale or other transfer of any Security or any Warrant Common Unit issued upon exercise of a Warrant or any Redemption Common Unit issued upon redemption of Preferred Units.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

13.     The Issuer is not and, immediately after giving effect to the issuance and sale of the Securities occurring today and the application of proceeds therefrom as described in the Purchase Agreement, will not be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

We express no opinion as to the laws of any jurisdiction other than (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) certain other specified laws of the United States of America to the extent referred to specifically herein, (iv) the Delaware Limited Liability Company Act and (v) the Delaware Revised Uniform Limited Partnership Act. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided, however, that such references (including, without limitation, those appearing in paragraphs 10 and 11 above) do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust laws, rules or regulations.

Our opinions expressed herein are subject to the following additional assumptions and qualifications:

(i)     The opinions set forth in paragraph 1 above as to the valid existence and good standing of the entities mentioned in such paragraph are based solely upon our review of certificates and other communications from the appropriate public officials. In rendering such opinions with respect to any partnership or limited liability company, we have assumed that such entity has not dissolved.

(ii)    In rendering the opinions set forth in paragraph 10 above regarding Applicable Agreements, we do not express any opinion, however, as to whether the execution or delivery of any of the Transaction Documents by any party, or the incurrence or performance by any party of its obligations thereunder, will constitute a violation of, or a default under or as a result of, any covenant, restriction or provision with respect to any financial ratio or test or any aspect of the financial condition or results of operations of the Issuer or the General Partner.

(iii)   Our opinion in paragraphs 7, 8 and 9 above may be:

 (1)       limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and

 (2)       subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

(iv)  Each of our opinions expressed in paragraphs 7, 8 and 9 above insofar as it pertains to the choice of law provision of the instrument referred to in such paragraph, is rendered solely in reliance upon New York General Obligations Law Section 5-1401, and is expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of said provision will be determined by a court of the State of New York or a United States federal court sitting in New York and applying New York choice of law rules, including said Section 5-1401. We express no opinion as to such provision if such legality, validity, binding effect or enforceability is determined by any other court, and we call your attention to the decision of the United States District Court for the Southern District of New York in Lehman Brothers Commercial Corp. v. Minmetals Int’l Non-Ferrous Metals Trading Co., 179 F. Supp. 2d 119 (S.D.N.Y. 2000), which, among other things, contains dicta relating to possible constitutional limitations upon said Section 5-1401. We express no opinion as to any such constitutional limitations upon said Section 5-1401 or their effect, if any, upon any opinion herein expressed.

(v)   We express no opinion as to the validity, effect or enforceability of any provisions:

(1)       purporting to establish particular notice periods or actions as “reasonable,” to modify rules of construction, to establish evidentiary standards or limitations periods for suits or proceedings to enforce such documents or otherwise, to establish certain determinations (including determinations of contracting parties and judgments of courts) as conclusive or conclusive absent manifest error, to commit the same to the discretion of any Person or permit any Person to act in its sole judgment or to waive rights to notice;

(2)       providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof;

(3)       relating to severability or separability;

(4)       purporting to limit the liability of, or to exculpate, any Person, including, without limitation, any provision that purports to waive liability for violation of securities laws;

(5)       purporting to waive damages;

(6)       that constitute an agreement to agree in the future on any matter;

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

(7)       that relate to indemnification, contribution or reimbursement obligations to the extent any such provisions (i) would purport to require any Person to provide indemnification, contribution or reimbursement in respect of the negligence, recklessness, willful misconduct or unlawful behavior of any Person, (ii) violate any law, rule or regulation (including any federal or state securities law, rule or regulation) or (iii) are determined to be contrary to public policy;

(8)       purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts;

(9)       purporting to obligate any party to conform to a standard that may not be objectively determinable or employing items that are vague or have no commonly accepted meaning in the context in which used;

(10)     purporting to require the payment of liquidated damages for failure timely to comply with obligations under the Registration Rights Agreement;

(11)     purporting to require that all amendments, waivers and terminations be in writing or the disregard of any course of dealing or usage of trade;

(12)     purporting to provide for the submission to the jurisdiction of any court that lacks jurisdiction or relating to waiver of inconvenient forum; or

(13)     purporting to require disregard of mandatory choice of law principles that could require application of a law other than the law expressly chosen to govern the instrument in which such provisions appear.

(vi)  We express no opinion as to (1) Sections 3.06 or 3.13 of the Registration Rights Agreement, (2) Sections 14 or 25 of each Warrant or (3) the last sentence of Section 8.01, Section 8.03, Section 8.11, or Section 8.12 of the Purchase Agreement.

(vii) In making our examination of executed documents, we have assumed (except to the extent that we expressly opine above) (1) the valid existence and good standing of each of the parties thereto, (2) that such parties had the power and authority, corporate, partnership, limited liability company or other, to enter into and to incur and perform all their obligations thereunder, (3) that any such party that is a partnership or a limited liability company has not dissolved, (4) the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery by such parties of such documents and (5) to the extent such documents purport to constitute agreements, that each of such documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. In this paragraph (vii), all references to parties to documents shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

(viii)  Except to the extent that we expressly opine above, we have assumed that the execution and delivery of the Transaction Documents, and the incurrence and performance of the obligations thereunder of the parties thereto, do not and will not contravene, breach, violate or constitute a default under (with the giving of notice, the passage of time or otherwise) (1) the certificate or articles of incorporation, certificate of formation, charter, bylaws, limited liability company agreement, limited partnership agreement or similar organic document of any such party, (2) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, (3) any statute, law, rule, or regulation, (4) any judicial or administrative order or decree of any governmental authority, or (5) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority, in each case, to which any party to the Transaction Documents or any of its subsidiaries or any of their respective properties may be subject, or by which any of them may be bound or affected. Further, we have assumed the compliance by each such party, other than the Issuer and the General Partner, with all laws, rules and regulations applicable to it, as well as the compliance by each of the Issuer and the General Partner, and each other person (if any) directly or indirectly acting on its behalf, with all laws, rules and regulations that may be applicable to it by virtue of the particular nature of the business conducted by it or any goods or services produced or rendered by it or property owned, operated or leased by it, or any other facts pertaining specifically to it. In this paragraph (viii), all references to parties to the Transaction Documents, other than the first such reference, shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.

(ix)   Except to the extent that we expressly opine above, we have assumed that no authorization, consent or other approval of, notice to or registration, recording or filing with any court, governmental authority or regulatory body (other than routine informational filings, filings under the Securities Act and filings under the Securities Exchange Act of 1934, as amended) is required to authorize, or is required in connection with the transactions contemplated by the Transaction Documents, the execution or delivery thereof by or on behalf of any party thereto or the incurrence or performance by any of the parties thereto of its obligations thereunder.

(x)    We point out that the submissions to the jurisdiction of a federal court and the waivers of objection to venue contained in the Transaction Documents cannot supersede a federal court’s discretion in determining whether to transfer an action to another court.

(xi)   In rendering the opinion expressed in paragraph 12 above, we have taken into consideration not only the number of Purchasers, but also statements to us regarding their financial standing and investment experience, their past investment practices, the nature of the written information provided to them concerning the Issuer and statements to us regarding their respective business and proposed business and the ability and intention of the several Purchasers to honor their respective investment representations, and to the extent that the foregoing matters of fact are not within our personal knowledge, we have assumed the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, and the due performance by the Purchasers of their respective covenants and agreements set forth in the Purchase Agreement. Furthermore, in rendering such opinion we have relied upon certifications made to us in the Opinion Support Certificate and have assumed (i) the accuracy of the statements and representations made to us by Barclays in the Placement Agent Representation Letter, (ii) the accuracy of the representation made by the Issuer in Section 3.27 of the Purchase Agreement (and the completeness and correctness of its knowledge expressed in such provision) and (iii) that the Issuer or Barclays had a preexisting relationship with each prospective purchaser of the Securities prior to its solicitation of any offer in connection with the issuance and sale of the Securities, and prior to any public announcement of the proposed issuance and sale of the Securities.

Each of the Purchasers named
in the Purchase Agreement
[___] [__], 2019

This opinion is being furnished only to you in connection with the sale of the Securities under the Purchase Agreement occurring today and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other Person, including any purchaser of any Security (or any Warrant Common Unit issuable upon exercise of any Warrant or any Redemption Common Unit issuable upon redemption of Preferred Units) from you and any subsequent purchaser of any Security (or any Warrant Common Unit issuable upon exercise of any Warrant or any Redemption Common Unit issuable upon redemption of Preferred Units), without our express written permission. Notwithstanding the foregoing, a copy of this opinion may be furnished solely for informational purposes to an assignee of the Securities and to your counsel, accountants, auditors and any regulatory agency or body with jurisdiction over you; provided that none of such persons, agencies or bodies may rely on this opinion, and we disclaim any responsibility to all such persons in respect of this opinion. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Very truly yours,

[_____]

Exhibit A

NGL Energy Holdings LLC

Officers’ Certificate

[____] [__], 2019

Reference is made to the Class D Preferred Unit and Warrant Purchase Agreement dated September 25, 2019 (the “Purchase Agreement”), by and among NGL Energy Partners LP, a Delaware limited partnership (the “Issuer”), and each of the Purchasers listed in Schedule A attached thereto (each, a “Purchaser” and collectively, the “Purchasers”), relating to the sale by the Issuer to the Purchasers of (i) an aggregate of 200,000 Class D Preferred Units representing limited partner interests in the Issuer and (ii) warrants to purchase an aggregate of 8,500,000 Common Units representing limited partner interests in the Issuer. The undersigned, H. Michael Krimbill and Robert W. Karlovich III, hereby certify that they are (i) the Chief Executive Officer and (ii) the Executive Vice President and Chief Financial Officer, respectively, of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Issuer.

Such officers understand that pursuant to the Purchase Agreement, Hunton Andrews Kurth LLP (“HAK”), special counsel to the Issuer, is delivering to each of the Purchasers an opinion letter dated as of the date hereof (the “Opinion Letter”). Such officers further understand that HAK is relying on this certificate and the statements made herein in rendering certain of the opinions expressed in the Opinion Letter. With regard to the foregoing, the undersigned certify that they have made due inquiry of all persons necessary or appropriate to verify or confirm the statements contained herein and they further certify the following:

1.             Attached as Schedule 1 to this Officers’ Certificate is a true, accurate and complete list of every indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement (collectively, “Applicable Agreements”) that is both (i) material in relation to the business, operations, affairs, financial condition, assets or properties of the Issuer and its subsidiaries, considered as a single enterprise, and (ii) an instrument by which the Issuer or any of its subsidiaries is bound or by which the Issuer or any of its subsidiaries or any of their respective properties may be bound or affected.

2.              Attached as Schedule 2 to this Officers’ Certificate is a true, accurate and complete list of every order or decree (collectively, “Applicable Orders”) of any governmental authority by which the Issuer or any of its subsidiaries or any of their respective properties is bound, that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Issuer and its subsidiaries, considered as a single enterprise.

3.             The Issuer and its subsidiaries are engaged in businesses other than that of investing, reinvesting, owning, holding or trading in Securities. Furthermore, the Issuer and its subsidiaries:

(a)            are not engaged primarily, nor does any of them hold itself out as being engaged primarily, nor does any of them propose to engage primarily, in the business of investing, reinvesting, or trading in Securities;

(b)            are not engaged, nor do any of them propose to engage, in the business of issuing Face-Amount Certificates of the Installment Type, nor has any of them been engaged in such business and has any such certificates outstanding;

1

(c)            are not engaged, nor do any of them propose to engage, in the business of investing, reinvesting, owning, holding or trading in Securities (other than Securities of its respective subsidiaries); and

(d)           do not own, nor does any of them propose to acquire, Investment Securities having a value exceeding 40 percent of the value of its total assets (exclusive of Government Securities and cash items) on an unconsolidated basis.

In addition, none of the Issuer and its subsidiaries will use proceeds from the offering of securities contemplated by the Purchase Agreement to acquire Investment Securities having a value exceeding 40 percent of the value of its total assets (exclusive of Government Securities and cash items) on an unconsolidated basis.

As used in paragraph 3 of this certificate:

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract or other Security which represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount;

“Government Security” means any Security issued or guaranteed as to principal or interest by the United States, or by an entity controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing;

“Investment Securities” means all Securities except (i) Government Securities and (ii) Securities issued by majority-owned subsidiaries of the owner, which subsidiaries: (A) are not themselves engaged in any activity described in clauses (a)-(c) of paragraph 3 of this certificate; and (B) do not own or propose to acquire Investment Securities having a value exceeding 40 percent of the value of each such subsidiary’s total assets (exclusive of Government Securities and cash items) on an unconsolidated basis; and

“Security” means any note, stock, treasury stock, security feature, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

4.             No form of general solicitation or general advertising was used by the Issuer in connection with the offer and sale of its limited partner interests pursuant to the Purchase Agreement, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(Signature page follows)

2

IN WITNESS WHEREOF the undersigned have executed this Officers’ Certificate as of the date first written above.

H. Michael Krimbill,
Chief Executive Officer

Robert W. Karlovich III,
Executive Vice President and Chief Financial Officer

Signature Page to Officers’ Certificate (HAK Opinion)

3

Schedule 1

[Applicable Agreements]1

1.	First Amended and Restated Registration Rights Agreement, dated October 3, 2011, by and among NGL Energy Partners LP, Hicks Oils & Hicksgas, Incorporated, NGL Holdings, Inc., Krim2010, LLC, Infrastructure Capital Management, LLC, Atkinson Investors, LLC, E. Osterman Propane, Inc. and the other holders party thereto.

2.	Amendment No. 1 and Joinder to First Amended and Restated Registration Rights Agreement dated as of November 1, 2011 by and between NGL Energy Partners LP and SemStream.

3.	Amendment No. 2 and Joinder to First Amended and Restated Registration Rights Agreement, dated January 3, 2012, by and among NGL Energy Holdings LLC, Liberty Propane, L.L.C., Pacer-Enviro Propane, L.L.C., Pacer-Pittman Propane, L.L.C., Pacer-Portland Propane, L.L.C., Pacer Propane (Washington), L.L.C., Pacer-Salida Propane, L.L.C. and Pacer-Utah Propane, L.L.C.

4.	Amendment No. 3 and Joinder to First Amended and Restated Registration Rights Agreement, dated May 1, 2012, by and between NGL Energy Holdings LLC and Downeast Energy Corp.

5.	Amendment No. 4 and Joinder to First Amended and Restated Registration Rights Agreement, dated June 19, 2012, by and between NGL Energy Holdings LLC and NGP M&R HS LP LLC.

6.	Amendment No. 5 and Joinder to First Amended and Restated Registration Rights Agreement, dated October 1, 2012, by and between NGL Energy Holdings LLC and Enstone, LLC.

7.	Amendment No. 6 and Joinder to First Amended and Restated Registration Rights Agreement, dated November 13, 2012, by and among NGL Energy Holdings LLC, Gerald L. Jensen, Thrift Opportunity Holdings, LP, Jenco Petroleum Corporation, Caritas Trust, Animosus Trust and Nitor Trust.

8.	Amendment No. 7 and Joinder to First Amended and Restated Registration Rights Agreement, dated as of August 1, 2013, by and among NGL Holdings LLC, Oilfield Water Lines, LP and Terry G. Bailey.

9.	Amendment No. 8 and Joinder to First Amended and Restated Registration Rights Agreement, dated as of February 17, 2015, by and among NGL Energy Holdings LLC and Magnum Energy Holdco LLC.

10.	Amendment No. 9 and Joinder to First Amended and Restated Registration Rights Agreement, dated as of February 25, 2016, by and among NGL Energy Holdings LLC and Magnum NGL Holdco LLC.

1 NTD: Subject to updates in between signing and closing.

Amex I - 1

11.	Letter Agreement by and among Silverthorne Energy Holdings LLC, Shawn W. Coady and Todd M. Coady dated October 14, 2010.

12.	LLC Interest Transfer Agreement, dated as of August 1, 2013, by and among Oilfield Water Lines, LP, as the Representative, OWL Pearsall SWD, LLC, OWL Pearsall Holdings, LLC, NGL Energy Partners, LP and High Sierra Water-Eagle Ford, LLC.

13.	LLC Interest Transfer Agreement, dated as of August 1, 2013, by and among Oilfield Water Lines, LP, as the Representative, OWL Karnes SWD, LLC, OWL Karnes Holdings, LLC, NGL Energy Partners, LP and High Sierra Water-Eagle Ford, LLC.

14.	LLC Interest Transfer Agreement, dated as of August 1, 2013, by and among Oilfield Water Lines, LP, OWL Cotulla SWD, LLC, Terry Bailey, as trustee of the PJB Irrevocable Trust, NGL Energy Partners, LP and High Sierra Water-Eagle Ford, LLC.

15.	LLC Interest Transfer Agreement, dated as of August 1, 2013, by and among Oilfield Water Lines, LP, OWL Nixon SWD, LLC, Terry Bailey, as trustee of the PJB Irrevocable Trust, NGL Energy Partners, LP and High Sierra Water-Eagle Ford, LLC.

16.	LLC Interest Transfer Agreement, dated as of August 1, 2013, by and among Oilfield Water Lines, LP, HR OWL, LLC, OWL Operating, LLC, Lotus Oilfield Services, L.L.C., OWL Lotus, LLC, NGL Energy Partners LP, High Sierra Water-Eagle Ford, LLC and High Sierra Transportation, LLC.

17.	Equity Interest Purchase Agreement, dated November 5, 2013, by and among NGL Energy Partners LP, High Sierra Energy, LP, Gavilon, LLC and Gavilon Energy Intermediate, LLC.

18.	Common Unit Purchase Agreement, dated November 5, 2013, by and among NGL Energy Partners LP and the purchasers listed on Schedule A thereto.

19.	Purchase Agreement, dated January 7, 2016, by and among the NGL Energy Partners LP, TransMontaigne Services LLC, Gulf TLP Holdings, LLC and Arclight Energy Partners VI, L.P.

20.	Equity Distribution Agreement, dated August 24, 2016, by and among NGL Energy Partners LP, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc.

21.	Purchase Agreement, dated October 19, 2016, by and among NGL Energy Partners LP, NGL Energy Finance Corp. and the several initial purchasers listed therein.

22.	Indenture, dated as of October 24, 2016 (the “October 2016 Indenture”), by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

23.	First Supplemental Indenture to the October 2016 Indenture, dated as of February 21, 2017, among NGL Energy Partners LP, NGL Energy Finance Corp., the subsidiaries of NGL Energy Partners LP named therein as parties thereto and as guarantors, and U.S. Bank National Association, as trustee.

Amex I -2

24.	Second Supplemental Indenture to the October 2016 Indenture, dated as of July 18, 2018, among NGL Energy Partners LP, NGL Energy Finance Corp., the subsidiaries of NGL Energy Partners LP named therein as parties thereto and as guarantors, and U.S. Bank National Association, as trustee.

25.	Third Supplemental Indenture to the October 2016 Indenture, dated as of January 25, 2019, among NGL Energy Partners LP, NGL Energy Finance Corp., the subsidiaries of NGL Energy Partners LP named therein as parties thereto and as guarantors, and U.S. Bank National Association, as trustee.

26.	Registration Rights Agreement, dated as of October 24, 2016, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and Barclays Capital Inc. as representative of the several initial purchasers.

27.	Amended and Restated Credit Agreement, dated as of February 14, 2017, by and among NGL Energy Partners LP, NGL Energy Operating LLC, as borrowers’ agent, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, Deutsche Bank AG, New York Branch, as technical agent, and Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent.

28.	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of March 31, 2017, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

29.	Amendment No. 2 to Amended and Restated Credit Agreement, dated as of June 2, 2017, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

30.	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 5, 2018, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

31.	Amendment No. 4 to Amended and Restated Credit Agreement, dated as of March 6, 2018, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

32.	Amendment No. 5 to Amended and Restated Credit Agreement, dated as of May 24, 2018, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

Amex I - 3

33.	Amendment No. 6 to Amended and Restated Credit Agreement, dated as of July 5, 2018, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

34.	Amendment No. 7 to Amended and Restated Credit Agreement, dated as of February 6, 2019, among the NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

35.	Amendment No. 8 to Amended and Restated Credit Agreement, dated as of June 26, 2019, among NGL Energy Partners LP, NGL Energy Operating LLC, the other subsidiary borrowers party thereto, Deutsche Bank Trust Company Americas, and the other financial institutions party thereto.

36.	Amended and Restated Guaranty Agreement, dated as of March 31, 2017 and effective as of December 31, 2016, among NGL Energy Partners LP and the purchasers named therein.

37.	Indenture, dated as of February 22, 2017 (the “February 2017 Indenture”), by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

38.	First Supplemental Indenture to the February 2017 Indenture, dated as of July 18, 2018, among NGL Energy Partners LP, NGL Energy Finance Corp., the subsidiaries of NGL Energy Partners LP named therein as parties thereto and as guarantors, and U.S. Bank National Association, as trustee.

39.	Second Supplemental Indenture to the February 2017 Indenture, dated as of January 25, 2019, among NGL Energy Partners LP, NGL Energy Finance Corp., the subsidiaries of NGL Energy Partners LP named therein as parties thereto and as guarantors, and U.S. Bank National Association, as trustee.

40.	Purchase Agreement, dated February 16, 2017, by and among NGL Energy Partners LP, NGL Energy Finance Corp. and the several initial purchasers listed therein.

41.	Registration Rights Agreement, dated as of February 22, 2017, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and RBC Capital Markets, LLC and Deutsche Bank Securities Inc., as representative of the several initial purchasers.

42.	Membership Interest Purchase Agreement, dated as of May 30, 2018, by and among NGL Energy Operating, LLC, NGL Energy Partners LP, and Superior Plus Energy Services Inc.

43.	Indenture, dated as of April 9, 2019, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

Amex I - 4

44.	Purchase Agreement, dated April 4, 2019, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and RBC Capital Markets, LLC and Mizuho Securities USA LLC, as representatives of the initial purchasers named therein.

45.	Registration Rights Agreement, dated as of April 9, 2019, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors listed therein on Exhibit A and RBC Capital Markets, LLC and Mizuho Securities USA LLC, as representatives of the several initial purchasers.

46.	Asset Purchase and Sale Agreement, dated as of May 13, 2019, by and among Mesquite Disposals Unlimited, LLC, Mesquite SWD, Inc. and NGL Water Solutions, LLC, as amended by that certain Letter Agreement dated as of July 2, 2019, by and among Mesquite Disposals Unlimited, LLC, Mesquite SWD, Inc. and NGL Water Solutions, LLC.

47.	Class D Preferred Unit and Warrant Purchase Agreement, dated July 2, 2019, by and among the NGL Energy Partners LP, EIG Neptune Equity Aggregator, L.P. and FS Energy and Power Fund.

48.	Registration Rights Agreement, dated July 2, 2019, by and among NGL Energy Partners LP, EIG Neptune Equity Aggregator, L.P. and FS Energy and Power Fund.

49.	Warrant to Purchase Common Units, dated July 2, 2019, by and among NGL Energy Partners LP and EIG Neptune Equity Aggregator, L.P.

50.	Warrant to Purchase Common Units, dated July 2, 2019, by and among NGL Energy Partners LP and FS Energy and Power Fund.

51.	Term Credit Agreement, dated July 2, 2019, by and among NGL Energy Operating LLC, as Borrower, NGL Energy Partners LP, the lenders thereto and TD Dominion (Texas LLC), as the administrative agent.

52.	[Hillstone Purchase Agreement]

(Remainder of Page Intentionally Left Blank)

Amex I - 5

Schedule 2

Applicable Orders

None.

Amex I -6

Exhibit B

Placement Agent Letter

(See Attached)

Annex II-1

Exhibit D

Form of General Partner Waiver

[Date]

NGL Energy Holdings LLC (the “General Partner”), a Delaware limited liability company and the general partner of NGL Energy Partners LP (the “Partnership”), in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.8 of the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2019, with respect to the Partnership’s privately negotiated Class D Preferred Unit and Warrant Purchase Agreement, dated as of September 25, 2019, by and among the Partnership and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), to issue and sell an aggregate of 200,000 Class D Preferred Units representing limited partner interests of the Partnership (and any Redemption Units issuable upon redemption of any Class D Preferred Units) and Warrants to purchase Common Units representing limited partner interests of the Partnership for a cash purchase price of $200,000,000 (and Warrant Exercise Units upon any exercise of Warrants).

Capitalized terms used but not defined in this General Partner Waiver shall have the respective meanings ascribed to them in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

NGL ENERGY HOLDINGS LLC

By:
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Exhibit E

Form of General Partner Officer’s Certificate

[Closing Date]

Pursuant to Section 6.02(f) of the Class D Convertible Preferred Unit and Warrant Purchase Agreement by and among NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers party thereto, dated September 25, 2019 (the “Purchase Agreement”), the undersigned, being the Chief Executive Officer of NGL Energy Holdings LLC, a Delaware limited liability company, acting in its capacity as the general partner of Partnership, hereby certifies as follows:

1.             The Partnership has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date.

2.             The representations and warranties of the Partnership contained in the Purchase Agreement that are qualified by materiality or Partnership Material Adverse Effect were true and correct when made and are true and correct on the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Partnership contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.

3.             The Partnership has consummated (or shall have concurrently with the Closing consummated) the Acquisition on substantially the terms set forth in the Acquisition Agreement, with only such modifications or waivers as the General Partner has reasonably determined do not materially adversely affect the Purchasers in their capacity as unitholders following the Closing.

4.             Hunton Andrews Kurth LLP is entitled to rely on this certificate in connection with the legal opinions that they are rendering on the date hereof.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above, in his capacity as Chief Executive Officer of NGL Energy Holdings LLC, a Delaware limited liability company, acting in its capacity as the general partner of the Partnership.

NGL ENERGY HOLDINGS LLC

By:
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Exhibit F

Form of Purchaser’s Officer’s Certificate

[Closing Date]

Pursuant to Section 6.03(c) of the Class D Redeemable Preferred Unit and Warrant Purchase Agreement by and among NGL Energy Partners LP, a Delaware limited partnership, and each of the Purchasers party thereto, dated September 25, 2019 (the “Purchase Agreement”), the undersigned, being the President, Chief Executive Officer or other authorized officer of the Purchaser set forth on the signature page hereto, hereby certifies in his or her capacity as such, and not in his or her individual capacity, solely with respect to such Purchaser as follows:

1.             The Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Purchaser on or prior to the Closing Date.

2.             The representations and warranties of the Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect were true and correct when made and are true and correct as of the date hereof (as though made at and as of the date hereof), and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Purchaser contained in the Purchase Agreement that expressly relate to a different date, in which case, they are correct in all material respects as of such date.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above.

By:
Name:
Title:

Exhibit G

Form of Par Warrant

(See Attached)

NGL ENERGY PARTNERS LP

SERIES C 2019 WARRANT TO PURCHASE COMMON UNITS

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

Original Issue Date: [____] [__], 2019	Warrant Certificate
No.: [●]

FOR VALUE RECEIVED, NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                                                                      , a                                                                  , or its registered assigns (the “Holder”) is entitled to purchase from the Partnership                       Common Units at a purchase price per Common Unit of $13.56 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof. This Warrant is one of a series of like tenor issued by the Partnership pursuant to the terms of the Class D Preferred Unit and Warrant Purchase Agreement dated as of September 25, 2019 (the “Purchase Agreement”) between the Partnership and the Purchasers named on Schedule A thereto.

1.             Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the General Partner.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the cities of New York, New York or Tulsa, Oklahoma are authorized or obligated by law or executive order to close.

“Buy-In” has the meaning set forth in Section 3(h).

“Buy-In Price” has the meaning set forth in Section 3(h).

“Class D Change of Control” has the meaning set forth in the Partnership Agreement as in effect on the date hereof.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon conversion, exercise or exchange of Convertible Securities actually outstanding at such time, including without limitation Warrants in the series issued by the Partnership pursuant to the Purchase Agreement, in each case, regardless of whether the Convertible Securities are actually convertible, exercisable or exchangeable at such time; provided, that Common Units Deemed Outstanding at any given time shall not include units owned or held by or for the account of the Partnership.

“Convertible Securities” means any warrants or other rights exercisable to subscribe for or to purchase Common Units, or any security convertible into or exchangeable for Common Units, regardless of whether the right to exercise, convert or exchange any such Convertible Securities is immediately exercisable, including without limitation Warrants in the series issued by the Partnership pursuant to the Purchase Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Exercise Agreement” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble of this Warrant.

“Fair Market Value” means, as of the Business Day (the “Reference Date”) immediately preceding the date of determination or, if resulting in a greater amount, for a period (the “Reference Period”) measured over the three consecutive Business Days ending on the Reference Date: (a) the average closing sale price of the Common Units on the Reference Date or the VWAP Price for the Reference Period, as applicable, on all domestic securities exchanges on which the Common Units may at the time be listed; (b) if there have been no sales of the Common Units on any such exchange on the Reference Date or over the Reference Period, as applicable, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of the Reference Date or the Reference Period, as applicable; (c) if on the Reference Date or over the Reference Period, as applicable, the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for the Reference Date or the Reference Period, as applicable; or (d) if there have been no sales of the Common Units on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on the Reference Date or over the Reference Period, as applicable, the average of the highest bid and lowest asked prices for Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the Reference Date or the Reference Period, as applicable; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined in good faith by the Board.

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“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” has the meaning set forth in the preamble of this Warrant.

“Original Issue Date” means [____] [__], 2019, the date on which this Warrant was issued to the first Holder by the Partnership pursuant to the Purchase Agreement.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Other Warrants” has the meaning set forth in Section 19.

“Partnership” has the meaning set forth in the preamble of this Warrant.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Preferred Units” means the Class D Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the preamble of this Warrant.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Unit Adjustment” has the meaning set forth in Section 4(e).

“Warrant Units” means the Common Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2 or Section 3 of this Warrant).

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2.       Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time during the period beginning on the first anniversary of the Original Issue Date and ending at 5:00 p.m., Central Time, on the tenth anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Warrant Units purchasable hereunder (subject to adjustment as provided herein) as provided in Section 3. Holders may not exercise this Warrant except during the Exercise Period.

3.       Exercise of Warrant.

(a)     Vesting and Exercise Procedure. Notwithstanding anything to the contrary herein, including the vesting provisions of Section 2, the Holder may purchase all or any part of the Warrant Units purchasable upon exercise of this Warrant beginning on the earlier of (i) the first anniversary of the Original Issue Date, (ii) the consummation of a Class D Change of Control and (iii) the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership. The Holder may exercise this Warrant only upon:

(i)       surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed; and

(ii)      payment to the Partnership of the Aggregate Exercise Price in accordance with Section 3(b).

(b)     Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, only by the following methods:

(i)       by delivery to the Partnership of a certified or official bank check payable to the order of the Partnership or by wire transfer of immediately available funds to an account designated in writing by the Partnership, in the amount of such Aggregate Exercise Price;

(ii)      by instructing the Partnership to withhold a number of Warrant Units in an amount equal to the quotient of (A) the Aggregate Exercise Price and (B) the Fair Market Value of one Warrant Unit as of the Exercise Date; or

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(iii)     any combination of the foregoing.

In the event of any withholding of Warrant Units pursuant to clause (ii) or (iii) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole unit and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a Warrant Unit being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Unit as of the Exercise Date.

(c)      Delivery of Certificates. Upon receipt by the Partnership of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Partnership shall, within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a unit, as provided in Section 3(d) hereof. Certificates shall be transmitted by the Partnership’s transfer agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit / Withdrawal At Custodian system if the Holder is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Exercise Agreement. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.

(d)      Fractional Units. The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant. As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.

(e)      Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

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(f)     Valid Issuance of Warrant and Warrant Units; Payment of Taxes. With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:

(i)      This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)     All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid (to the extent required under applicable law and the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued without violation of any preemptive or similar rights of any unitholder of the Partnership and free and clear of all taxes, liens and charges.

(iii)    The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Units or other securities constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).

(iv)    The Partnership shall use its reasonable best efforts to cause the Warrant Units, immediately upon such exercise, to be listed on any domestic securities exchange upon which Common Units or other securities constituting Warrant Units are listed at the time of such exercise.

(v)     The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.

(g)      Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with (i) a sale of the Partnership (pursuant to a merger, sale of units, or otherwise), (ii) a sale of Common Units pursuant to a registered offering under the Securities Act or (iii) a Class D Change of Control, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, registered offering or Class D Change of Control, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction, registered offering or Class D Change of Control.

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(h)      Buy-In. In addition to any other rights available to the Holder, if the Partnership fails to deliver to the Holder a certificate or certificates representing the Warrant Units in accordance with Section 3(c) hereof within seven Business Days of receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof) and payment of the Aggregate Exercise Price, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point the Partnership’s obligation to deliver such certificate (and to issue such Common Units) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise. The Holder shall provide the Partnership written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.

4.       Adjustment to Number of Warrant Units. The number of Warrant Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)      Adjustment to Number of Warrant Units Upon Dividend, Distribution, Subdivision or Combination of Common Units. If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other limited partner interests of the Partnership payable in Common Units or Convertible Securities, or (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Partnership at any time combines (by combination, reverse split or otherwise) its outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(b)     Adjustment to Number of Warrant Units Upon a Class D Change of Control. In the event of any Class D Change of Control, each Warrant shall, immediately after such Class D Change of Control, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of other securities or assets of the Partnership or of the successor Person resulting from such Class D Change of Control, with appropriate adjustment made to the number of Warrant Units and Exercise Price as required by reference to the applicable exchange ratio or other similar mechanic that provides for the allocation of consideration, if any, to the holders of Common Units in such Class D Change of Control; and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Section 4(b) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(b) shall similarly apply to successive Class D Changes of Control. The Partnership shall not effect any such Class D Change of Control unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such Class D Change of Control, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, including the vesting provisions of Section 2, with respect to any Class D Change of Control or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant.

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(c)      Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of unit appreciation rights, phantom unit rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Units issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(c) shall decrease the number of Warrant Units issuable as otherwise determined pursuant to this Section 4.

(d)     Certificate as to Adjustment.

 (i)       As promptly as reasonably practicable following any adjustment of the number of Warrant Units pursuant to the provisions of this Section 4, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

 (ii)      As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the number of Warrant Units or the amount, if any, of other, securities or assets then issuable upon exercise of the Warrant.

(e)      Adjustment in Exercise Price. Upon any adjustment to the number of Warrant Units issuable upon exercise of this Warrant pursuant to this Section 4 (each, a “Warrant Unit Adjustment”), the Aggregate Exercise Price upon the exercise of this Warrant thereafter shall be adjusted by multiplying the Aggregate Exercise Price applicable prior to such Warrant Unit Adjustment by a fraction: the numerator of which shall be the number of Warrants Units issuable upon exercise of this Warrant immediately prior to such Warrant Unit Adjustment and the denominator of which shall be the number of Warrant Units issuable upon exercise of this Warrant immediately after such Warrant Unit Adjustment.

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(f)      Notices. In the event:

 (i)       that the Partnership shall take a record of the holders of its Common Units (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or any other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any class or any other securities, or to receive any other security; or

 (ii)     of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership; or

 (iii)    of any Class D Change of Control;

then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such Class D Change of Control or dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other securities) for securities or other property deliverable upon such Class D Change of Control or dissolution, liquidation or winding-up, and the amount per unit and character of such exchange applicable to the Warrant and the Warrant Units.

5.       Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Partnership grants, issues or sells any Common Units, Convertible Securities or rights to purchase units, warrants, securities or other property exclusively pro rata to the record holders of Common Units (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Units acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.

6.       Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. Warrants may be transferred separately from Preferred Units.

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7.       Holder Not Deemed a Unitholder; Limitations on Liability. Prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or any other distribution or be deemed the holder of limited partner interests of the Partnership for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a unitholder of the Partnership or any right to vote, give or withhold consent to any partnership action (whether any reorganization, issue of limited partner interests, reclassification of limited partner interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends, distributions or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership. Notwithstanding this Section 7, (i) the Partnership shall provide the Holder with copies of the same notices and other information given to the unitholders of the Partnership generally, contemporaneously with the giving thereof to the unitholders and (ii) the Partnership shall not amend or modify its Partnership Agreement in a manner adverse to any rights or benefits applicable to the Warrant Units thereunder.

8.       Replacement on Loss; Division and Combination.

(a)      Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.

(b)      Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.

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9.       No Impairment. The Partnership shall not, by amendment of its Certificate of Formation or Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.      Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. All Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act or the conditions for the removal of the legend set forth in Section 8.06 of the Partnership Agreement are otherwise satisfied) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

11.       Warrant Register. The Partnership (or the General Partner on its behalf) shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable document format (pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

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If to the Partnership:	NGL Energy Partners LP
6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74316
Attention: Kurston P. McMurray, General Counsel
Facsimile: (918) 481-5896
Email: Kurston.McMurray@nglep.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary and Henry Havre
Facsimile: (713) 220-4285
Email: gmoleary@huntonak.com
Email: henryhavre@huntonak.com

If to the Holder:	[●]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: John Pitts and Julian Seiguer
Facsimile: (713) 835-3601
Email:john.pitts@kirkland.com
Email: julian.seiguer@kirkland.com

13.      Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

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14.      Equitable Relief. Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

15.      Entire Agreement. This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.

16.      Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

17.      No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

18.      Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

19.      Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Partnership shall not amend, modify or supplement, or waive any provision of, any other warrant issued concurrently with this Warrant under the Purchase Agreement (the “Other Warrants”), unless the Partnership has (i) provided 10 Business Days’ prior written notice to the Holder of any such amendment, modification, supplement or waiver of any Other Warrants and (ii) if elected by the Holder, amended, modified, supplemented or waived the corresponding provision or provisions of this Warrant.

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20.      Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.      Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

22.      Submission to Jurisdiction. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address for receipt of notices pursuant to Section 12 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23.      WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

24.      Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25.      No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC,
its general partner

By:
Name:
Title:
Accepted and agreed,

[HOLDER NAME]

By:
Name:
Title:

Signature Page
to
Warrant Agreement

Exhibit A

NGL ENERGY PARTNERS LP
EXERCISE AGREEMENT

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant to which this Exercise Agreement is attached (the “Warrant”) for, and to purchase thereunder by the payment of the Aggregate Exercise Price and surrender of the Warrant, Common Units (“Warrant Units”) provided for therein, and requests that certificates for the Warrant Units be issued as follows:

Name

Address

Federal Tax or Social Security No.

A-1

and delivered by	(certified mail to the above address), or

(electronically (provide DWAC
Instructions:_______________)), or

(other _______________) (specify):.

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Units purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:          ________________, _____

Note:            The signature must correspond with

Signature:

the name of the Holder as written on the first page of this Warrant in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.	Name (please print)

Address

Federal Identification or Social Security No.

Assignee:

A-2

Exhibit B

NGL ENERGY PARTNERS LP
ASSIGNMENT

For value received                                    hereby sells, assigns and transfers unto                                          the within Warrant2, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant on the books of the within-named Partnership, with full power of substitution in the premises.

Date:

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.

2 For partial assignment, indicate portion assigned.

B-1

Exhibit H

Form of Premium Warrant

(See Attached)

NGL ENERGY PARTNERS LP

SERIES D 2019 WARRANT TO PURCHASE COMMON UNITS

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

Original	Issue Date: [____] [__], 2019	Warrant Certificate

No.: [●]

FOR VALUE RECEIVED, NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                                                                      , a                                                                  , or its registered assigns (the “Holder”) is entitled to purchase from the Partnership                       Common Units at a purchase price per Common Unit of $16.28 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof. This Warrant is one of a series of like tenor issued by the Partnership pursuant to the terms of the Class D Preferred Unit and Warrant Purchase Agreement dated as of September 25, 2019 (the “Purchase Agreement”) between the Partnership and the Purchasers named on Schedule A thereto.

1.            Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the General Partner.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the cities of New York, New York or Tulsa, Oklahoma are authorized or obligated by law or executive order to close.

“Buy-In” has the meaning set forth in Section 3(h).

“Buy-In Price” has the meaning set forth in Section 3(h).

“Class D Change of Control” has the meaning set forth in the Partnership Agreement as in effect on the date hereof.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon conversion, exercise or exchange of Convertible Securities actually outstanding at such time, including without limitation Warrants in the series issued by the Partnership pursuant to the Purchase Agreement, in each case, regardless of whether the Convertible Securities are actually convertible, exercisable or exchangeable at such time; provided, that Common Units Deemed Outstanding at any given time shall not include units owned or held by or for the account of the Partnership.

“Convertible Securities” means any warrants or other rights exercisable to subscribe for or to purchase Common Units, or any security convertible into or exchangeable for Common Units, regardless of whether the right to exercise, convert or exchange any such Convertible Securities is immediately exercisable, including without limitation Warrants in the series issued by the Partnership pursuant to the Purchase Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Exercise Agreement” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble of this Warrant.

“Fair Market Value” means, as of the Business Day (the “Reference Date”) immediately preceding the date of determination or, if resulting in a greater amount, for a period (the “Reference Period”) measured over the three consecutive Business Days ending on the Reference Date: (a) the average closing sale price of the Common Units on the Reference Date or the VWAP Price for the Reference Period, as applicable, on all domestic securities exchanges on which the Common Units may at the time be listed; (b) if there have been no sales of the Common Units on any such exchange on the Reference Date or over the Reference Period, as applicable, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of the Reference Date or the Reference Period, as applicable; (c) if on the Reference Date or over the Reference Period, as applicable, the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for the Reference Date or the Reference Period, as applicable; or (d) if there have been no sales of the Common Units on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on the Reference Date or over the Reference Period, as applicable, the average of the highest bid and lowest asked prices for Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the Reference Date or the Reference Period, as applicable; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined in good faith by the Board.

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“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” has the meaning set forth in the preamble of this Warrant.

“Original Issue Date” means [____] [__], 2019, the date on which this Warrant was issued to the first Holder by the Partnership pursuant to the Purchase Agreement.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Other Warrants” has the meaning set forth in Section 19.

“Partnership” has the meaning set forth in the preamble of this Warrant.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Preferred Units” means the Class D Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the preamble of this Warrant.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit.

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“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Unit Adjustment” has the meaning set forth in Section 4(e).

“Warrant Units” means the Common Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2 or Section 3 of this Warrant).

2.            Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time during the period beginning on the first anniversary of the Original Issue Date and ending at 5:00 p.m., Central Time, on the tenth anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Warrant Units purchasable hereunder (subject to adjustment as provided herein) as provided in Section 3. Holders may not exercise this Warrant except during the Exercise Period.

3.            Exercise of Warrant.

(a)           Vesting and Exercise Procedure. Notwithstanding anything to the contrary herein, including the vesting provisions of Section 2, the Holder may purchase all or any part of the Warrant Units purchasable upon exercise of this Warrant beginning on the earlier of (i) the first anniversary of the Original Issue Date, (ii) the consummation of a Class D Change of Control and (iii) the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership. The Holder may exercise this Warrant only upon:

(i)         surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed; and

(ii)        payment to the Partnership of the Aggregate Exercise Price in accordance with Section 3(b).

(b)          Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, only by the following methods:

(i)         by delivery to the Partnership of a certified or official bank check payable to the order of the Partnership or by wire transfer of immediately available funds to an account designated in writing by the Partnership, in the amount of such Aggregate Exercise Price;

(ii)        by instructing the Partnership to withhold a number of Warrant Units in an amount equal to the quotient of (A) the Aggregate Exercise Price and (B) the Fair Market Value of one Warrant Unit as of the Exercise Date; or

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(iii)       any combination of the foregoing.

In the event of any withholding of Warrant Units pursuant to clause (ii) or (iii) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole unit and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a Warrant Unit being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Unit as of the Exercise Date.

(c)          Delivery of Certificates. Upon receipt by the Partnership of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Partnership shall, within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a unit, as provided in Section 3(d) hereof. Certificates shall be transmitted by the Partnership’s transfer agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit / Withdrawal At Custodian system if the Holder is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Exercise Agreement. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.

(d)          Fractional Units. The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant. As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.

(e)          Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f)           Valid Issuance of Warrant and Warrant Units; Payment of Taxes. With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:

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(i)         This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)        All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid (to the extent required under applicable law and the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued without violation of any preemptive or similar rights of any unitholder of the Partnership and free and clear of all taxes, liens and charges.

(iii)       The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Units or other securities constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).

(iv)       The Partnership shall use its reasonable best efforts to cause the Warrant Units, immediately upon such exercise, to be listed on any domestic securities exchange upon which Common Units or other securities constituting Warrant Units are listed at the time of such exercise.

(v)        The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.

(g)          Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with (i) a sale of the Partnership (pursuant to a merger, sale of units, or otherwise), (ii) a sale of Common Units pursuant to a registered offering under the Securities Act or (iii) a Class D Change of Control, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, registered offering or Class D Change of Control, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction, registered offering or Class D Change of Control.

(h)          Buy-In. In addition to any other rights available to the Holder, if the Partnership fails to deliver to the Holder a certificate or certificates representing the Warrant Units in accordance with Section 3(c) hereof within seven Business Days of receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof) and payment of the Aggregate Exercise Price, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point the Partnership’s obligation to deliver such certificate (and to issue such Common Units) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise. The Holder shall provide the Partnership written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.

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4.            Adjustment to Number of Warrant Units. The number of Warrant Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)          Adjustment to Number of Warrant Units Upon Dividend, Distribution, Subdivision or Combination of Common Units. If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other limited partner interests of the Partnership payable in Common Units or Convertible Securities, or (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Partnership at any time combines (by combination, reverse split or otherwise) its outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(b)          Adjustment to Number of Warrant Units Upon a Class D Change of Control. In the event of any Class D Change of Control, each Warrant shall, immediately after such Class D Change of Control, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of other securities or assets of the Partnership or of the successor Person resulting from such Class D Change of Control, with appropriate adjustment made to the number of Warrant Units and Exercise Price as required by reference to the applicable exchange ratio or other similar mechanic that provides for the allocation of consideration, if any, to the holders of Common Units in such Class D Change of Control; and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Section 4(b) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(b) shall similarly apply to successive Class D Changes of Control. The Partnership shall not effect any such Class D Change of Control unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such Class D Change of Control, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, including the vesting provisions of Section 2, with respect to any Class D Change of Control or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant.

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(c)          Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of unit appreciation rights, phantom unit rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Units issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(c) shall decrease the number of Warrant Units issuable as otherwise determined pursuant to this Section 4.

(d)          Certificate as to Adjustment.

(i)         As promptly as reasonably practicable following any adjustment of the number of Warrant Units pursuant to the provisions of this Section 4, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)        As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the number of Warrant Units or the amount, if any, of other, securities or assets then issuable upon exercise of the Warrant.

(e)          Adjustment in Exercise Price. Upon any adjustment to the number of Warrant Units issuable upon exercise of this Warrant pursuant to this Section 4 (each, a “Warrant Unit Adjustment”), the Aggregate Exercise Price upon the exercise of this Warrant thereafter shall be adjusted by multiplying the Aggregate Exercise Price applicable prior to such Warrant Unit Adjustment by a fraction: the numerator of which shall be the number of Warrants Units issuable upon exercise of this Warrant immediately prior to such Warrant Unit Adjustment and the denominator of which shall be the number of Warrant Units issuable upon exercise of this Warrant immediately after such Warrant Unit Adjustment.

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(f)           Notices. In the event:

(i)         that the Partnership shall take a record of the holders of its Common Units (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or any other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any class or any other securities, or to receive any other security; or

(ii)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership; or

(iii)      of any Class D Change of Control;

then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such Class D Change of Control or dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other securities) for securities or other property deliverable upon such Class D Change of Control or dissolution, liquidation or winding-up, and the amount per unit and character of such exchange applicable to the Warrant and the Warrant Units.

5.            Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Partnership grants, issues or sells any Common Units, Convertible Securities or rights to purchase units, warrants, securities or other property exclusively pro rata to the record holders of Common Units (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Units acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.

6.           Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. Warrants may be transferred separately from Preferred Units.

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7.            Holder Not Deemed a Unitholder; Limitations on Liability. Prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or any other distribution or be deemed the holder of limited partner interests of the Partnership for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a unitholder of the Partnership or any right to vote, give or withhold consent to any partnership action (whether any reorganization, issue of limited partner interests, reclassification of limited partner interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends, distributions or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership. Notwithstanding this Section 7, (i) the Partnership shall provide the Holder with copies of the same notices and other information given to the unitholders of the Partnership generally, contemporaneously with the giving thereof to the unitholders and (ii) the Partnership shall not amend or modify its Partnership Agreement in a manner adverse to any rights or benefits applicable to the Warrant Units thereunder.

8.            Replacement on Loss; Division and Combination.

(a)          Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.

(b)          Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.

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9.            No Impairment. The Partnership shall not, by amendment of its Certificate of Formation or Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.          Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. All Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act or the conditions for the removal of the legend set forth in Section 8.06 of the Partnership Agreement are otherwise satisfied) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

11.          Warrant Register. The Partnership (or the General Partner on its behalf) shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable document format (pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

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If to the Partnership:	NGL Energy Partners LP 6120 South Yale Avenue Suite 805 Tulsa, Oklahoma 74316 Attention: Kurston P. McMurray, General Counsel Facsimile: (918) 481-5896 Email: Kurston.McMurray@nglep.com with a copy to (which shall not constitute notice):
Hunton Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary and Henry Havre
Facsimile: (713) 220-4285
Email: gmoleary@huntonak.com
Email: henryhavre@huntonak.com

If to the Holder:	[●]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: John Pitts and Julian Seiguer
Facsimile: (713) 835-3601
Email: john.pitts@kirkland.com
Email: julian.seiguer@kirkland.com

13.          Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

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14.          Equitable Relief. Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

15.          Entire Agreement. This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.

16.          Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

17.          No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

18.          Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

19.          Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Partnership shall not amend, modify or supplement, or waive any provision of, any other warrant issued concurrently with this Warrant under the Purchase Agreement (the “Other Warrants”), unless the Partnership has (i) provided 10 Business Days’ prior written notice to the Holder of any such amendment, modification, supplement or waiver of any Other Warrants and (ii) if elected by the Holder, amended, modified, supplemented or waived the corresponding provision or provisions of this Warrant.

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20.          Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.          Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

22.          Submission to Jurisdiction. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address for receipt of notices pursuant to Section 12 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23.          WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

24.          Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25.          No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC,
its general partner

By:
Name:
Title:

Accepted and agreed,

[HOLDER NAME]

By:
Name:
Title:

Signature Page
to
Warrant Agreement

Exhibit A

NGL ENERGY PARTNERS LP
EXERCISE AGREEMENT

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant to which this Exercise Agreement is attached (the “Warrant”) for, and to purchase thereunder by the payment of the Aggregate Exercise Price and surrender of the Warrant, Common Units (“Warrant Units”) provided for therein, and requests that certificates for the Warrant Units be issued as follows:

Name

Address

Federal Tax or Social Security No.

A-1

and delivered by	(certified mail to the above address), or

(electronically (provide DWAC
Instructions:_______________)), or

(other _______________) (specify):.

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Units purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:          ________________, _____

Note:            The signature must correspond with

Signature:

the name of the Holder as written on the first page of this Warrant in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.	Name (please print)

Address

Federal Identification or Social Security No.

Assignee:

A-2

Exhibit B

NGL ENERGY PARTNERS LP
ASSIGNMENT

For value received                                    hereby sells, assigns and transfers unto                                          the within Warrant3, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant on the books of the within-named Partnership, with full power of substitution in the premises.

Date:

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.

3 For partial assignment, indicate portion assigned.

Exhibit I

Form of Class D Preferred Unit Representative Consent

[Date]

[EIG Neptune Equity Aggregator, L.P.]4, a Delaware partnership, in its capacity as the Class D Preferred Unit Representative, as such term is defined in the Sixth Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), dated as of July 2, 2019 (the “Partnership Agreement”), hereby consents to (i) the issuance and sale of Class D Preferred Units of the Partnership pursuant to the Partnership’s privately negotiated Class D Preferred Unit and Warrant Purchase Agreement, dated as of September 25, 2019, by and among the Partnership and each of the Purchasers set forth on Schedule A thereto (the “Purchase Agreement”), and (ii) the amendment and restatement of the Partnership Agreement pursuant to the Purchase Agreement, in satisfaction of the Class D Preferred Unit Representative consent requirements contained in the Partnership Agreement.

IN WITNESS WHEREOF, the undersigned executes this Class D Preferred Unit Representative Consent, effective as of the date first above written.

[EIG NEPTUNE EQUITY AGGREGATOR, L.P.

By:	EIG Neptune Equity GP, LLC, its general partner

By:	EIG Asset Management, LLC, its managing member

By:
Name:	Brian Boland
Title:	Managing Director

By:
Name:
Title:	]

4 [NTD: To be updated if Class D Preferred Unit Representative has changed.]